Exhibit 10.1

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF August 18, 2022

AMONG

RPT REALTY, L.P., AS BORROWER,

AND

KEYBANK NATIONAL ASSOCIATION, AS ADMINISTRATIVE AGENT,

AND

KEYBANC CAPITAL MARKETS INC., BMO CAPITAL MARKETS,
CAPITAL ONE, NATIONAL ASSOCIATION, AND JPMORGAN CHASE BANK, N.A.,
AS JOINT-LEAD ARRANGERS AND JOINT BOOKRUNNERS,

AND

TRUIST SECURITIES, INC., AND
REGIONS CAPITAL MARKETS,
AS JOINT-LEAD ARRANGERS,

AND

BMO HARRIS BANK, N.A.,
CAPITAL ONE, NATIONAL ASSOCIATION, AND JPMORGAN CHASE BANK, N.A.,
AS SYNDICATION AGENTS,

AND

TRUIST BANK, AND
REGIONS BANK,
AS DOCUMENTATION AGENTS

AND

CERTAIN LENDERS
FROM TIME TO TIME PARTIES HERETO,
AS LENDERS

TABLE OF CONTENTS
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- ii -

- iii -

- iv -

SCHEDULE I Commitments
SCHEDULE 1 Unencumbered Pool Properties
SCHEDULE 2 Subsidiary Guarantors as of Agreement Effective Date
SCHEDULE 3 Existing Letters of Credit
SCHEDULE 4 Existing NPAs
SCHEDULE 5 Specified Qualifying JV Assets
SCHEDULE 6.31 Property of REIT

EXHIBIT A Applicable Margin and Facility Fee Percentage
EXHIBIT B Form of Note
EXHIBIT C Form of Amendment Regarding Increase
EXHIBIT D Form of Compliance Certificate
EXHIBIT E Form of Guaranty
EXHIBIT F [Intentionally Omitted]
EXHIBIT G Form of Borrowing Notice
EXHIBIT H-1 Form of U.S. Tax Compliance Certificate
EXHIBIT H-2 Form of U.S. Tax Compliance Certificate
EXHIBIT H-3 Form of U.S. Tax Compliance Certificate
EXHIBIT H-4 Form of U.S. Tax Compliance Certificate
EXHIBIT I Form of Assignment Agreement

- v -

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

This Sixth Amended and Restated Credit Agreement (the “Agreement”) dated as of August 18, 2022, is among RPT REALTY, L.P. (formerly known as Ramco-Gershenson Properties, L.P.), a limited partnership organized under the laws of the State of Delaware (the “Borrower”), KEYBANK NATIONAL ASSOCIATION, a national banking association, and the several banks, financial institutions and other entities from time to time parties to the Agreement (collectively, the “Lenders”), and KEYBANK NATIONAL ASSOCIATION, not individually, but as “Administrative Agent”.
RECITALS
A.The Borrower is primarily engaged in the business of purchasing, owning, operating, leasing and managing retail properties.
B.The REIT is qualified as a real estate investment trust under Section 856 of the Code.
C.The Borrower and certain of the Lenders are parties to that certain Fifth Amended and Restated Credit Agreement dated as of November 6, 2019 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing Credit Agreement”), pursuant to which the lenders thereunder have made available to the Borrower a $350,000,000 revolving credit facility and certain term loan facilities in the aggregate principal amount of $310,000,000, in each case, on the terms and conditions set forth therein.
D.This Agreement and the other Loan Documents, taken as whole, constitute an amendment and restatement of the Existing Credit Agreement and an amendment of the other loan documents thereunder and not a novation, and the parties intend that all Advances outstanding thereunder shall continue to be Advances hereunder as provided herein until repaid.
E.The Borrower has requested that the Administrative Agent and the Lenders enter into this Agreement to amend and restate the Existing Credit Agreement to (i) extend the Facility Termination Date, (ii) increase the amount of the revolving credit facility, (iii) add additional term loan facilities, and (iv) modify certain of the other terms thereof. The Administrative Agent and those existing and new Lenders, if any, executing this Agreement have agreed to do so on the terms set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree that the Existing Credit Agreement is amended and restated in their entirety as follows:
ARTICLE I.
DEFINITIONS
As used in this Agreement:
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any partnership, limited liability company, firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding partnership or membership interests of a partnership or limited liability company.
“Additional Term Loans” is defined in Section 2.22(b).
“Adjusted Daily Simple SOFR” means an interest rate per annum equal to the greater of (1) the sum of (a) Daily Simple SOFR and (b) the SOFR Index Adjustment and (2) the Floor.
“Adjusted EBITDA” means, as of any date, the Consolidated Net Income for the most recent four (4) full fiscal quarters of the Borrower for which financial results have been reported, as adjusted, without duplication, by (i) adding or deducting for, as appropriate, any adjustment made under GAAP for straight lining of rents, gains or losses from sales of assets (including, for the avoidance of doubt, Capital Stock in Investment Affiliates), extraordinary items, impairment and other non-cash charges, depreciation, amortization, interest expenses, taxes and the Consolidated Group Pro Rata Share of such foregoing items described in this clause (i) in Investment Affiliates; and (ii) deducting therefrom the Capital Expenditure Reserve Deduction for such period.
“Adjusted Term SOFR” means, for any Interest Period, an interest rate per annum equal to the greater of (1) sum of (a) Term SOFR for such Interest Period and (b) the SOFR Index Adjustment and (2) the Floor.
“Adjusted Unencumbered Pool NOI” means, as of any date, the then‑current Unencumbered Pool Property NOI less the Capital Expenditure Reserve Deduction for the then‑current Unencumbered Pool Properties.
“Administrative Agent” means KeyBank National Association in its capacity as agent for the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.
“Administrative Agent’s Head Office” means the Administrative Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Administrative Agent may designate from time to time by notice to the Borrower and the Lenders.
“Advance” means a borrowing hereunder, (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans made by one or more of the Lenders to the Borrower of the same Type and Class and, in the case of Term SOFR Loans, for the same Interest Period.
“Affected Financial Institution” means any (a) EEA Financial Institution or (b) UK Financial Institution.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person, provided, however, in no event shall Administrative Agent or Lender be an Affiliate of the Borrower. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agent” means KeyBank National Association, acting as Administrative Agent for the Lenders, its successors and assigns.
“Aggregate Commitment” means, as of any date, the aggregate amount of the then‑current Term Loan A-1 Commitments, Term Loan A-2 Commitments, Term Loans A-3, Term Loan A-4 Commitments, Commitment for Additional Term Loans and Revolving Commitments of all the Lenders, which is, as of the Agreement Effective Date, $810,000,000, as such amount may be increased pursuant to Section 2.22 hereof.
“Agreement” is defined in the Recitals hereto.
“Agreement Effective Date” means the date this Agreement has been fully executed and delivered by the Borrower and the Lenders and the conditions set forth in Section 4.1 have been fulfilled or waived in accordance with the terms hereof.
“Alternate Base Rate” means, for any day, an interest rate per annum equal to the greatest of (i) the rate of interest in effect for such day as established from time to time by the Administrative Agent as its “prime rate”, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit, (ii) one-half of one percent (0.5%) above the Federal Funds Effective Rate, (iii) Term SOFR for a one month tenor in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus one percent (1.0%), or (iv) one percent (1.0%). Any change in the Alternate Base Rate due to a change in the prime rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the prime rate, the Federal Funds Effective Rate or Term SOFR, respectively.
“Amendment Regarding Increase” means an Amendment Regarding Increase substantially in the form of Exhibit C attached hereto pursuant to which an existing Lender or a new Lender provides a new Commitment, increases an existing Commitment, makes a new Term Loan or increases the amount of any existing Term Loan, as the case may be, as contemplated by Section 2.22.
“Applicable Margin” means the applicable margin set forth in the pricing schedules contained in Exhibit A attached hereto used in calculating the interest rate applicable to the various Classes and Types of Advances, subject to the conditions set forth in Exhibit A with respect to the effective date of changes in such applicable margins.
“Approved Qualifying JV Entity Organizational Document” has the meaning given in the definition of Specified Qualifying JV Entity.
“Arrangers” means collectively the Lead Arrangers and Bookrunners and Truist Securities, Inc., and Regions Capital Markets, and their respective successors.
“Article” means an article of this Agreement unless another document is specifically referenced.
“Authorized Officer” means any of the President, Chief Financial Officer and Chief Operating Officer, or any of the Chairman and Chief Executive Officer, or the Chief Accounting Officer or any Executive Vice President of the REIT, or any other executive officer or authorized agent approved by the Administrative Agent on behalf of the Lenders acting singly.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement, or (y)

otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.3(c).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament of the Council of the European Union, the implementing law, regulation or rule for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their Affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, with respect to (a) any Daily Simple SOFR Loan, Daily Simple SOFR, and (b) any Term SOFR Loan, Term SOFR; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.3(c).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event for the then-current Benchmark, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in U.S. Dollars at such time and (ii) the related Benchmark Replacement Adjustment, if any; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), if any, that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. Dollar denominated syndicated credit facilities.
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:
(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to the then-current Benchmark, the occurrence of one or more of the following events with respect to such Benchmark:
(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, with respect to any Benchmark, in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the

90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means, with respect to any then-current Benchmark, the period (if any) (i) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(c) and (ii) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.3(c).
“Beneficial Ownership Certification” means as to Borrower, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation which is otherwise in form and substance satisfactory to the Administrative Agent or any Lender requesting the same.
“Beneficial Ownership Regulation” means 31 C.F.R. Section 1010.230.
“BHC Act Affiliate” means with respect to any Person, an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
“Borrower” is defined in the Recitals hereto.
“Borrowing Date” means a date on which an Advance is made hereunder (which, for the avoidance of doubt, is not the date on which a previously funded Advance is converted or continued hereunder).
“Borrowing Notice” is defined in Section 2.9.
“Business Day” means (i) any day other than Saturday, Sunday or any other day on which commercial banks in Cleveland, Ohio or New York, New York are authorized or required by law to close and (ii) with respect to any matters relating to SOFR Loans, a SOFR Business Day.
“Capital Expenditure Reserve Deduction” means, with respect to any group of Projects as of any date, $0.10 per annum per gross leaseable square foot of such Projects, times either (A) in the case of calculation of Adjusted EBITDA, as to each Project, the weighted average square footage of such Projects owned by the Consolidated Group at any time during the most recent four (4) fiscal quarters of Borrower for which financial results have been reported or (B) in the case of the calculation of Adjusted Unencumbered Pool NOI, as to each Project, the square footage of such Projects included in the Unencumbered Pool as of such date.
“Capital Improvement Project” means with respect to any Project now or hereafter owned by the Borrower or any of its Subsidiaries which is utilized principally for shopping centers, capital improvements consisting of rehabilitation, refurbishment, replacement, expansions or improvements (including related amenities) to the existing buildings on such Project and/or capital additions, repairs, resurfacing and replacements in the common areas of such Project and related or similar activities all of which may be properly capitalized under GAAP.
“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants or options to purchase any of the foregoing.
“Capitalization Rate” means six and one-half percent (6.50%).

“Capitalized Lease” of a Person means any lease of Property imposing obligations on such Person, as lessee thereunder, which are required in accordance with GAAP to be capitalized on a balance sheet of such Person.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.
“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank or the Revolving Lenders, as collateral for Facility Letter of Credit Obligations or obligations of the Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, cash or deposit account balances or, if the Administrative Agent and the Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentally thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar denominated time and demand deposits and certificates of deposit of (i) any Lender or any of its Affiliates; (ii) any domestic commercial bank having capital and surplus in excess of $500,000,000 or (iii) any bank whose short-term commercial paper rating from S&P is at least A-2 or the equivalent thereof or from Moody’s is at least P-2 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than two (2) years from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s and maturing within one (1) year of the date of acquisition, (d) repurchase agreements with a bank or trust company (including any of the Lenders) or securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which Borrower or their Subsidiaries shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions having capital of at least $500,000,000 and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).
“Change” is defined in Section 3.2.
“Change in Control” means the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the REIT.
“Class” means (a) when used with respect to a Commitment refers to whether such Commitment is a Revolving Commitment, a Term Loan A-1 Commitment, a Term Loan A-2 Commitment, a Term Loan A-3 Commitment, a Term Loan A-4 Commitment or a Commitment for an Additional Term Loan, (b) when used with respect to any Advance or Loan, refers to whether such Advance or Loan is a Revolving Advance, or a Term Advance, or the Loans comprising such Advance are Revolving Loans, Term Loans A-1, Term

Loans A-2, Term Loans A-3, Term Loans A-4 or Additional Term Loans, and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.
“CME” means CME Group Benchmark Administration Ltd.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
“Commitment” means for each Lender collectively, such Lender’s Revolving Commitment, Term Loan A-1 Commitment, Term Loan A-2 Commitment, Term Loan A-3 Commitment, Term Loan A-4 Commitment and any Commitment in connection with Additional Term Loans, if any.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section1 et seq.), as amended from time to time, and any successor statute.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D attached hereto executed by an Authorized Officer of the REIT, on behalf of the Borrower.
“Conforming Changes” means, with respect to either the use or administration of Daily Simple SOFR or Term SOFR, or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Floating Rate”, the definition of “Business Day,” the definition of “SOFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides, in consultation with the Borrower, is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Debt Service” means, for any period, without duplication, (a) Consolidated Interest Expense for such period plus (b) the aggregate amount of scheduled principal payments attributable to Consolidated Outstanding Indebtedness (excluding optional principal payments, principal payments contingent on excess cash flow from a related Project and balloon payments made at maturity in respect of any such Indebtedness), plus (c) a percentage of all such principal payments made during such period by any Investment Affiliate on Indebtedness taken into account in calculating Consolidated Interest Expense, equal to the greater of (x) the percentage of the principal amount of such Indebtedness for which any member of the Consolidated Group is liable and (y) the Consolidated Group Pro Rata Share of such Investment Affiliate.
“Consolidated Group” means the Borrower and all Subsidiaries which are consolidated with it for financial reporting purposes under GAAP.

“Consolidated Group Pro Rata Share” means, with respect to any Investment Affiliate, the percentage of the total equity ownership interests held by the Consolidated Group in the aggregate, in such Investment Affiliate determined by calculating the greater of (i) the percentage of the issued and outstanding stock, partnership interests or membership interests in such Investment Affiliate held by the Consolidated Group in the aggregate and (ii) the percentage of the total book value of such Investment Affiliate that would be received by the Consolidated Group in the aggregate, upon liquidation of such Investment Affiliate, after repayment in full of all Indebtedness of such Investment Affiliate.
“Consolidated Interest Expense” means, for any period without duplication, the sum of (a) the amount of interest expense, determined in accordance with GAAP, of the Consolidated Group for such period attributable to Consolidated Outstanding Indebtedness during such period (excluding prepayment penalties and costs associated with early extinguishment of debt, to the extent constituting interest expense in accordance with GAAP) plus (b) the applicable Consolidated Group Pro Rata Share of any interest expense, determined in accordance with GAAP, of each Investment Affiliate, for such period, whether recourse or non-recourse.
“Consolidated Net Income” means, for any period, consolidated net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated NOI” means, as of any date, for any entity or group of entities without duplication, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported from all Projects owned by such entity or group of entities as of the end of such period of four (4) fiscal quarters.
“Consolidated Outstanding Indebtedness” means, as of any date of determination, without duplication, the sum of (a) all Indebtedness of the Consolidated Group outstanding at such date, determined on a consolidated basis in accordance with GAAP (whether recourse or non-recourse), plus, without duplication, (b) the applicable Consolidated Group Pro Rata Share of any Indebtedness of each Investment Affiliate other than Indebtedness of such Investment Affiliate to a member of the Consolidated Group.
“Construction in Progress” means, as of any date, the book value of any Projects then under development provided that a Project will be considered Construction in Progress until such time as (i) certificates of occupancy permitting occupancy have been obtained for all tenants open for business and in any event for not less than fifty percent (50%) of the gross leasable area of such development or phase (excluding outlots) (it being agreed that Borrower shall receive a credit against such occupancy requirement for any space to be occupied by an anchor that has been conveyed to such anchor) or the Borrower has delivered to the Administrative Agent other evidence satisfactory to the Administrative Agent indicating that such occupancy of such development is lawful, and (ii) the gross income from the operation of such Project or phase on an accrual basis shall have equaled or exceeded operating costs on an accrual basis for three (3) months.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the REIT or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Conversion/Continuation Notice” is defined in Section 2.10.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. Section 382.2(b).

“Covered Party” is defined in Article XVIII.
“Credit Rating” means, as of any date of determination, the higher of the credit ratings (or their equivalents) then assigned to REIT’s long-term senior unsecured non-credit enhanced debt by any of the Rating Agencies. A credit rating of BBB- from S&P or Fitch is equivalent to a credit rating of Baa3 from Moody’s and vice versa. A credit rating of BBB from S&P or Fitch is equivalent to a credit rating of Baa2 from Moody’s and vice versa. It is the intention of the parties that if REIT shall only obtain a credit rating from S&P, Moody’s or Fitch without seeking a credit rating from the other Rating Agencies, the Borrower shall be entitled to the benefit of the Credit Rating Level for such credit rating. If REIT shall have obtained a credit rating from at least two of the Rating Agencies, the highest of the obtained ratings shall control, provided that the next highest rating is only one level below that of the highest rating. If the next highest rating is more than one level below that of the highest credit rating, the operative rating would be deemed to be one rating level higher than the lower of the two ratings. In the event that REIT shall have obtained a credit rating from any of the Rating Agencies and shall thereafter cease to have a rating from any of S&P, Moody’s or Fitch (whether as a result of a withdrawal, suspension, election to not obtain a rating, or otherwise) such that REIT does not have a credit rating from any of S&P, Moody’s or Fitch, the REIT shall be deemed for the purposes hereof not to have a credit rating. If at any time any of the Rating Agencies shall no longer perform the functions of a securities rating agency, then the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and pending such amendment, the Credit Rating of the other of the Rating Agencies, if one has been provided, shall continue to apply.
“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum (rounded in accordance with the Administrative Agent’s customary practice) equal to SOFR for the day (such day, the “SOFR Determination Day”) that is five (5) SOFR Business Days prior to (i) if such SOFR Rate Day is a SOFR Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a SOFR Business Day, the SOFR Business Day immediately preceding such SOFR Rate Day, in each case, as and when SOFR for such SOFR Rate Day is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) SOFR Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding SOFR Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided, that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Daily Simple SOFR Advance” means an Advance comprised of Daily Simple SOFR Loans.
“Daily Simple SOFR Loan” means each Loan bearing interest at a rate based upon Daily Simple SOFR.
“Default Rights” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. Sections 252.81, 47.2 or 382.1, as applicable.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means an event described in Article VII.
“Default Rate” means the interest rate which may apply during the continuance of a Default pursuant to Section 2.12.
“Defaulting Lender” means, subject to Section 10.14(f), (a) any Lender that has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, the Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including, with respect to a Revolving Lender, in respect of its participation in Facility Letters of Credit) within two Business Days of the date when due, (b) any Revolving Lender that has notified the Borrower, the Administrative Agent, and, if applicable, the Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder or under other agreements in which it commits to extend credit, or has made a public statement to that effect (unless (1) such writing has been delivered to Borrower, Administrative Agent and, if applicable, the Issuing Bank, and (2) such writing or public statement relates solely to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement and, in the case of a writing, shall be accompanied by reasonably detailed documented evidence supporting such determination) cannot be satisfied), (c) any Revolving Lender that has failed, within two Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon timely receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) any Lender that has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 10.14(f)) upon delivery of written notice of such determination to the Borrower, the Issuing Bank and each Lender.
“Designated Person” is defined in Section 5.29.
“Dollars” or “$” means the lawful currency of the United States of America.
“Earned Management Fees” means, collectively, all fees and income earned by the Borrower and its Subsidiaries for the applicable period in connection with the management development and operation of a property including, without limitation, all property management fees, asset management fees, leasing and sales commissions, development fees, construction management fees, tenant coordination fees, legal fees, accounting fees, tax preparation fees, consulting fees, and financing or debt placement fees.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) with respect to (i) any Revolving Lender, another Revolving Lender, and (ii) any Term Lender, another Lender, (b) with respect to (i) any Revolving Lender, any Affiliate of that Lender or fund related to such Lender, and (ii) any Term Lender, any Affiliate of a Lender or fund related to a Lender, (c) any commercial bank having a combined capital and surplus of $5,000,000,000 or more, (d) the central bank of any country which is a member of the Organization for Economic Cooperation and Development, (e) any savings bank, savings and loan association or similar financial institution which (A) has a net worth of $500,000,000 or more, (B) is regularly engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank, and (f) any other financial institution (including a mutual fund or other fund) approved by the Administrative Agent and, unless a Default shall have occurred and be continuing, in the case of any assignment other than pursuant to clauses (a) or (b), Borrower (such approval not to be unreasonably withheld or delayed, and the failure of Borrower to expressly grant or deny any such approval within five (5) days after written request being deemed to be the grant of such approval) having total assets of $500,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (e) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and (ii) be exempt from withholding of tax on interest. Notwithstanding anything herein to the contrary, at no time shall REIT, Borrower, their Affiliates, or any Subsidiary thereof, be considered an “Eligible Assignee.”
“Environmental Laws” means any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health or the environment, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to the Borrower or any Subsidiaries or any of its respective assets or Projects.
“Equity Offering” means the issuance and sale by the Borrower or any Guarantor of any equity securities of the Borrower or such Guarantor.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.
“Erroneous Payment” is defined in Section 10.16(a).
“Erroneous Payment Subrogation Rights” is defined in Section 10.16(d).

“ESG” is defined in Section 8.2(c).
“ESG Amendment” is defined in Section 8.2(c).
“ESG Pricing Provisions” is defined in Section 8.2(c).
“ESG Ratings” is defined in Section 8.2(c).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Excluded Hedge Obligation” means with respect to any Guarantor, any Related Swap Obligation, if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Related Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Future Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Related Swap Obligation. If a Related Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Related Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Subsidiary” means any Subsidiary of the Borrower which is prohibited from guaranteeing the Indebtedness of any other Person pursuant to (i) any document, instrument or agreement evidencing Secured Indebtedness of such Subsidiary or (ii) a provision of such Subsidiary’s organizational documents, included as a condition to the extension of such Secured Indebtedness.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20 as a result of costs sought to be reimbursed pursuant to Section 3.5) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.5(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Existing Letters of Credit” means the Letters of Credit issued by Issuing Bank and described on Schedule 3 hereto.
“Existing NPAs” means the Note Purchase Agreements described on Schedule 4 hereto.
“Existing Term A-4 Loans” is defined in Section 2.1(b).

“Existing Term A-5 Loans” is defined in Section 2.1(b).
“Exiting Lender” is defined in the signature pages hereto.
“Facility Fee” is defined in Section 2.5.
“Facility Fee Percentage” means, as of any date, the percentage set forth in the column headed “Facility Fee Percentage (Revolver-Leverage)” or “Facility Fee Percentage (Revolver-Investment Grade)” on Exhibit A, as applicable, that is in effect on such date.
“Facility Letter of Credit” means a Letter of Credit issued hereunder.
“Facility Letter of Credit Fee” is defined in Section 2A.8(a).
“Facility Letter of Credit Obligations” means, as at the time of determination thereof, all liabilities, whether actual or contingent, of the Borrower with respect to Facility Letters of Credit, including the sum of (a) the Reimbursement Obligations and (b) the aggregate undrawn face amount of the then outstanding Facility Letters of Credit.
“Facility Letter of Credit Sublimit” means $50,000,000.
“Facility Obligations” means all Obligations other than the Related Swap Obligations.
“Facility Termination Date” means the Revolving Facility Termination Date or the Term Facility Termination Date for a Class of Term Loans, as the case may be.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate”, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transaction received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent. If the Federal Funds Effective Rate determined as provided above would be less than zero, the Federal Funds Effective Rate shall be deemed to be zero except with respect to a Loan that is subject to a Financial Contract that exists as of the date of this Agreement and which has been disclosed in writing to the Administrative Agent but only until the expiration of such Financial Contract.
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.
“Fee Letter” is defined in Section 2.6.

“Financeable Ground Lease” means, a ground lease reasonably satisfactory to the Administrative Agent on behalf of the Lenders, which must provide customary protections for a potential leasehold mortgagee (“Mortgagee”) such as (i) a remaining term, including any optional extension terms exercisable unilaterally by the tenant, of no less than 25 years, (ii) a provision that the ground lease will not be terminated until the Mortgagee has received notice of a default, has had a reasonable opportunity to cure and has failed to do so, (iii) provision for a new lease to the Mortgagee as tenant on the same terms if the ground lease is terminated for any reason, (iv) transferability of the tenant’s interest under the ground lease by the Mortgagee without any requirement for consent of the ground lessor unless based on delivery of customary assignment and assumption agreements from the transferor and transferee, (v) the ability of the tenant to mortgage tenant’s interest under the ground lease without any requirement for consent of the ground lessor and (vi) provisions that the tenant under the ground lease (or the leasehold mortgagee) has customary protections with respect to the application of insurance proceeds or condemnation awards attributable to the tenant’s interest under the ground lease and related improvements. Notwithstanding the foregoing, (x) the Borrower’s ground lease of Buttermilk Towne Center shall be deemed to be a Financeable Ground Lease provided that Borrower at all times is the owner and holder of the bonds referred to therein, (y) Ramco Centennial Shops LLC’s ground lease of Centennial Shops shall be deemed a Financeable Ground Lease, and (z) the ground lease of Stop and Shop located in Dedham, MA shall be deemed to be a Financeable Ground Lease.
“Financial Contract” of a Person means (i) any exchange—traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, or (ii) any Rate Management Transaction.
“Financial Undertaking” of a Person means any agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options.
“Fitch” means Fitch Ratings, Inc., and any successor thereto.
“Fixed Charge Coverage Ratio” means (i) Adjusted EBITDA divided by (ii) the sum of (A) Consolidated Debt Service for the most recent four (4) fiscal quarters for which financial results of Borrower have been reported, plus (B) all Preferred Dividends, if any, payable with respect to such four (4) fiscal quarters. Additionally, for the purposes of calculating Adjusted EBITDA under this definition, Adjusted EBITDA attributable to any Redevelopment Property shall be included even if such Redevelopment Property is then being valued at cost for the purposes of calculating Borrower’s Total Asset Value. For the purposes of this definition, Adjusted EBITDA and Consolidated Debt Service attributable to any Project and the principal indebtedness repaid as a part of such sale shall be excluded from the calculations when such Project is sold; provided that if the Borrower shall transfer such Project to an Investment Affiliate, then the Adjusted EBITDA and Consolidated Debt Service attributable to such Project and any principal repaid as part of such sale shall continue to be included for the calculation of the Fixed Charge Coverage Ratio for the period in which the Borrower owned such Project, and the Consolidated Group Pro Rata Share shall be included in the calculation of Adjusted EBITDA and Consolidated Debt Service as provided in this Agreement for the period during which such Project is owned by such Investment Affiliate.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for such day, in each case changing when and as the Alternate Base Rate and Applicable Margin change.

“Floating Rate Advance” means an Advance of a Class which bears interest at the Floating Rate for such Class.
“Floating Rate Loan” means a Loan of a Class which bears interest at the Floating Rate for such Class.
“Floor” means a rate of interest equal to 0.0% per annum.
“Foreign Lender” means, if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
“Fronting Exposure” means, at any time there is a Defaulting Lender that is a Revolving Lender, with respect to the Issuing Bank, such Defaulting Lender’s Revolving Percentage of the outstanding Facility Letter of Credit Obligations with respect to Facility Letters of Credit other than Facility Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 6.1.
“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law, and including any supra-national bodies such as the European Union or the European Central Bank.
“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any Letter of Credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of liabilities under any interest rate lock agreement utilized to facilitate Secured Indebtedness of another member of the Consolidated Group or an Investment Affiliate. The amount of any Guarantee Obligation of any guaranteeing Person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that (x) in the absence of any such stated amount or stated liability, or if such liability is conditioned upon the taking of certain actions or the occurrence of certain conditions beyond non-payment or non-performance by the primary obligor, such as liability under non-recourse carveout guaranties, the amount of such Guarantee Obligation shall be such guaranteeing Person’s reasonably anticipated liability in respect thereof as determined by the Borrower in good faith with respect to any such Guarantee Obligations of the Consolidated Group and (y) the liability under any completion guaranty shall equal the remaining costs to complete the applicable construction project in excess of construction loan or mezzanine loan proceeds available therefor and any equity deposited or invested for the payment of such costs.
“Guarantor” means individually or collectively the REIT and the Subsidiary Guarantors.
“Guaranty” means the guaranty substantially in the form of Exhibit E attached hereto and executed and delivered pursuant to this Agreement, including any joinders executed by REIT, the Subsidiary Guarantors as of the date of this Agreement, and any additional Subsidiary Guarantors, if any after the Agreement Effective Date.
“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money including without limitation any repurchase obligation or liability of such Person with respect to securities, accounts or notes receivable sold by such Person, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), in each case evidenced by a binding agreement (excluding premiums or discounts on debt required to be recognized under GAAP), (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated Indebtedness of the Consolidated Group, Guarantee Obligations of one member of the Consolidated Group in respect of primary obligations of any other member of the Consolidated Group), (g) all reimbursement obligations of such Person for letters of credit and other contingent liabilities, (h) any Net Mark‑to-Market Exposure, (i) all subordinated debt and (j) all liabilities of the type set forth in clauses (a) through (i) secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.
“Intellectual Property” is defined in Section 5.21(i).
“Interest Period” means, with respect to each Term SOFR Advance, a period of one, three or six months as selected by the Borrower in the applicable Borrowing Notice or Conversion/Continuation Notice; provided, however, that (i) the initial Interest Period for any Advance of a SOFR Loan shall commence on the date of such Advance (the date of an Advance resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Advance shall commence on the first day after the last day of the next preceding Interest Period; (ii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (iii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) no Interest Period for any SOFR Loan may be selected that would end after the Revolving Facility Termination Date or the Term Facility Termination Date, as the case may be; and (v) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not pursuant to the terms of this Agreement) elect a new Interest Period to be applicable to the respective Advance of SOFR Loans as provided above, then (x) if the Borrower has failed to so elect a new Interest Period, the Borrower shall be deemed to have elected an Interest Period of one month for such Advance (provided the Borrower is then able to select a one month Interest Period pursuant to the terms of this Agreement) and (y) if the Borrower may not elect a new Interest Period pursuant to the terms of this Agreement, the Borrower shall be deemed to have elected to convert such Advance to a Floating Rate Loan effective as of the expiration date of such current Interest Period.
“Investment” of a Person means any Property owned by such Person, including without limitation, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the stock, partnership interests, notes, debentures or other securities of any other Person made by such Person.
“Investment Affiliate” means any Person in which the Consolidated Group, directly or indirectly, has made an Investment and whose financial results are not consolidated under GAAP with the financial results of the Consolidated Group.
“Investment Grade Rating” means a Credit Rating of BBB– or higher from either of S&P or Fitch or Baa3 or higher from Moody’s, respectively.
“Investment Grade Rating Date” means, at any time after the REIT has received an Investment Grade Rating from any of S&P, Moody’s or Fitch, the date specified by the Borrower in a written notice to the Administrative Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin and Facility Fee determined based on the REIT’s Credit Rating as set forth in the “Facility Fee Percentage (Revolver-Investment Grade)” on Exhibit A.
“Issuance Date” is defined in Section 2A.4(a)(ii).
“Issuance Notice” is defined in Section 2A.4(c).
“Issuing Bank” means, with respect to each Facility Letter of Credit, the Revolving Lender which issues such Facility Letter of Credit. The Administrative Agent shall be the Issuing Bank.
“KeyBank” means KeyBank National Association.
“KPIs” is defined in Section 8.2(c).
“Law” means all applicable provisions of constitutions, statutes, rules, regulations, guidelines and orders of all Governmental Authorities and all orders and decrees of all courts, tribunals and arbitrators.
“Lead Arrangers and Bookrunners” means collectively KeyBanc Capital Markets Inc., BMO Capital Markets, Capital One, National Association and JPMorgan Chase Bank, N.A., and their respective successors.
“Lender Hedge Provider” means with respect to any Related Swap Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was a Lender or an Affiliate of a Lender.

“Lenders” means the lending institutions listed on the signature pages hereof, their respective successors and assigns, and any other lending institutions that subsequently become parties to this Agreement.
“Lending Installation” means, with respect to a Lender, any office, branch, subsidiary or affiliate of such Lender.
“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.
“Letter of Credit Collateral Account” is defined in Section 2A.9.
“Letter of Credit Request” is defined in Section 2A.4(a).
“Leverage Ratio” means (a) the sum of (i) Consolidated Outstanding Indebtedness minus (ii) the amount of Unrestricted Cash and Cash Equivalents of the Consolidated Group as of the end of the preceding fiscal quarter divided by (b) Total Asset Value, expressed as a percentage.
“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“LLC Division” means in the event any Borrower or any Guarantor is a limited liability company, (i) the division of any such Borrower or any such Guarantor into two or more newly formed limited liability companies (whether or not any such Borrower or any such Guarantor is a surviving entity following any such division) pursuant to, in the event any such Borrower or any such Guarantor is organized under the laws of the State of Delaware, Section 18-217 of the Delaware Limited Liability Company Act or, in the event any such Borrower or any such Guarantor is organized under the laws of a State or Commonwealth of the United States (other than Delaware) or of the District of Columbia, any similar provision under any similar act governing limited liability companies organized under the laws of such State or Commonwealth or of the District of Columbia, or (ii) the adoption of a plan contemplating, or the filing of any certificate with any applicable Governmental Authority that results or may result in, any such division.
“Loan” means, with respect to a Lender, such Lender’s portion of any borrowing hereunder by the Borrower.
“Loan Documents” means this Agreement, the Guaranty, the Notes and any other document from time to time evidencing or securing indebtedness incurred by the Borrower under this Agreement, as any of the foregoing may be amended or modified from time to time.
“Management Fees”, means, with respect to each Project for any period, an amount equal to the greater of (i) actual management fees payable with respect thereto and (ii) three percent (3%) per annum on the aggregate base rent and percentage rent due and payable under leases at such Project.
“Marketable Securities” means Investments in Capital Stock or debt securities issued by any Person (other than an Investment Affiliate) which are publicly traded on a national exchange, excluding Cash Equivalents.

“Material Acquisition” means any Acquisition by the Borrower or any Subsidiary in which the assets acquired exceed 10.0% of the consolidated total assets of the Borrower and its Subsidiaries determined under GAAP as of the last day of the most recently ending fiscal quarter of the Borrower for which financial statements are publicly available.
“Material Adverse Effect” means a material adverse effect on (i) the business, property or condition (financial or otherwise) of the REIT and its Subsidiaries taken as a whole, (ii) the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents. A material adverse effect on the validity or enforceability of the Guaranty solely with respect to one or more Subsidiary Guarantors that do not, individually or collectively, constitute Material Subsidiaries shall not be a Material Adverse Effect hereunder, except to the extent the same would result in a Material Adverse Effect pursuant to either clause (i) or (ii) above.
“Material Subsidiary” means, at any time of determination, (a) any individual Subsidiary to which more than five percent (5%) of then-current Total Asset Value is directly or indirectly attributable and (b) each Subsidiary in a group of Subsidiaries (the “Group”) to which more than five percent (5%) of then-current Total Asset Value is directly attributable on a collective basis to such Group, but only as and to the extent that there is a material adverse effect on the validity or enforceability of the Guaranty with respect to all Subsidiaries in such Group.
“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, radon gas, or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, asbestos-containing materials, mold, polychlorinated biphenyls and urea-formaldehyde insulation.
“Maximum Legal Rate” means the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or in the Note or other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions hereof.
“Moody’s” means Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.
“Negative Pledge” means, with respect to a given asset, any provision of a document, instrument or agreement (other than any Loan Document) which prohibits or purports to prohibit the creation or assumption of any Lien on such asset as security for Indebtedness of the Person owning such asset or any other Person; provided, however, that the following shall not constitute a Negative Pledge: (i) an agreement that conditions a Person’s ability to encumber its assets upon the maintenance of one or more specified ratios that limit such Person’s ability to encumber its assets but that do not generally prohibit the encumbrance of its assets, or the encumbrance of specific assets; (ii) a provision or provisions in any agreement that evidences Unsecured Indebtedness which contains covenants or restrictions limiting the encumbrance of assets or granting of liens provided that such restrictions and covenants and related financial covenants are substantially similar to, or less restrictive, than those contained in the Loan Documents (the covenants limiting the encumbrance of assets or granting of liens and the related financial covenants in the Existing NPAs as the same exist as of the date hereof shall be deemed to comply with this clause (ii)); and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements, including, without limitation, the restrictions on the transfer of equity interests of R2G Venture and forced sale provisions set forth in the R2G Venture LLC Agreement.
“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions or any other Financial Contract. “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming the Rate Management Transaction or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Management Transaction or other Financial Contract as of the date of determination (assuming such Rate Management Transaction or other Financial Contract were to be terminated as of that date).
“Net Offering Proceeds” means the gross cash proceeds received by the Borrower or any Guarantor as a result of an Equity Offering less the customary and reasonable costs, fees, expenses, underwriting commissions and discounts incurred by the Borrower or such Guarantor in connection therewith.
“Net Operating Income” means, with respect to any Project for any period, “property rental and other income” (as determined by GAAP) attributable to such Project accruing for such period, without regard for straight-lining of rents or any amortization related to above-market or below-market leases, minus the amount of all expenses (as determined in accordance with GAAP) incurred in connection with and directly attributable to the ownership and operation of such Project for such period, including, without limitation, Management Fees and amounts accrued for the payment of real estate taxes and insurance premiums, but excluding any general and administrative expenses related to the operation of the Borrower, any interest expense, or other debt service charges, impairment charges, the effects of straight-lining of ground lease rent, bad debt expenses related to the straight-lining of rents, depreciation or amortization (including of financing costs) and any other non-cash charges.
“Net Rentable Area” means, with respect to any Project, the floor area of any buildings, structures or improvements available (or to be available upon completion) for leasing to tenants determined in accordance with the rent roll for such Project, the manner of such determination to be consistent for all Projects unless otherwise approved by the Administrative Agent.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Recourse Indebtedness” means Indebtedness of a Person which is secured solely by one or more parcels of real estate and related personal property and is not a general obligation of such Person, the holder of such Indebtedness having recourse solely to the parcels of real estate securing such Indebtedness, the improvements thereon and any leases thereon and the rents and profits thereof, except for customary exceptions for certain acts or types of liability such as environmental liability, fraud and other customary non-recourse carveouts, unless a claim is made with respect thereto, in which case the amount of the liability in respect thereof as is required under GAAP to be reflected as a reserve or other liability on the face of the balance sheet of the REIT shall be considered Recourse Indebtedness.
“Note” means any one of those promissory notes substantially in the form of Exhibit B attached hereto from Borrower in favor of the Lenders, including any amendment, modification, renewal or replacement of any such promissory note or of any note delivered under the Existing Credit Agreement, provided that, at the request of any Lender, a Note payable to such Lender shall not be issued and the Obligations of the Borrower hereunder to such Lender shall be evidenced entirely by this Agreement and the other Loan Documents with the same effect as if a Note had been issued to such Lender.

“Notice of Assignment” is defined in Section 12.3(ii).
“Obligations” means the Advances, the Facility Letters of Credit, the Reimbursement Obligations, the Related Swap Obligations and all accrued and unpaid fees and all other obligations of Borrower to the Administrative Agent or the Lenders arising under this Agreement or any of the other Loan Documents, including Erroneous Payment Subrogation Rights and all payments and other obligations that may accrue after the commencement of any action or proceeding described in Sections 7.6 and 7.7. All Obligations shall be superior, in right of payment and otherwise, to any subordinated debt, in accordance with the terms of any applicable subordination agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control and any successor thereto.
“Other Connection Taxes” means with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Investments” means mortgages, mezzanine loans and notes receivables of real estate investment trusts which own real property which is used principally for fee interests in Projects utilized principally for shopping centers located within the United States, and cash or Cash Equivalents held by a qualified intermediary in connection with Section 1031 exchanges.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.20 as a result of costs sought to be reimbursed pursuant to Section 3.5).
“Outstanding Facility Amount” means, at any time, the sum of all then outstanding Advances and Facility Letter of Credit Obligations.
“Outstanding Revolving Amount” means, at any time the sum of all then-outstanding Revolving Advances and Facility Letter of Credit Obligations.
“Participant Register” is defined in Section 12.2(i).
“Participants” is defined in Section 12.2(i).
“Patriot Act” is defined in Section 9.15.
“Payment Date” means, with respect to the payment of interest accrued on any Advance, the first day of each calendar month.
“Payment Recipient” is defined in Section 10.16(a).
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Percentage” means for each Lender the ratio that such Lender’s combined Revolving Commitment and outstanding Term Loans bears to the Aggregate Commitment, or if the Revolving Commitments have been terminated, the ratio that such Lender’s combined outstanding Revolving Loans and outstanding Term Loans bears to the total outstanding Advances, in each case expressed as a percentage.
“Permitted Liens” are defined in Section 6.16.
“Person” means any natural person, corporation, limited liability company, joint venture, partnership, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Preferred Dividends” means, with respect to any entity, dividends or other distributions (but excluding any repurchase of equity of the REIT or any of its Subsidiaries) which are due and payable to holders of any ownership interests in such entity which entitle the holders of such ownership interests to be paid on a preferred basis prior to dividends or other distributions to the holders of other types of ownership interests in such entity.
“Project” means any real estate asset located in the United States owned by the Borrower or any of its Subsidiaries or any Investment Affiliate, and operated or intended to be operated primarily as a retail property, or a mixed use property containing a retail component. For purposes of this Agreement, if only a portion of such real estate asset is then the subject of a material redevelopment, the Borrower may, subject to the approval of the Administrative Agent (which shall not be unreasonably withheld, conditioned or delayed), elect to treat such portion as a Project separate and distinct from the remaining portion of such real estate asset.
“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.
“Purchasers” is defined in Section 12.3(i).
“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” is defined in Article XVIII.
“Qualifying Unencumbered Pool Property” means any Project which, as of any date of determination, (a) (i) is located in the United States; (ii) is wholly owned by the Borrower or a Wholly-Owned Subsidiary in fee simple or leased, as lessee, by the Borrower or a Wholly‑Owned Subsidiary under the terms of a Financeable Ground Lease; (iii) is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the operation of such Project; (iv) is not, nor is any direct or indirect interest of the Borrower or any Subsidiary therein, subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16 or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25) or (b) is a Specified Qualifying JV Asset. No asset shall be deemed to be unencumbered unless both such asset and all Capital Stock of the Subsidiary owning such asset is unencumbered, except for Liens and Negative Pledges permitted by the immediately preceding sentence. Nothing in this Agreement shall prohibit a Subsidiary from having other Unsecured Indebtedness or unsecured Guarantee Obligations and the existence of such Unsecured Indebtedness or unsecured Guarantee Obligations shall not prevent any Project owned by such Subsidiary from qualifying as a Qualifying Unencumbered Pool Property.
“R2G Venture” has the meaning given in the definition of “Specified Qualifying JV Entities.
“R2G Venture LLC Agreement” has the meaning given in the definition of “Specified Qualifying JV Entities”.
“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered into by the Borrower or REIT which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.
“Rating Agencies” means S&P, Fitch and Moody’s, collectively, and “Rating Agency” means either S&P, Moody’s or Fitch.
“Recipient” means the Administrative Agent and any Lender.
“Recourse Indebtedness” means any Indebtedness of the Borrower or any other member of the Consolidated Group or the REIT with respect to which the liability of the obligor is not limited to the obligor’s interest in specified assets securing such Indebtedness. Customary limited exceptions for certain acts or types of liability such as environmental liability, fraud and other customary nonrecourse carveouts shall not be deemed to be Recourse Indebtedness, provided that if a claim is made with respect thereto, the amount of the liability in respect thereof as is required under GAAP to be reflected as a reserve or other liability on the face of the balance sheet of the REIT shall be Recourse Indebtedness.
“Redevelopment Property” means any Project which is not Construction in Progress and (1) is undergoing a significant Capital Improvement Project and (2) is designated as a Redevelopment Property by Borrower and approved by Administrative Agent, such approval not to be unreasonably withheld.
“Register” is defined in Section 12.3(iv).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means at any time, the aggregate of the obligations of the Borrower to the Revolving Lenders, the Issuing Bank and the Administrative Agent in respect of all unreimbursed payments or disbursements made by the Revolving Lenders, the Issuing Bank and the Administrative Agent under or in respect of the Facility Letters of Credit. Notwithstanding the foregoing, unless the Borrower shall notify the Administrative Agent of its intent to repay the Reimbursement Obligation on the date of the related drawing under any Facility Letter of Credit as provided in Section 2.8(a) and such Reimbursement Obligation is in fact paid by the Borrower on such date, such Reimbursement Obligation shall simultaneously with such drawing be converted to and become a Floating Rate Advance as set forth in Section 2A.5.
“REIT” means RPT Realty (formerly known as Ramco-Gershenson Properties Trust), a Maryland real estate investment trust.
“REIT-Eligible Investments” means (i) dollar denominated demand deposits in U.S. financial institutions that are either member banks of the Federal Reserve System or state-chartered banks regulated by the Federal Deposit Insurance Corporation; (ii) shares in money market mutual funds that are subject to regulation under the Investment Company Act of 1940 and which comply with the requirements of Rule 2a-7 thereunder; and (iii) securities issued or guaranteed by the United States or by a person controlled or supervised by and acting as an instrumentality of the United States, pursuant to any authority granted by the United States Congress, or any certificates of deposit for any of the foregoing.
“Related Swap Obligations” means, as of any date, all of the obligations of Borrower or REIT to any Lender Hedge Provider to make any payments under any agreement with respect to an interest rate swap, collar, cap or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure relating to the Obligations, and any confirming letter executed pursuant to such hedging agreement, and which shall include, without limitation, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act, all as amended, restated or otherwise modified. Under no circumstances shall any of the Related Swap Obligations secured or guaranteed by any Loan Document as to a Guarantor include any obligation that constitutes an Excluded Hedge Obligation of such Guarantor.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any Materials of Environmental Concern into the environment.
“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.
“Representative” is defined in Section 8.6.
“Required Class Lenders” means, with respect to a Class of Lenders on any date of determination, Lenders of such Class having more than 50% of the aggregate amount of the Commitments of such Class or if there are no Commitments for such Class or if no Commitments of such Class are then in effect, holding more than 50% of the principal amount of the aggregate outstanding Loans of such Class, or in the case of Revolving Lenders, Revolving Credit Exposure; provided that in determining such percentage at any given time, all then existing Defaulting Lenders of such Class will be disregarded and excluded.
“Required Lenders” means, as of any date, Lenders having more than 50% of the aggregate amount of (a) the Revolving Commitments (or if the Revolving Commitments have been terminated or reduced to zero, the Revolving Credit Exposure) and (b) the aggregate outstanding principal amount of the Term Loans; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Revolving Advance” means any Advance comprised solely of one Type of Revolving Loans (or resulting from conversions or continuations on a given date), and having in the case of any Term SOFR Loans, the same Interest Period.
“Revolving Commitment” means, for each Revolving Lender, the obligation of such Lender to make Revolving Loans on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Revolving Commitment Amount”, as set forth in an Amendment Regarding Increase executed by such Lender pursuant to Section 2.22 or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 12.3(ii), as such amount may be modified from time to time pursuant to the terms hereof.
“Revolving Credit Exposure” means, as to any Lender having a Revolving Commitment at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Facility Letter of Credit Obligations at such time.
“Revolving Extension Notice” is defined in Section 2.1(c).
“Revolving Facility Termination Date” means August 18, 2026, with respect to outstanding Revolving Loans and Reimbursement Obligations, as such date may be extended pursuant to Section 2.1.
“Revolving Lender” means a Lender having a Revolving Commitment, or if the Revolving Commitments have terminated, holding any Revolving Loans hereunder.
“Revolving Loan” means any Loan made pursuant to a Lender’s Revolving Commitment.
“Revolving Percentage” means for each Revolving Lender the ratio that such Lender’s Revolving Commitment bears to the aggregate Revolving Commitments of all Revolving Lenders, or if the Revolving Commitments have been terminated, the ratio that such Lender’s outstanding Revolving Loans bears to the total outstanding Revolving Advances, in each case expressed as a percentage.
“S&P” means S&P Global Inc. and its successors.
“Sanctions Laws and Regulation” means any applicable sanctions, prohibitions or requirements imposed by any applicable executive order or by any applicable sanctions program administered by OFAC, the United States Department of State, the United States Treasury, the United Nations Security Council, the European Union or Her Majesty’s Treasury.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.
“Secured Indebtedness” means as of any date of determination any Indebtedness of the Borrower, the REIT or any other member of the Consolidated Group which is secured by a Lien (other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16) on a Project, any ownership interests in any Person or any other assets which had, in the aggregate, a value in excess of the amount of such Indebtedness at the time such Indebtedness was incurred.
“Secured Recourse Indebtedness” means as of any date of determination Secured Indebtedness that is also Recourse Indebtedness of Borrower or any Guarantor.
“Short-term Investments” means investments in any of the following:
(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower or its Subsidiary;
(b) marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;
(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;
(d) repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a) or (b) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000; and
(e) shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (d) and have total assets in excess of $50,000,000.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Advance” means a Term SOFR Advance and/or a Daily Simple SOFR Advance, as the context may require.
“SOFR Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“SOFR Index Adjustment” means for any calculation with respect to a Daily Simple SOFR Loan or a Term SOFR Loan, a percentage equal to 0.10% per annum.
“SOFR Loan” means each Loan bearing interest at a rate based upon (a) Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of “Alternate Base Rate”) or (b) Adjusted Daily Simple SOFR.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Simple SOFR”.
“Specified Qualifying JV Asset” means each of the Projects described on Schedule 5 attached hereto (as such Schedule may be updated pursuant to Section 6.29), provided, that, such Project shall only qualify as a Specified Qualifying JV Asset if (i) such Project is located in the United States and owned or leased under a Financeable Ground Lease by a Specified Qualifying JV Entity (which Specified Qualifying JV Entity as of the Agreement Effective Date is identified on said Schedule 5); (ii) the Borrower or a Wholly-Owned Subsidiary directly or indirectly (X) owns at least a majority of the economic interest in each Specified Qualifying JV Entity having a direct or indirect interest in such Specified Qualifying JV Asset and (Y) controls each such Specified Qualifying JV Entity (subject to the approval rights of third-party limited partners or members with respect to major decisions as set forth in the R2G Venture LLC Agreement or the Approved Qualifying JV Entity Organizational Documents); (iii) such Project is free of all structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters except for defects, deficiencies, conditions or other matters individually or collectively which are not material to the operation of such Project; (iv) the equity interests owned by the Borrower or its Wholly Owned Subsidiaries in R2G Venture are not subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16 or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25); (v) the equity interests owned by any Specified Qualifying JV Entity in any other Specified Qualifying JV Entity are not subject to any Lien other than Liens of the type set forth in clauses (i) and (ii)(z) of Section 6.16 or to any Negative Pledge; (vi) such Project is not subject to any Lien other than Liens of the type set forth in clauses (i) through (iv) of Section 6.16; (vii) the owner of such Project has not incurred any Indebtedness; (viii) regardless of whether such Specified Qualifying JV Entity is determined to be “Subsidiary” pursuant to the definition thereof, as of the date each such representation and warranty is made or deemed made under this Agreement, the following representations and warranties shall be true and correct in all material respects for such Project as if the applicable Specified Qualifying JV Entity were a “Subsidiary”: Sections 5.3, 5.5, the last sentence of 5.8, 5.9, 5.12, 5.16, 5.13, 5.14, 5.17, 5.19, the second sentence of 5.23, 5.29 and 5.30; (ix) regardless of whether such Specified Qualifying JV Entity is determined to be “Subsidiary” pursuant to the definition thereof, each Specified Qualifying JV Entity shall comply with the following covenants as if such Specified Qualifying JV Entity were a “Subsidiary”: clauses (vii) and (x) of Section 6.1, 6.4, 6.5, 6.6, 6.7, 6.8, 6.14, 6.22(a) and (b) and 6.23; and (x) if a Default specified in Section 7.1, Section 7.6 or Section 7.7 shall exist, or if as a result of the occurrence of any other Default any of the Obligations have been accelerated pursuant to Section 8.1, Specified Qualifying JV Entities that directly or indirectly own such Project shall not make any dividends or distributions other than to holders of Capital Stock in such Specified Qualifying JV Entity ratably according to the holders’ respective holdings of the type of Capital Stock in respect of which such distributions are being made; provided that any such Specified Qualifying JV Entity that is a REIT may, in all events, make cash distributions to its shareholders (including, without limitation, shareholders or preferred equity) in an aggregate amount equal to the minimum amount necessary for such Specified Qualifying JV Entity to maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status and to avoid the imposition of U.S. federal income or excise taxes imposed under the Code; provided, for the avoidance of doubt, it is agreed that the consequence of a failure to satisfy any of the requirements of clauses (i) through (x) above shall solely be the inability of any applicable Project to be a Specified Qualifying JV Asset for purposes of the calculation of Unencumbered Pool Property and shall not be the occurrence of a Default or Event of Default (unless such a Default or Event of Default results from the failure to satisfy the financial covenants set forth in Section 6.21 as a result of such applicable Project not being included for purposes of the calculation of Unencumbered Pool Property). Notwithstanding the foregoing or anything to the contrary in this Agreement, if any Specified Qualifying JV Entity that is a real estate investment trust under Section 856 of the Code makes any distribution of any amounts that are required in order for such Specified Qualifying JV Entity to continue to qualify as a real estate investment trust under Section 856 of the Code, or to avoid the imposition of US federal income or excise tax under the Code, then any direct or indirect intervening owner of equity interests in such Specified Qualifying JV Entity that receives any such amounts shall be permitted in turn to distribute such amounts to its owners, to the extent necessary for any direct or indirect owner of such Specified Qualifying JV Entity that is itself a real estate investment trust under Section 856 of the Code to continue to qualify as such and to avoid the imposition of US federal income or excise tax under the Code.
“Specified Qualifying JV Entity” means (a) R2G Venture LLC, a Delaware limited liability company (the “R2G Venture”), so long as the membership interests of R2G Venture LLC remain subject to the Amended and Restated Limited Liability Company Agreement dated as of December 10, 2019 as in effect on the Agreement Effective Date, as may be amended, modified restated or replaced in a manner not adverse to the interests of the Administrative Agent and the Lenders (provided that any amendment expanding the approval rights of third-party limited partners or members with respect to management decisions shall be deemed to be adverse to the interests of the Administrative Agent and the Lenders) or as approved by the Administrative Agent in its reasonable discretion (the “R2G Venture LLC Agreement”), (b) each Person that is a direct owner of the Projects described on Schedule 5 attached hereto so long as any such Person remains subject to the organizational documents of such Person reviewed and approved by the Administrative Agent on or prior to the Agreement Effective Date, as may be amended, modified restated or replaced in a manner not adverse to the interests of the Administrative Agent and the Lenders (provided that any amendment expanding the approval rights of third-party limited partners or members with respect to management decisions shall be deemed to be adverse to the interests of the Administrative Agent and the Lenders) or as approved by the Administrative Agent in its reasonable discretion (the “Owner JV Entities”), (c) each direct or indirect Subsidiary of R2G Venture that directly or indirectly owns the equity interests of the Owner JV Entities so long as any such direct or indirect Subsidiary remains subject to the organizational documents of such Person reviewed and approved by the Administrative Agent on or prior to the Agreement Effective Date, as may be amended, modified restated or replaced in a manner not adverse to the interests of the Administrative Agent (provided that any amendment expanding the approval rights of third-party limited partners or members with respect to management decisions shall be deemed to be adverse to the interests of the Administrative Agent and the Lenders) and the Lenders or as approved by the Administrative Agent in its reasonable discretion (each such organizational document, and any additional organizational document approved by the Administrative Agent pursuant to Section 6.29, an “Approved Qualifying JV Entity Organizational Document”) and (d) each Subsidiary of R2G Venture and each joint venture and Subsidiary of such joint venture in each case added as a Specified Qualifying JV Entity pursuant to Section 6.29.
“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that in the case of clauses (i) and (ii), any entity that is not consolidated under GAAP with the financial results of the Consolidated Group shall be an “Investment Affiliate” and not a “Subsidiary” for all purposes of this Agreement. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.
“Subsidiary Guarantor” means, as of any date, each Subsidiary of the Borrower or REIT (other than Borrower), if any, which is then a party to the Guaranty as of the date of this Agreement or pursuant to Section 6.26.
“Subsidiary Guarantor Release Date” is defined in Section 6.26(b).
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 5% of then-current Total Asset Value.
“Supported QFC” is defined in Article XVIII.
“Sustainability Metric Auditor” means an internationally recognized “big four” auditing firm or a sustainability assurance provider of recognized national standing reasonably satisfactory to the Administrative Agent and the Sustainability Structuring Agent.
“Sustainability Structuring Agent” means KeyBanc Capital Markets Inc.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term A-1 Advance” means any Advance comprised solely of Term Loans A-1.
“Term A-1 Lender” means a Lender holding a Term Loan A-1.
“Term A-2 Advance” means any Advance comprised solely of Term Loans A-2.
“Term A-2 Lender” means a Lender holding a Term Loan A-2.
“Term A-3 Advance” means any Advance comprised solely of Term Loans A-3.
“Term A-3 Lender” means a Lender holding a Term Loan A-3.
“Term A-4 Advance” means any Advance comprised solely of Term Loans A-4.
“Term A-4 Lender” means a Lender holding a Term Loan A-4.
“Term Advance” means any Advance comprised solely of one Type of Term Loans of a Class (or resulting from conversions or continuations on a given date), and having in the case of any Term SOFR Loans, the same Interest Period
“Term Facility Termination Date” means (i) November 6, 2026 with respect to Term Loans A-1, (ii) February 5, 2027 with respect to Term Loans A-2, (iii) August 18, 2027 with respect to Term Loans A-

3, (iv) February 18, 2028 with respect to Term Loans A-4, and (v) such date as may be specified in the agreements entered into pursuant to Section 2.22(c).
“Term Lender” means a Lender having a Term Loan.
“Term Loan” means a Term Loan A-1, Term Loan A-2, Term Loan A-3, Term Loan A-4 or a Term Loan extended pursuant to Section 2.22.
“Term Loan A-1” means a Loan made by a Term A-1 Lender pursuant to Section 2.1.
“Term Loan A-1 Commitment” means for each Term A-1 Lender, the obligation of such Lender to make a Term Loan A-1 to Borrower on the Agreement Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan A-1 Commitment Amount.”
“Term Loan A-2” means a Loan made by a Term A-2 Lender pursuant to Section 2.1.
“Term Loan A-2 Commitment” means for each Term A-2 Lender, the obligation of such Lender to make a Term Loan A-2 to Borrower on the Agreement Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan A-2 Commitment Amount.”
“Term Loan A-3” means a Loan made by a Term A-3 Lender under the Existing Credit Agreement and which remains outstanding hereunder on the Agreement Effective Date pursuant to Section 2.1.
“Term Loan A-4” means a Loan made by a Term A-4 Lender pursuant to Section 2.1.
“Term Loan A-4 Commitment” means for each Term A-4 Lender, the obligation of such Lender to make a Term Loan A-4 to Borrower on the Agreement Effective Date on the terms and conditions set forth herein not exceeding the amount set forth for such Lender on Schedule I as such Lender’s “Term Loan A-4 Commitment Amount.”
“Term Loan Amendment” is defined in Section 2.22(c).
“Term Percentage” means for each Term Lender of a given Class, the ratio that such Term Lender’s outstanding Term Loans of such Class bears to the total outstanding Term Advances of such Class, expressed as a percentage.
“Term SOFR” means (a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Lookback Day”) that is two SOFR Business Days prior to the first day of such Interest Period (and rounded in accordance with the Administrative Agent’s customary practice) , as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Lookback Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding SOFR Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such Lookback Day, and (b) for any calculation with respect to the Alternate Base Rate, the Term SOFR Reference Rate for a tenor of one month on the day that is two (2) SOFR Business Days prior to the date the Alternate Base Rate is determined, subject to the proviso provided in clause (a) above.
“Term SOFR Administrator” means CME (or a successor administrator of the Term SOFR Reference Rate, as selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Advance” means an Advance comprised of Term SOFR Loans.
“Term SOFR Loan” means each Loan bearing interest at a rate based upon Adjusted Term SOFR (other than pursuant to clause (iii) of the definition of Alternate Base Rate).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.
“Total Asset Value” means, as of any date, (i) (A) the Consolidated NOI attributable to Projects owned by the Borrower or a member of the Consolidated Group (excluding 100% of the Consolidated NOI attributable to Projects not owned by the Borrower or a member of the Consolidated Group for at least four (4) full fiscal quarters as of the end of the fiscal quarter for which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (ii) 100% of the price paid for any such Projects first acquired by the Borrower or a member of the Consolidated Group during such four (4) full fiscal quarter period, plus (iii) [intentionally omitted], plus (iv) the Consolidated Group Pro Rata Share of (A) Consolidated NOI attributable to Projects owned by Investment Affiliates (excluding Consolidated NOI attributable to Projects not owned for the entire four (4) full fiscal quarters on which Consolidated NOI is calculated and provided that the contribution to Consolidated NOI on account of any Project shall not in any event be a negative number) divided by (B) the Capitalization Rate, plus (v) the Consolidated Group Pro Rata Share of the price paid for such Projects first acquired by an Investment Affiliate during such four (4) full fiscal quarters, plus (vi) Construction in Progress at book value, plus (vii) Other Investments owned by the Consolidated Group (at the lower of book value or market value), plus (viii) Unimproved Land at book value, plus (ix) the Consolidated Group Pro Rata Share of (A) the amount of Earned Management Fees received by the Borrower and its Subsidiaries for the most recent twelve (12) months for which Borrower has reported financial results divided by (B) the Capitalization Rate; provided, however, that to the extent the amount of Total Asset Value attributable to Unimproved Land, Investments in Investment Affiliates, Construction in Progress, and Other Investments would exceed 30% of Total Asset Value, such excess shall be excluded from Total Asset Value; provided, however that to the extent the amount of Total Asset Value attributable to (v) Unimproved Land exceeds 5% of the Total Asset Value, (w) Investment Affiliates exceeds 20% of the Total Asset Value, (x) Construction in Progress exceeds 15% of the Total Asset Value, (y) Other Investments exceeds 10% of the Total Asset Value, or (z) Earned Management Fees exceeds 5% of the Total Asset Value, such excess shall be excluded from Total Asset Value. With respect to any Redevelopment Property that has been valued at cost as permitted below and has recommenced operations for less than four full fiscal quarters, the Consolidated NOI for such Redevelopment Property for the number of full fiscal quarters which the Borrower or its Subsidiary or such Investment Affiliate has recommenced operations as annualized shall be utilized, and the Consolidated NOI for any Redevelopment Property that has recommenced operations without a full quarter of performance shall be annualized in such manner as the Administrative Agent shall approve, such approval not to be unreasonably withheld. Notwithstanding the foregoing, Borrower may elect to value a Redevelopment Property at cost as determined in accordance with GAAP for a period of up to twenty-four (24) months which twenty-four (24) month period shall commence upon the date which Administrative Agent receives written notice from Borrower of such election (including any notice provided under the Existing Revolving Credit Agreement).
“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as either a Floating Rate Advance, a Daily Simple SOFR Advance or a Term SOFR Advance or, with respect to any Loan, its nature as a Floating Rate Loan, a Daily Simple SOFR Loan or a Term SOFR Loan.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain Affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unencumbered Interest Coverage Ratio” means, as of any date, the aggregate Unencumbered Pool Property NOI for the most recent four (4) fiscal quarters for which financial results have been reported attributable to Unencumbered Pool Properties as of any such date divided by the Unsecured Interest Expense for such period. For purposes of calculating Unencumbered Interest Coverage Ratio, the Unencumbered Pool Property NOI attributable to each Specified Qualifying JV Asset shall be limited, on a pro rata basis, to the percentage of the aggregate ownership interests of the Borrower and its Wholly Owned Subsidiaries in such Specified Qualifying JV Asset.
“Unencumbered Leverage Ratio” means, as of any date, the then-current Unsecured Indebtedness of the Consolidated Group and the REIT divided by the then-current Unencumbered Pool Value.
“Unencumbered Pool” means as of any date, all then-current Unencumbered Pool Properties.
“Unencumbered Pool Property” means, as of any date, any Project which is a Qualifying Unencumbered Pool Property as of such date.
“Unencumbered Pool Property NOI” means, as of any date, the aggregate Net Operating Income for the most recent four (4) fiscal quarters for which financial results have been reported attributable to Unencumbered Pool Properties as of such date.
“Unencumbered Pool Value” means, as of any date, the sum of (a)(i) the aggregate Adjusted Unencumbered Pool NOI attributable to all Unencumbered Pool Properties which have been owned by the Borrower or a Subsidiary for the most recent four (4) full fiscal quarters for which financial results of Borrower have been reported (provided that the contribution to Adjusted Unencumbered Pool NOI on account of any Unencumbered Pool Property shall not in any event be a negative number) divided by (ii) the Capitalization Rate plus (b) the aggregate acquisition cost of all Unencumbered Pool Properties which have not been so owned by Borrower or a Subsidiary for such period of four (4) consecutive entire fiscal quarters. Notwithstanding the foregoing, the Unencumbered Pool Value for an Unencumbered Pool Property that is a Redevelopment Property shall be the cost incurred for such Unencumbered Pool Property as determined in accordance with GAAP for a period of up to twenty-four (24) months, which period shall commence upon the date which Administrative Agent approves such Unencumbered Pool Property as a Redevelopment Property. For purposes of this definition, (A) to the extent (i) the value attributable to any one (1) Unencumbered Pool Property would exceed 15% of the Unencumbered Pool Value, (ii) the aggregate value attributable to Unencumbered Pool Properties which are occupied pursuant to Financeable Ground Leases would exceed 15% of Unencumbered Pool Value, or (iii) the aggregate value attributable to Unencumbered Pool Properties which are Specified Qualifying JV Assets would exceed 5% of the Unencumbered Pool Value, each such excess amount shall be excluded from Unencumbered Pool Value, and (B) the Unencumbered Pool Value attributable to each Specified Qualifying JV Asset shall be limited, on a pro rata basis, to the percentage of the aggregate ownership interests of the Borrower in such Specified Qualifying JV Asset.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested nonforfeitable benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans.
“Unimproved Land” means, as of any date, any land which (i) is not appropriately zoned for retail development, (ii) does not have access to all necessary utilities or (iii) does not have access to publicly dedicated streets, unless such land has been designated in writing by the Borrower in a certificate delivered to the Administrative Agent as land that is reasonably expected to satisfy all such criteria within twelve (12) months after such date. For purposes of clarification, if any such land shall be deemed to be included in Construction in Progress as of such date of designation, then from and after such date such land shall not be considered Unimproved Land.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“Unrestricted Cash and Cash Equivalents” means as of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, cash trap, reserves, Liens or claims of any kind in favor of any Person.
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness of such Person for borrowed money that does not constitute Secured Indebtedness.
“Unsecured Interest Expense” means, for any period, all Consolidated Interest Expense for such period attributable to Unsecured Indebtedness.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” is defined in Article XVIII.
“U.S. Tax Compliance Certificate” is defined in Section 3.5(f)(ii)(B)(III).
“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the beneficial ownership of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the beneficial ownership of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Wholly-Owned Subsidiary” shall mean a Wholly-Owned Subsidiary of the Borrower.
“Withholding Agent” means the REIT, the Borrower, any other Guarantor and the Administrative Agent, as applicable.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of such Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II.
THE CREDIT
2.1.    Advances
(a)    Generally. Subject to the terms and conditions of this Agreement, (1) the Revolving Lenders severally agree to make Revolving Advances through the Administrative Agent to the Borrower in Dollars from time to time prior to the Revolving Facility Termination Date, and to support the issuance of Facility Letters of Credit under Article IIA of this Agreement, (2) each Term A-3 Lender severally agrees to make a Term Loan A-3 in Dollars to Borrower on the Agreement Effective Date in an amount equal to its Term Loan A-3 Commitment and (3) each Term A-4 Lender severally agrees to make a Term Loan A-4 in Dollars to Borrower on the Agreement Effective Date in an amount equal to its Term Loan A-4 Commitment, provided that the making of any such Advance or the issuance of such Facility Letter of Credit will not:
(i)    cause the then-current Outstanding Facility Amount to exceed the then-current Aggregate Commitment; or
(ii)    cause the sum of the then-current Outstanding Revolving Amount to exceed the then-current aggregate Revolving Commitments; or
(iii)    [Intentionally Omitted]; or
(iv)    cause the then-outstanding Facility Letters of Credit Obligations to exceed the Facility Letter of Credit Sublimit; or
(v)    cause the Unencumbered Leverage Ratio to exceed the maximum percentage then permitted under Section 6.21(iii).
Subject to Section 2.2, the Advances may be Floating Rate Advances or SOFR Advances. Each Term A-1 Lender shall fund its applicable Term Percentage of the Term A-1 Advances, provided no Term A-1 Lender will be required to fund any amount which would cause such Lender’s Term Loan A-1 to exceed its Term Loan A-1 Commitment. Each Term A-2 Lender shall fund its applicable Term Percentage of the Term A-2 Advances, provided no Term A-2 Lender will be required to fund any amount which would cause such Lender’s Term Loan A-2 to exceed its Term Loan A-2 Commitment. Each Term A-3 Lender shall fund its applicable Term Percentage of the Term A-3 Advances, provided no Term A-3 Lender will be required to fund any amount which would cause such Lender’s Term Loan A-3 to exceed its Term Loan A-

3 Commitment. Each Term A-4 Lender shall fund its applicable Term Percentage of the Term A-4 Advances, provided no Term A-4 Lender will be required to fund any amount which would cause such Lender’s Term Loan A-4 to exceed its Term Loan A-4 Commitment. Each Revolving Lender shall fund its Revolving Percentage of each such Revolving Advance, no Revolving Lender will be required to fund any amounts which, when aggregated with such Lender’s Revolving Percentage of all other Revolving Advances then outstanding and of all Facility Letter of Credit Obligations, would exceed such Lender’s then-current Revolving Commitment. This facility (“Facility”) is both a term loan and a revolving credit facility. Subject to the provisions of this Agreement, Borrower may request Revolving Advances hereunder from time to time, repay such Revolving Advances and reborrow Revolving Advances at any time prior to the Revolving Facility Termination Date. Any portion of a Term Loan that is repaid may not be reborrowed.
(b)    Re-Classification of Existing Term Loan Advances. Certain of the Lenders made term loans to the Borrower under the Existing Credit Agreement that remain outstanding as of the Agreement Effective Date, known under the Existing Credit Agreement as “Term Loans A-4” in an aggregate principal amount equal to $50,000,000 (such outstanding loans being herein referred to as the “Existing Term A-4 Loans”) and “Term Loans A-5” in an aggregate principal amount equal to $100,000,000 (such outstanding loans being herein referred to as the “Existing Term A-5 Loans”). Subject to the terms and conditions of this Agreement, the Borrower and each Term A-1 Lender agree that on the Agreement Effective Date, (a) the Existing Term A-4 Loans shall be re-evidenced as loans under this Agreement and shall constitute Term Loans A-1 hereunder for all purposes and such Term Loans A-1 shall be deemed to constitute a single Advance made on the Agreement Effective Date and (b) the terms of the Existing Term A-4 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-1 Lenders shall have any obligation to make any other Term A-1 Advances hereunder. Subject to the terms and conditions of this Agreement, the Borrower and each Term A-2 Lender agree that on the Agreement Effective Date, (a) the Existing Term A-5 Loans shall be re-evidenced as loans under this Agreement and shall constitute Term Loans A-2 hereunder for all purposes and such Term Loans A-2 shall be deemed to constitute a single Advance made on the Agreement Effective Date and (b) the terms of the Existing Term A-5 Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term A-2 Lenders shall have any obligation to make any other Term A-2 Advances hereunder.
(c)    Extension of Revolving Facility Termination Date. The Revolving Facility Termination Date can be extended at the Borrower’s request for two (2) extension periods of six-months each upon written notice to the Administrative Agent received by the Administrative Agent not later than 90 days prior to the then-current Revolving Facility Termination Date (a “Revolving Extension Notice”), provided that (i) no Default or Unmatured Default of which, in the case of an Unmatured Default, either the Administrative Agent has notified the Borrower or the Borrower has notified the Administrative Agent and the Lenders pursuant to Section 6.3, has occurred and is continuing when the Revolving Extension Notice is given and on the day immediately preceding the first day of such extension period, (ii) the representations and warranties contained in Article V shall be true and correct in all material respects as of the date of Revolving Extension Notice and on the day immediately preceding the first day of such extension period, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (iii) the Borrower pays, on or prior to the first day of the applicable extension period, an extension fee to the Administrative Agent for the account of the Revolving Lenders equal to 0.0625% of the then-current Revolving Commitment of each such Lender. If requested by the Administrative Agent or any Lender, Borrower shall have delivered, at least two (2) Business Days prior to the Revolving Facility Termination Date (as determined without regard to such extension), to the Administrative Agent (and any such Lender) a completed and executed Beneficial Ownership Certification. In no event shall the Revolving Facility Termination Date be extended to a date later than August 18, 2027, except as otherwise permitted by Section 8.2.

(d)    Term Loans A-1 on the Agreement Effective Date. On the Agreement Effective Date, the parties hereto agree that the amount of each Term A-1 Lender’s Term Loans A-1 is as set forth on Schedule I. To effect such allocations, (1) each Term A-1 Lender whose Term Percentage of the Term Loans A-1 on the Agreement Effective Date exceeds the Commitment Percentage (as defined in the Existing Credit Agreement) applicable to its Existing Term A-4 Loans under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement and (2) any Lender providing a new Term Loan A-1 hereunder, shall make a Term A-1 Advance in such amount as is necessary so that the aggregate principal amount of Term Loans A-1 held by such Lender as of the Agreement Effective Date shall equal such Lender’s Term Percentage of the aggregate outstanding amount of the Term Loans A-1 as of the Agreement Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Term Loans A-1 available to each Term A-1 Lender whose Term Percentage of the Term Loans A-1 is less than the amount of such Lender’s Commitment Percentage (as defined in the Existing Credit Agreement) applicable to its Existing Term A-4 Loans under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement as is necessary so that the aggregate principal amount of Term A-1 Advances held by such Lender as of the Agreement Effective Date shall equal such Lender’s Term Percentage of the aggregate principal amount of the Term A-1 Advances as of the Agreement Effective Date. Except for Notes to be provided to the Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).
(e)    Term Loans A-2 on the Agreement Effective Date. On the Agreement Effective Date, the parties hereto agree that the amount of each Term A-2 Lender’s Term Loans A-2 is as set forth on Schedule I. To effect such allocations, (1) each Term A-2 Lender whose Term Percentage of the Term Loans A-2 on the Agreement Effective Date exceeds the Commitment Percentage (as defined in the Existing Credit Agreement) applicable to its Existing Term A-5 Loans under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement and (2) any Lender providing a new Term Loan A-2 hereunder, shall make a Term A-2 Advance in such amount as is necessary so that the aggregate principal amount of Term Loans A-2 held by such Lender as of the Agreement Effective Date shall equal such Lender’s Term Percentage of the aggregate outstanding amount of the Term Loans A-2 as of the Agreement Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Term Loans A-2 available to each Term A-2 Lender whose Term Percentage of the Term Loans A-2 is less than the amount of such Lender’s Commitment Percentage (as defined in the Existing Credit Agreement) applicable to its Existing Term A-5 Loans under the Existing Credit Agreement immediately prior to the effectiveness of this Agreement as is necessary so that the aggregate principal amount of Term A-2 Advances held by such Lender as of the Agreement Effective Date shall equal such Lender’s Term Percentage of the aggregate principal amount of the Term A-2 Advances as of the Agreement Effective Date. Except for Notes to be provided to the Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).
(f)    Revolving Commitments on the Agreement Effective Date. On the Agreement Effective Date, the parties hereto agree that the amount of each Revolving Lender’s Revolving Commitment is as set forth on Schedule I. On the Agreement Effective Date, the Revolving Commitment of each of the Revolving Lenders, the outstanding amount of all outstanding Revolving Loans and the participation interests of the Revolving Lenders in any outstanding Facility Letters of Credit shall be allocated among the Revolving Lenders in accordance with their respective Revolving Percentages. To effect such allocations, (1) each Revolving Lender whose Revolving Percentage on the Agreement Effective Date exceeds the Revolving Percentage (as defined in the Existing Revolving Credit Agreement) applicable to its Revolving Commitment under the Existing Revolving Credit Agreement immediately prior to the effectiveness of this Agreement and (2) any Lender providing a new Revolving Commitment hereunder, shall make a Revolving Advance in such amount as is necessary so that the aggregate principal amount of

Revolving Loans held by such Lender as of the Agreement Effective Date shall equal such Lender’s Revolving Percentage of the aggregate outstanding amount of the Revolving Loans as of the Agreement Effective Date. The Administrative Agent shall make such amounts of the proceeds of such Revolving Loans available to each Revolving Lender whose Revolving Percentage is less than the amount of such Lender’s Revolving Percentage (as defined in the Existing Revolving Credit Agreement) applicable to its Revolving Commitment under the Existing Revolving Credit Agreement immediately prior to the effectiveness of this Agreement as is necessary so that the aggregate principal amount of Revolving Advances held by such Lender as of the Agreement Effective Date shall equal such Lender’s Revolving Percentage of the aggregate principal amount of the Revolving Advances as of the Agreement Effective Date. Except for Notes to be provided to the Revolving Lenders, no other documents, instruments or assignment fees shall be, or shall be required to be, executed or paid in connection with such allocations (all of which are hereby waived, as necessary).
2.2.    Ratable and Non Ratable Advances. Revolving Advances hereunder shall consist of Revolving Loans made from the Revolving Lenders ratably based on each Revolving Lender’s Revolving Percentage. Term A-1 Advances, Term A-2 Advances, Term A-3 Advances and Term A-4 Advances hereunder shall consist of Term Loans A-1, Term Loans A-2, Term Loans A-3 and Term Loans A-4, respectively, made from the Term A-1 Lenders, the Term A-2 Lenders, the Term A-3 Lenders and the Term A-4 Lenders, respectively, ratably based on such Lender’s applicable Term Percentage of the applicable Class of Term Loan. The Advances may be Floating Rate Advances, SOFR Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.9 and 2.10.
2.3.    Final Principal Payment. Any outstanding Revolving Advances, Reimbursement Obligations and all other unpaid obligations related or allocable to the Revolving Commitments shall be paid in full by the Borrower on the Revolving Facility Termination Date. Any outstanding Term A-1 Advances, and all other unpaid Obligations related or allocable solely to the Term Loans A-1 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-1. Any outstanding Term A-2 Advances and all other unpaid obligations related or allocable to the Term Loans A-2 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-2. Any outstanding Term A-3 Advances, and all other unpaid Obligations related or allocable solely to the Term Loans A-3 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-3. Any outstanding Term A-4 Advances, and all other unpaid Obligations related or allocable solely to the Term Loans A-4 shall be paid in full by the Borrower on the Term Facility Termination Date for Term Loans A-4. Any outstanding Term Advances extended pursuant to Section 2.22, and all other unpaid Obligations related or allocable to such Term Loans shall be paid in full by the Borrower on the Term Facility Termination Date for such Term Loans as set forth in the applicable Term Loan Amendment. Any other obligations not specifically related to or allocable to either the Revolving Commitments, the Term Loans A-1, the Term Loans A-2, the Term Loans A-3, the Term Loans A-4 or a Term Loan made pursuant to Section 2.22 shall be paid in full by Borrower on the latest to occur of any of the Revolving Facility Termination Date or any Term Facility Termination Date.
2.4.    [Reserved]
2.5.    Facility Fee. A facility fee (the “Facility Fee”) shall accrue and be payable by Borrower to the Administrative Agent for the account of each Revolving Lender and shall be computed on a daily basis by multiplying (i) the Facility Fee Percentage applicable to such day, expressed as a per diem rate, times (ii) the Revolving Commitments in effect on such day. The Facility Fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter (for the prior calendar quarter) and upon any termination of the Revolving Commitments in their entirety. Following its receipt of any such Facility Fee, Administrative Agent shall promptly pay to each Lender with a Revolving Commitment an aggregate amount equal to the sum of such Lender’s Revolving Percentage of the daily amount of such Facility Fee, based on such Lender’s Revolving Commitment on such day. The Facility Fee shall be computed on a 360 day year, and actual days elapsed.
2.6.    Other Fees. The Borrower agrees to pay all fees payable to the Administrative Agent and the Arrangers pursuant to (i) the REIT’s letter agreement with the Administrative Agent and KeyBanc Capital Markets Inc. dated as of August 2022 (the “Fee Letter”), and (ii) such other written agreements regarding this Agreement with the Arrangers.
2.7.    Minimum Amount of Each Advance. Each Advance shall be in the minimum amount of $1,000,000; provided, however, that any Floating Rate Advance constituting a Revolving Advance may be in the amount of the unused aggregate Revolving Commitments.
2.8.    Principal Payments.
(a)    Optional. The Borrower may from time to time pay, without penalty or premium, all or any part of outstanding Floating Rate Advances of a Class or Daily Simple SOFR Advances of a Class provided that the Borrower shall give written notice to the Administrative Agent no later than 11:00 a.m. Cleveland, Ohio time two (2) Business Days prior to such prepayment; provided, that, (i) each partial prepayment shall be in an aggregate principal amount of at least (A) in the case of any prepayment of a Daily Simple SOFR Loan, $500,000 (or, if less, the full amount of such Advance), or an integral multiple of $100,000, and (B) in the case of any prepayment of a Floating Rate Loan, $250,000 (or, if less, the full amount of such Advance), or an integral multiple of $100,000. A Term SOFR Advance may be paid on the last day of the applicable Interest Period or, if and only if the Borrower pays any amounts due to the Lenders under Sections 3.4 and 3.5 as a result of such prepayment, on a day prior to such last day provided that the Borrower shall give written notice to the Administrative Agent no later than 11:00 a.m. Cleveland, Ohio time two (2) Business Days prior to such prepayment; provided, further, that, each partial prepayment of a Term SOFR Loan shall be in an aggregate principal amount of at least $500,000 (or, if less, the full amount of such Advance), or an integral multiple of $100,000. Unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances and then to repay the Term Advances of each Class of Term Loans on a pro rata basis (and with respect to each Class of Loans, first, to the principal of Floating Rate Loans, second, to the principal of Daily Simple SOFR Loans, and third, to the principal of Term SOFR Loans). If a Default has occurred and is continuing such principal payment shall be applied as provided in Section 8.5.
(b)    Mandatory. Mandatory partial principal payments shall be due from time to time if, (i) due to an increase in the aggregate amount of Unsecured Indebtedness of the Consolidated Group and the REIT or any reduction in the Unencumbered Pool Value or in the Adjusted Unencumbered Pool NOI, whether by an Unencumbered Pool Property failing to continue to satisfy the requirement for qualification as a Qualifying Unencumbered Pool Property or by a reduction in the Unencumbered Pool Value or the Adjusted Unencumbered Pool NOI attributable to any Unencumbered Pool Property, the Unsecured Indebtedness of the Consolidated Group and the REIT shall be in excess of the maximum amount permitted to be outstanding under clause (iii) of Section 6.21 or (ii) without limiting the effect of any other provision of this Agreement requiring such a principal payment, any of the categories of the Obligations described in clauses (i) - (ii) of Section 2.1(a) shall be in excess of the maximum amount set forth in the applicable clause. Such principal payments shall be in the amount needed to restore Borrower to compliance with such covenants or such maximum amount. Such mandatory principal payments shall be due and payable within ten (10) Business Days of the earlier to occur of (i) Borrower obtaining actual knowledge of such noncompliance, (ii) Borrower reporting any such noncompliance, or (iii) receipt by Borrower of written notice of such noncompliance from the Administrative Agent, unless Borrower otherwise cures such non-compliance by adding additional Unencumbered Pool Properties within the time period provided in Section

7.2. In the case of clause (i) of this Section 2.8(b), unless otherwise directed by the Borrower by written notice to the Administrative Agent, all principal payments made when no Default has occurred and is continuing shall first be applied to repay all outstanding Revolving Advances and then to repay the Term Advances of each Class of Term Loans on a pro rata basis. If a Default has occurred and is continuing such principal payment shall be applied as provided in Section 8.5.
2.9.    Method of Selecting Classes and Types and Interest Periods for New Advances. The Borrower shall select the Class and Type of Advance and, in the case of each Term SOFR Advance, the Interest Period applicable to such Advance from time to time in accordance with this Section or Section 2.10, as applicable. The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) in the form attached as Exhibit G and made a part hereof (i) not later than 10:00 a.m. Cleveland, Ohio time, on the Borrowing Date of each Floating Rate Advance or Daily Simple SOFR Advance, and (ii) not later than 11:00 a.m. Cleveland, Ohio time, at least three (3) Business Days before the Borrowing Date for each Term SOFR Advance, which shall specify:
(i)    the Borrowing Date, which shall be a Business Day, of such Advance,
(ii)    the aggregate amount of such Advance,
(iii)    the Class and Type of Advance selected,
(iv)    [intentionally omitted]; and
(v)    in the case of each Term SOFR Advance, the Interest Period applicable thereto.
Each Lender required to make a Loan in connection with a requested Advance shall make available its Loan or Loans, in funds immediately available in Cleveland, Ohio to the Administrative Agent at its address specified pursuant to Article XIII on each Borrowing Date not later than noon (Cleveland, Ohio time). The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.
No Term SOFR Interest Period may end after the applicable Facility Termination Date for such Class of Advances and, unless the Required Lenders otherwise agree in writing, in no event may there be more than twelve (12) different Interest Periods for Term SOFR Advances outstanding at any one time.
2.10.    Conversion and Continuation of Outstanding Advances. Floating Rate Advances of a Class shall continue as Floating Rate Advances of such Class unless and until such Floating Rate Advances are converted into Daily Simple SOFR Advances of the same Class or Term SOFR Advances of the same Class. Daily Simple SOFR Advances of a Class shall continue as Daily Simple SOFR Advances of such Class unless and until such Daily Simple SOFR Advances are converted into Floating Rate Advances of the same Class or Term SOFR Advances of the same Class. Each Term SOFR Advance of a Class shall continue as a Term SOFR Advance of such Class until the end of the then applicable Interest Period therefor, at which time such Term SOFR Advance shall be automatically converted into a Floating Rate Advance of the same Class unless the Borrower shall have given the Administrative Agent a “Conversion/Continuation Notice” requesting that, at the end of such Interest Period, such Term SOFR Advance either continue as a Term SOFR Advance of the same Class for the same or another Interest Period or be converted to an Advance of another Type but of the same Class. Subject to the terms of Section 2.7, the Borrower may elect from time to time to convert all or any part of an Advance of one Type of a Class into an Advance of another Type of the same Class and vice versa; provided that any conversion of any Term SOFR Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the

Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of (X) in the case of a conversion of an Advance to a Term SOFR Advance or a continuation of a Term SOFR Advance not later than 10:00 a.m. (Cleveland, Ohio time), at least three (3) Business Days prior to the date of the requested conversion or continuation, or (Y) in the case of a conversion into or continuation of a Floating Rate Advance or a Daily Simple SOFR Advance, not later than 10:00 a.m. (Cleveland, Ohio time) on the date of the requested conversion or continuation, specifying:
(i)    the requested date which shall be a Business Day, of such conversion or continuation;
(ii)    the aggregate amount and Type of the Advance which is to be converted or continued;
(iii)    the Class of Advance which is to be converted or continued; and
(iv)    the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Term SOFR Advance, the duration of the Interest Period applicable thereto.
2.11.    Changes in Interest Rate, Etc. Each Floating Rate Advance of a Class and each Daily Simple SOFR Advance of a Class shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term SOFR Advance into a Floating Rate Advance or a Daily Simple SOFR Advance, as the case may be, pursuant to Section 2.10 to but excluding the date it becomes due or is converted into a Term SOFR Advance pursuant to Section 2.10 hereof, at a rate per annum equal to (X) for a Floating Rate Advance, the Floating Rate applicable to such Class of Advance in effect from time to time (it being understood that changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate) and (Y) for a Daily Simple SOFR Advance, the rate per annum equal to Adjusted Daily Simple SOFR in effect from time to time plus the Applicable Margin for such Class of Daily Simple SOFR Advances (it being understood that changes in the rate of interest on that portion of any Advance maintained as a Daily Simple SOFR Advance will take effect simultaneously with each change in Daily Simple SOFR). Each Term SOFR Advance shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the rate per annum equal to Adjusted Term SOFR applicable to such Class of Term SOFR Advance plus the Applicable Margin for such Class of Term SOFR Advance.
2.12.    Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.9 or 2.10, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a SOFR Advance. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring consent of affected Lenders to changes in interest rates), declare that (i) each Term SOFR Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Term SOFR Advance for such Interest Period plus 2% per annum, (ii) each Floating Rate Advance and each Daily Simple SOFR Advance shall bear interest at a rate per annum equal to the Floating Rate or the rate otherwise applicable to such Daily SOFR Advance, respectively, in effect from time to time plus 2% per annum and (iii) the Facility Letter of Credit Fee shall be increased to a rate equal to 2% above the Facility Letter of Credit Fee that would otherwise be applicate at such time; provided, however, that the

Default Rate and the increase in the Facility Letter of Credit Fee shall become applicable automatically if a Default occurs under Section 7.1 or 7.2, unless waived by the Required Lenders.
2.13.    Method of Payment
(i)    All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available Dollars to the Administrative Agent on behalf of the applicable Lenders at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (Cleveland, Ohio time) on the date when due and shall be applied by the Administrative Agent in accordance with the applicable terms of this Agreement.
(ii)    As provided elsewhere herein, all Revolving Lenders’ interests in the Revolving Advances, all interests of the Term Lenders of a Class in the Term Advances of such Class, and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Administrative Agent for the account of any Lender or amount to be applied or paid by the Administrative Agent to any Lender shall be paid promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at such Lender’s address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Payments received by the Administrative Agent on behalf of the Lenders but not timely funded to the Lenders shall bear interest payable by the Administrative Agent at the Federal Funds Effective Rate from the date due until the date paid. The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.
2.14.    Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans of each Class and each repayment on the schedule attached to its Note, provided, however, that the failure to so record shall not affect the Borrower’s obligations under such Note. The Borrower hereby authorizes the Lenders and the Administrative Agent on behalf of the Lenders to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any Authorized Officer. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error. The Administrative Agent will at the request of the Borrower, from time to time, but not more often than monthly, provide Borrower with the amount of the outstanding Aggregate Commitment and the applicable interest rate for a Term SOFR Advance. Upon a Lender’s furnishing to Borrower an affidavit to such effect, if a Note is mutilated, destroyed, lost or stolen, Borrower shall deliver to such Lender, in substitution therefore, a new note containing the same terms and conditions as such Note being replaced.
2.15.    Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, at maturity, whether by acceleration or otherwise, with respect to interest on the Term Advances of a Class at the repayment in full of the Term Advances of such Class, and, with respect to interest accrued on the

Revolving Advances, upon any termination of the Revolving Commitments in their entirety. Interest, Facility Fees, Facility Letter of Credit Fees and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year (except with respect to Floating Rate Loans, for which interest shall be calculated based on the actual number of days elapsed over a year of 365 or 366 days, as applicable). Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (Cleveland, Ohio time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.
2.16.    Intentionally Omitted.
2.17.    Notification of Advances and Interest Rates. The Administrative Agent will notify each Lender of the applicable Class of the contents of each Borrowing Notice regarding Loans of such Class, Conversion/Continuation Notice regarding Loans of such Class, and repayment notice with respect to Loans of such Class received by it hereunder not later than the close of business on the Business Day such notice is received by the Administrative Agent. The Administrative Agent will notify each Lender of a Class of the interest rate applicable to Advance of such Class promptly upon determination of such interest rate. Any such determination by the Administrative Agent shall be conclusive and binding absent manifest error.
2.18.    Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written notice to the Administrative Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.
2.19.    Non-Receipt of Funds by the Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time at which it is scheduled to make payment to the Administrative Agent on behalf of the Lenders of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been, or will be, made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Class and Type of Loan. If such Lender so repays such amount and interest thereon to the Administrative Agent within one Business Day after such demand, all interest accruing on the Loan not funded by such Lender during such period shall be payable to such Lender when received from the Borrower.
2.20.    Replacement of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender which (a) has demanded compensation from Borrower under Section 3.1 or 3.2, or (b) is not capable of receiving payments without any deduction or withholding of United States federal income tax pursuant to Section 3.5, or (c) cannot maintain its SOFR Loans at a suitable Lending Installation pursuant to Section 3.3 or (d) either voted against or failed to respond to any written request made by the Administrative Agent seeking approval of any amendment to or waiver of any provision of this Agreement, if at least the Required Lenders voted in favor of such proposed amendment or waiver or (e) is a Defaulting Lender; with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any applicable legal or regulatory requirements affecting the Lenders, (ii) no Default or (after notice thereof to Borrower) no Unmatured Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Sections 3.4 and 3.6 if any Term SOFR Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender or not an Eligible Assignee, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 12.3 (provided that the Borrower shall be obligated to pay the processing fee referred to therein), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 3.5 and (viii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.
2.21.    Usury. This Agreement, each Note and each other Loan Document are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of any Loan at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the interest rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to any Lender for the use, forbearance, or detention of the sums due under any Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the applicable Loans until payment in full so that the rate or amount of interest on account of such Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to such Loan for so long as such Loan is outstanding.
2.22.    Termination or Increase in Commitments; Additional Term Loans.
(a)    Termination. Borrower shall have the right, upon at least three (3) Business Days’ notice to the Administrative Agent and the Lenders, to terminate or cancel, in whole or in part, the unused portion of the Revolving Commitments in excess of the sum of the Outstanding Revolving Amount and the Facility Letter of Credit Obligations, provided that each partial reduction shall be in a minimum amount of $1,000,000 or any whole multiple of $250,000 in excess thereof. Any partial termination of the Revolving Commitments shall be applied to reduce the Revolving Commitments on a pro rata basis. Once terminated or reduced, the Revolving Commitments may not be reinstated or increased thereafter.
(b)    Increase in Commitments. Borrower shall have the right exercisable 5 times, upon at least 10 Business Days’ notice to the Administrative Agent and the Lenders, to request (i) increases in the Revolving Commitments, the Term Loans A-1, the Term Loans A-2, the Term Loans A-3 or the Term Loans A-4 or (ii) the making of additional Term Loans (the “Additional Term Loans”) by up to $440,000,000 to a maximum aggregate amount not to exceed $1,250,000,000 (reduced to the extent Borrower has terminated or reduced the Revolving Commitments, the Term Loans A-1, the Term Loans A-2, the Term Loans A-3 or the Term Loans A-4) by either adding new lenders as Lenders (subject to the Administrative Agent’s prior written approval of the identity of any such new lender if it is not an Eligible Assignee) or obtaining the agreement, which shall be at such Lender’s or Lenders’ sole discretion, of one or more of the then current Lenders to increase its or their Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or to make Additional Term Loans. Each such increase in the Commitments or the making of Additional Term Loans must be an aggregate minimum amount of $25,000,000 and integral multiples of $5,000,000 in excess thereof. Such increases may be increases in Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or the making of Additional Term Loans or a combination thereof. Effecting any increase of the Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or the making of Additional Term Loans under this Section is subject to the following conditions precedent: (x) no Default or Unmatured Default has occurred, is then continuing or shall be in existence on the effective date of such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making of Additional Term Loans, (y) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the effective date of such increase, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents, and (z) the Administrative Agent shall have received an Amendment Regarding Increase by the Borrower, the Guarantors, the Administrative Agent and the new lender or existing Lender providing such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or Additional Term Loans, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof and all documentation and opinions as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent. In no event will any existing Lender be obligated to provide any portion of any such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making of Additional Term Loans unless such Lender shall specifically agree in writing to provide such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making of Additional Term Loans at such time. If requested by the Administrative Agent or any Lender, Borrowers shall have delivered, at least two (2) Business Days prior to the effective date of any such increase, to the Administrative Agent (and any such Lender) a completed and executed Beneficial Ownership Certification. On the effective date of any such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making of Additional Term Loans, Borrower shall pay to the institutions arranging such increases such fees as may be agreed to by such institutions and the Borrower and to each new lender or then-current Lender providing such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making Additional Term Loans the up-front fee agreed to between Borrower and such party. In addition, the Guarantors, if any, shall execute a consent to such increase of Revolving Commitments, Term Loans A-1, Term Loans A-2, Term Loans A-3, Term Loans A-4 or making of Additional Term Loans ratifying and continuing their obligations under the Guaranty. If a Person becomes a new Lender having a Revolving Commitment under this Agreement, or if any existing Revolving Lender is increasing its Revolving Commitment, such Lender shall on the date it becomes a Revolving Lender hereunder (or in the case of an existing Revolving Lender, increases its Revolving Commitment) (and as a condition thereto) purchase from the other Revolving Lenders its Revolving Percentage (determined with respect to the Revolving Lenders’ respective Revolving Commitments and after giving effect to the increase of Revolving Commitments) of any outstanding Revolving Loans, by making available to the Administrative Agent for the account of such other Revolving Lenders, in same day funds, an amount equal to (A) the portion of the outstanding principal amount of such Revolving Loans to be purchased by such Lender, plus (B) the aggregate amount of payments previously made by the other Revolving Lenders under Section 2A.6(b) that have not been repaid, plus (C) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Revolving Loans. The Lenders agree to cooperate in any required sale and purchase of outstanding Revolving Advances to achieve such result. In no event shall the aggregate Commitments and Term Loans exceed $1,250,000,000 without the approval of all Lenders which are not then Defaulting Lenders.

(c)    In the event of the inclusion of an Additional Term Loan, the Borrower, the Guarantors, the Administrative Agent and the Lenders providing such Additional Term Loan shall enter into an amendment to this Agreement and the other Loan Documents, as is necessary, to evidence such Additional Term Loan and have it be guaranteed and, as applicable, secured by the other Loan Documents (the “Term Loan Amendment”), and all Lenders not providing the Additional Term Loan hereby consent to such limited scope amendment without future consent rights, provided that any such amendment regarding the Additional Term Loan shall provide that: (A) the final maturity date of the Additional Term Loan shall be no earlier than any other Facility Termination Date, (B) there shall be no scheduled amortization of the loans or reductions of commitments under the Additional Term Loan, (C) the Additional Term Loans will rank pari passu in right of payment and with respect to security with the existing Revolving Loans and Term Loans and the borrower and guarantors of the Additional Term Loans shall be the same as the Borrower and Guarantors with respect to the existing Revolving Loans and Term Loans, (D) the interest rate margin, rate floors, fees, original issue discount and premium applicable to the Additional Term Loan shall be determined by the Borrower and the Lenders providing such Additional Term Loan, (E) the Additional Term Loans may participate on a pro rata or less than pro rata (but not greater than pro rata) basis in voluntary or mandatory prepayments with the Revolving Loans and any existing Term Loans as shall be determined by the Borrower and the Lenders providing such Additional Term Loan, and (F) the terms of the Additional Term Loan shall be substantially identical to the terms set forth herein with respect to any other existing Term Loan (except as set forth in clauses (A) through (E) above). In connection with the Additional Term Loan, the Borrower, the Guarantors, the Administrative Agent and each of the Lenders providing such Additional Term Loan shall execute and deliver to the Administrative Agent the Term Loan Amendment and such other documentation as the Administrative Agent shall reasonably specify to evidence, guarantee or secure the Additional Term Loan including evidence of authority to borrow, certifications and opinions as the Administrative Agent may reasonably require. The Administrative Agent shall promptly notify each Lender as to the effectiveness of the Term Loan Amendment. The Term Loan Amendment, without the consent of any other Lender, may effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, the Lenders providing the Additional Term Loan and the Borrower, to implement the terms of the Additional Term Loan, including any amendments necessary to establish the Additional Term Loan, and such other technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent, the Lenders providing the Additional Term Loan and the Borrower in connection with the establishment of such Additional Term Loan.
2.23.    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each borrowing from the Revolving Lenders under Sections 2.1(a) and 2A.6(b) shall be made from the Revolving Lenders, each payment of the fees under Sections 2.1(c)(iii), 2.4 and 2.5 and the first sentence of Section 2A.8(a) shall be made for the account of the Revolving Lenders, and each termination or reduction of the amount of the Revolving Commitments under Section 2.22(a) shall be applied to the respective Revolving Commitments of the Revolving Lenders, pro rata according to the amounts of their respective Revolving Commitments; (b) each payment or prepayment of principal of Revolving Loans shall be made for the account of the Revolving Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Loans held by them, provided that, subject to Section 10.14, if immediately prior to giving effect to any such payment in respect of any Revolving Loans the outstanding principal amount of the Revolving Loans shall not be held by the Revolving Lenders pro rata in accordance with their respective Revolving Commitments in effect at the time such Revolving Loans were made, then such payment shall be applied to the Revolving Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Loans being held by the Revolving Lenders pro rata in accordance with such respective Revolving Commitments; (c) the making of the Term Loans A-1, Term Loans A-2, Term Loans A-4 and any additional Term Loans under Section 2.22 shall be made from the applicable Term Lenders, pro rata according to the amounts of their respective commitments for such Term Loan; (d) each payment or prepayment of principal of Term Loans of a Class shall be made for the account of the Term Lenders of such Class pro rata in accordance with the respective unpaid principal amounts of the Term Loans of such Class held by them; (e) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (f) [Intentionally Omitted]; (g) the Conversion and Continuation of Loans of a particular Class and Type shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (h) [Intentionally Omitted]; and (i) the Revolving Lenders’ participation in, and payment obligations in respect of, Facility Letters of Credit under Section 2A.6, shall be in accordance with their respective Revolving Percentages.
ARTICLE IIA
LETTER OF CREDIT SUBFACILITY
2A.1.    Obligation to Issue. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, the Issuing Bank hereby agrees to issue for the account of the Borrower, one or more Facility Letters of Credit in accordance with this Article IIA, from time to time during the period commencing on the Agreement Effective Date and ending on the date sixty (60) days prior to the Revolving Facility Termination Date. The Existing Letters of Credit shall upon the date of this Agreement be deemed to be a Facility Letter of Credit under this Agreement.
2A.2.    Types and Amounts. The Issuing Bank shall not have any obligation to:
(i)    issue any Facility Letter of Credit if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuing Bank, after giving effect to the Facility Letter of Credit requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuing Bank;
(ii)    issue any Facility Letter of Credit if, after giving effect thereto, (1) the then applicable Outstanding Facility Amount would exceed the then current Aggregate Commitment or (2) the then-applicable Outstanding Revolving Amount and Facility Letter of Credit Obligations would exceed the then-current aggregate Revolving Commitments or (3) the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit; or
(iii)    issue any Facility Letter of Credit having an expiration date, or containing automatic extension provisions to extend such date to a date, beyond the sixtieth (60th) day prior to the Revolving Facility Termination Date, provided that, if Borrower then has an unexpired option to extend the Revolving Facility Termination Date under Section 2.1, Borrower may request an expiration date during such extension so long as Borrower specifically acknowledges that it shall deposit the full undrawn amount of any such Facility Letter of Credit into the Letter of Credit Collateral Account on or before the then-current Revolving Facility Termination Date, if any such extension is not exercised or is not exercisable.
2A.3.    Conditions. In addition to being subject to the satisfaction of the conditions contained in Article IV hereof and in the balance of this Article IIA, the obligation of the Issuing Bank to issue any Facility Letter of Credit is subject to the satisfaction in full of the following conditions:

(i)    the Borrower shall have delivered to the Issuing Bank at such times and in such manner as the Issuing Bank may reasonably prescribe such documents and materials as may be reasonably required pursuant to the terms of the proposed Facility Letter of Credit (it being understood that if any inconsistency exists between such documents and the Loan Documents, the terms of the Loan Documents shall control) and the proposed Facility Letter of Credit shall be reasonably satisfactory to the Issuing Bank as to form and content;
(ii)    as of the date of issuance, no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing the requested Facility Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request that the Issuing Bank refrain from the issuance of Letters of Credit generally or the issuance of the requested Facility Letter of Credit in particular; and
(iii)    there shall not exist any Default or Unmatured Default.
2A.4.    Procedure for Issuance of Facility Letters of Credit.
(a)    Borrower shall give the Issuing Bank and the Administrative Agent at least three (3) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (a “Letter of Credit Request”), such notice shall be irrevocable, except as provided in Section 2A.4(b)(i) below, and shall specify:
(i)    the stated amount of the Facility Letter of Credit requested (which stated amount shall not be less than $50,000);
(ii)    the effective date (which day shall be a Business Day) of issuance of such requested Facility Letter of Credit (the “Issuance Date”);
(iii)    the date on which such requested Facility Letter of Credit is to expire (which day shall be a Business Day which is not less than sixty (60) days prior to the Revolving Facility Termination Date except as provided in Section 2A.2(iii) above);
(iv)    the purpose for which such Facility Letter of Credit is to be issued;
(v)    the Person for whose benefit the requested Facility Letter of Credit is to be issued; and
(vi)    any special language required to be included in the Facility Letter of Credit.
At the time such request is made, the Borrower shall also provide the Administrative Agent and the Issuing Bank with a copy of the form of the Facility Letter of Credit that the Borrower is requesting be issued and shall execute and deliver the Issuing Bank’s customary letter of credit application and reimbursement agreement with respect thereto. Such notice, to be effective, must be received by such Issuing Bank and the Administrative Agent not later than noon (Cleveland, Ohio time) on the last Business Day on which notice can be given under this Section 2A.4(a). Administrative Agent shall, promptly upon request by a Revolving Lender, provide a copy of such Letter of Credit Request to such Revolving Lender.

(b)    Subject to the terms and conditions of this Article IIA and provided that the applicable conditions set forth in Article IV hereof have been satisfied, the Issuing Bank shall, on the Issuance Date, issue a Facility Letter of Credit on behalf of the Borrower in accordance with the Letter of Credit Request and the Issuing Bank’s usual and customary business practices unless the Issuing Bank has actually received (i) written notice from the Borrower specifically revoking the Letter of Credit Request with respect to such Facility Letter of Credit given not later than the Business Day immediately preceding the Issuance Date, or (ii) written or telephonic notice from the Administrative Agent stating that the issuance of such Facility Letter of Credit would violate Section 2A.2.
(c)    The Issuing Bank shall give the Administrative Agent (who shall promptly notify Lenders) and the Borrower written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility Letter of Credit (the “Issuance Notice”).
(d)    The Issuing Bank shall not extend or amend any Facility Letter of Credit unless the requirements of this Section 2A.4 are met as though a new Facility Letter of Credit was being requested and issued.
2A.5.    Reimbursement Obligations; Duties of Issuing Bank.
(a)    The Issuing Bank shall promptly notify the Borrower and the Administrative Agent (who shall promptly notify Lenders) of any draw under a Facility Letter of Credit. Any such draw shall not be deemed to be a default hereunder but shall constitute a Revolving Advance in the amount of the Reimbursement Obligation with respect to such Facility Letter of Credit and shall bear interest from the date of the relevant drawing(s) under the pertinent Facility Letter of Credit at the Floating Rate for Revolving Loans; provided that if a Default exists at the time of any such drawing(s), then the Borrower shall reimburse the Issuing Bank for drawings under a Facility Letter of Credit issued by the Issuing Bank no later than the next succeeding Business Day after the payment by the Issuing Bank and until repaid such Reimbursement Obligation shall bear interest at the Default Rate.
(b)    Any action taken or omitted to be taken by the Issuing Bank under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put the Issuing Bank under any resulting liability to any Lender or, provided that such Issuing Bank has complied with the procedures specified in Section 2A.4, relieve any Revolving Lender of its obligations hereunder to the Issuing Bank. In determining whether to pay under any Facility Letter of Credit, the Issuing Bank shall have no obligation relative to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered in compliance, and that they appear to comply on their face, with the requirements of such Letter of Credit.
2A.6.    Participation/
(a)    Immediately upon the issuance on or after the Agreement Effective Date by the Issuing Bank of any Facility Letter of Credit in accordance with the procedures set forth in this Article IIA, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse, representation or warranty, an undivided interest and participation equal to such Lender’s Revolving Percentage in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto) and all related rights hereunder. Each Revolving Lender’s obligation to make further Revolving Loans to Borrower (other than any payments such Lender is required to make under subparagraph (b) below) or to purchase an interest from the Issuing Bank in any subsequent Facility Letters of Credit issued by the Issuing Bank on behalf of Borrower shall be reduced by such Lender’s Revolving Percentage of the undrawn portion of each Facility Letter of Credit outstanding.
a.

(b)    In the event that the Issuing Bank makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to the Issuing Bank pursuant to Section 2A.7 hereof, the Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Revolving Lender shall promptly and unconditionally pay to the Administrative Agent for the account of the Issuing Bank the amount of such Lender’s Revolving Percentage of the unreimbursed amount of such payment, and the Administrative Agent shall promptly pay such amount to the Issuing Bank. A Revolving Lender’s payment of its Revolving Percentage of such Reimbursement Obligation as aforesaid shall be deemed to be a Revolving Loan by such Lender and shall constitute outstanding principal under such Lender’s Note. The failure of any Revolving Lender to make available to the Administrative Agent for the account of the Issuing Bank its Revolving Percentage of the unreimbursed amount of any such payment shall not relieve any other Revolving Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Bank its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available to the Administrative Agent its Revolving Percentage of the unreimbursed amount of any payment on the date such payment is to be made. Any Revolving Lender which fails to make any payment required pursuant to this Section 2A.6(b) shall be deemed to be a Defaulting Lender hereunder.
(c)    Whenever the Issuing Bank receives a payment on account of a Reimbursement Obligation, including any interest thereon, the Issuing Bank shall promptly pay to the Administrative Agent on behalf of the Revolving Lenders and the Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) pay to each Revolving Lender which has funded its participating interest therein, in immediately available funds, an amount equal to such Lender’s Revolving Percentage thereof.
(d)    Upon the request of the Administrative Agent or any Lender, the Issuing Bank shall furnish to such Administrative Agent or Lender copies of any Facility Letter of Credit to which the Issuing Bank is party and such other documentation as may reasonably be requested by the Administrative Agent or Lender.
(e)    The obligations of a Revolving Lender to make payments to the Administrative Agent for the account of the Issuing Bank with respect to a Facility Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, set off, qualification or exception whatsoever other than a failure of any such Issuing Bank to comply with the terms of this Agreement relating to the issuance of such Facility Letter of Credit, and such payments shall be made in accordance with the terms and conditions of this Agreement under all circumstances.
2A.7.    Payment of Reimbursement Obilgations.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of the Issuing Bank the amount of all Advances for Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Facility Letter of Credit when due, irrespective of any claim, set off, defense or other right which the Borrower may have at any time against any Issuing Bank or any other Person, under all circumstances, including without limitation any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)    the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Facility Letter of Credit);
(iii)    any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect of any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(v)    the occurrence of any Default or Unmatured Default.
(b)    In the event any payment by the Borrower received by the Issuing Bank or the Administrative Agent with respect to a Facility Letter of Credit and distributed by the Administrative Agent to the Revolving Lenders on account of their participations is thereafter set aside, avoided or recovered from the Administrative Agent or Issuing Bank in connection with any receivership, liquidation, reorganization or bankruptcy proceeding, each Revolving Lender which received such distribution shall, upon demand by the Administrative Agent, contribute such Lender’s Revolving Percentage of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank or the Administrative Agent upon the amount required to be repaid by the Issuing Bank or the Administrative Agent.
2A.8.    Compensation for Facility Letters of Credit.
(a)    The Borrower shall pay to the Administrative Agent, for the ratable account of the Revolving Lenders (including the Issuing Bank), based upon such Lenders’ respective Revolving Percentages, a per annum fee (the “Facility Letter of Credit Fee”) as a percentage of the face amount of each Facility Letter of Credit outstanding equal to the Applicable Margin for Revolving Advances that are SOFR Advances in effect from time to time hereunder while such Facility Letter of Credit is outstanding. The Facility Letter of Credit Fee relating to any Facility Letter of Credit shall accrue on a daily basis and shall be due and payable in arrears on the first Business Day of each calendar quarter following the issuance of such Facility Letter of Credit and, to the extent any such fees are then due and unpaid, on the Revolving Facility Termination Date or any other earlier date that the Obligations are due and payable in full. The Administrative Agent shall promptly (on the same day as received by the Administrative Agent if received prior to noon (Cleveland, Ohio time) on such day and otherwise on the next Business Day) remit such Facility Letter of Credit Fees, when paid, to the other Revolving Lenders in accordance with their Revolving Percentages thereof. The Borrower shall not have any liability to any Revolving Lender for the failure of the Administrative Agent to promptly deliver such funds to any such Lender and shall be deemed to have made all such payments on the date the respective payment is made by the Borrower to the Administrative Agent, provided such payment is received by the time specified in Section 2.13 hereof.
(b)    The Issuing Bank also shall have the right to receive solely for its own account an issuance fee equal to the greater of (A) $1,500 or (B) one eighth of one percent (0.125%) per annum to be calculated on the face amount of each Facility Letter of Credit for the stated duration thereof, based on the actual number of days and using a 360-day year basis. The issuance fee shall be payable by the Borrower on the Issuance Date for each such Facility Letter of Credit and on the date of any increase therein or extension thereof. The Issuing Bank shall also be entitled to receive its reasonable out of pocket costs and the Issuing Bank’s standard charges of issuing, amending and servicing Facility Letters of Credit and processing draws thereunder.
2A.9.    Letter of Credit Collateral Account.. The Borrower hereby agrees that it will immediately upon the request of the Administrative Agent or prior to the Revolving Facility Termination Date if a Facility Letter of Credit is outstanding and unexpired on such date as provided in Section 2A.2(iii) above, establish a special collateral account (the “Letter of Credit Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Revolving Lenders, and in which the Borrower shall have no interest other than as set forth in Section 8.1. The Letter of Credit Collateral Account shall hold the deposits the Borrower is required to make upon the Revolving Facility Termination Date related to any outstanding and unexpired Facility Letter of Credit or after a Default on account of any outstanding Facility Letters of Credit as described in Section 8.1. In addition to the foregoing, the Borrower hereby grants to the Administrative Agent, for the benefit of each of the Revolving Lenders, a security interest in and to the Letter of Credit Collateral Account and any funds that may hereafter be on deposit in such account, including income earned thereon. The Revolving Lenders acknowledge and agree that the Borrower has no obligation to fund the Letter of Credit Collateral Account unless and until so required under Section 2A.2(iii) or Section 8.1 hereof. The Administrative Agent shall have the authority to establish, for the benefit of the Revolving Lenders, the Letter of Credit Collateral Account upon the occurrence of a Default under Section 7.6 or 7.7; provided that, the Administrative Agent shall not establish the Letter of Credit Collateral Account prior to the occurrence of a Default under Section 7.6 or 7.7.
Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, any deposits or funds held in the Letter of Credit Collateral Account or other deposits or funds held by the Lenders or the Administrative Agent on behalf of the Borrower or its Subsidiaries pursuant to the terms of this Agreement or the other Loan Documents shall be held in REIT-Eligible Investments. Subject to the foregoing, any investment of the funds in the Letter of Credit Collateral Account shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, and such deposits shall not bear interest, other than any interest earned on the investment of such deposits in accordance with the foregoing. Interest or profits, if any, on such investments shall accumulate in the Letter of Credit Collateral Account.
ARTICLE III.
CHANGE IN CIRCUMSTANCES
3.1.    Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency or any other Change:
(i)    subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement,

the other Loan Documents, such Lender's Commitment, a Facility Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or
(ii)    impose on any Lender or Issuing Bank or the relevant market for obtaining quotations for any Benchmark any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Facility Letter of Credit or participation therein, or
(iii)    imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining its SOFR Loans, or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with its SOFR Loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of SOFR Loans, by an amount deemed material by such Lender as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation, as the case may be, of making or maintaining its SOFR Loans or Commitments, if any, or of issuing or participating in Facility Letters of Credit or to reduce the return received by such Lender or applicable Lending Installation in connection with such SOFR Loans, Commitments, Facility Letters of Credit or participations therein, then, within 15 days of a demand by such Lender accompanied by reasonable evidence of the occurrence of the applicable event under clauses (i), (ii) or (iii) above, the Borrower shall pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amount received.
3.2.    Changes in Capital Adequacy Regulations. If a Lender in good faith determines the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change (as hereinafter defined), then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender in good faith determines is attributable to this Agreement, its outstanding credit exposure hereunder or its obligation to make Loans hereunder (after taking into account such Lender’s policies as to capital adequacy). “Change” means (i) any change after the Agreement Effective Date in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi‑governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Agreement Effective Date which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any lending office of such Lender or any corporation controlling any Lender. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines and directives promulgated thereunder and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change”, regardless of the date adopted, issued, promulgated or implemented. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Agreement Effective Date, including transition rules, and (ii) the corresponding capital regulations promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, including transition rules, and any amendments to such guidelines, rules and regulations adopted prior to the Agreement Effective Date.
3.3.    Availability of Types of Advances; Inability to Determine Rates; Benchmark Replacement.
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(a)    Availability of Types of Advances. If any Lender in good faith determines that maintenance of any of its Term SOFR Loans and/or Daily Simple SOFR Loans, as applicable, at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, such Lender shall promptly notify the Administrative Agent thereof and the Administrative Agent shall, with written notice to Borrower, suspend the availability of Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, and require any such suspended Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, to be repaid, then, if for any reason whatsoever the provisions of Section 3.1 are inapplicable, the Administrative Agent shall, with written notice to Borrower, suspend the availability of any Term SOFR Advances and/or Daily Simple SOFR Advances, as applicable, made after the date of any such determination. If the Borrower is required to so repay a SOFR Advance, (a) with respect to Revolving Advances, the Borrower may concurrently with such repayment borrow from the Revolving Lenders, in the amount of such repayment, a Revolving Advance bearing interest by reference to (X) Adjusted Daily Simple SOFR, so long as Adjusted Daily Simple SOFR is not also the subject of this Section 3.3(a) or (Y) the Floating Rate and (b) with respect to Term Advances, such SOFR Advances shall be converted to (X) Daily Simple SOFR Advances, so long as Adjusted Daily Simple SOFR is not also the subject of this Section 3.3(a) or (Y) Floating Rate Advances.
(b)    Temporary Inability to Determine Rates. Unless and until a Benchmark Replacement is implemented in accordance with Section 3.3(c) below, if the Administrative Agent reasonably and in good faith determines, or the Administrative Agent is advised by the Required Lenders, that for any reason in connection with any request for a SOFR Loan or a conversion to or continuation thereof or otherwise that (i) Adjusted Daily Simple SOFR or Adjusted Term SOFR cannot be determined pursuant to the definition thereof, or (ii) that Adjusted Daily Simple SOFR or Adjusted Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan (or a conversion to or continuation thereof) does not adequately and fairly reflect the cost to such Required Lenders of funding such Loan, and, in any such event, Administrative Agent shall have also made such determination with respect to similarly situated loans in which it is serving as administrative agent or otherwise consistent with market practice generally, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain the applicable SOFR Loans or to convert Floating Rate Loans to SOFR Loans shall be suspended (to the extent of the affected Interest Periods) until the Administrative Agent revokes such notice (such revocation not to be unreasonably withheld or delayed) and, if such determination affects the calculation of the Alternate Base Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate without reference to clause (iii) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such notice (such revocation not to be unreasonably withheld or delayed). Upon receipt of such notice, (X) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of any applicable SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for the borrowing of or conversion to Loans that are Floating Rate Loans in the amount specified therein and (Y) any outstanding affected SOFR Loans will be deemed to have been converted into Floating Rate Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 3.4. If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Floating Rate Loans shall be determined by the Administrative Agent without reference to clause (iii) of the definition of “Alternate Base Rate” until the Administrative Agent revokes such determination (such revocation not to be unreasonably withheld or delayed).
(c)    Permanent Inability to Determine Rates; Benchmark Replacement.

(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of the then-current Benchmark with a Benchmark Replacement pursuant to this Section 3.3(c) will occur prior to the applicable Benchmark Transition Start Date. Unless and until a Benchmark Replacement is effective in accordance with this clause (i), all Loans shall be converted into Floating Rate Loans in accordance with the provisions of Section 3.3(b) above.
(ii)    Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time (provided that the Administrative Agent is making such Conforming Changes on other similarly situated loans where it has a right to do so under the applicable loan documentation) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes. The Administrative Agent will notify the Borrower and the Lenders of (x) the removal or reinstatement of any tenor of a Benchmark and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders (or group of Lenders) pursuant to this Section 3.3(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.3(c).
(iv)    Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for the applicable SOFR Advance of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for an Advance of or conversion to Floating Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate based upon Adjusted Term SOFR (or then-current Benchmark or such tenor for such Benchmark, as applicable) will not be used in any determination of Alternate Base Rate.
3.4.    Breakage Compensation. The Borrower shall compensate each Lender upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its SOFR Loans but not including any lost profits) which such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) an Advance consisting of SOFR Loans does not occur on a date specified therefor in a Borrowing Notice or a Conversion/Continuation Notice (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 3.3); (ii) if any repayment, prepayment, conversion or continuation of any SOFR Loan occurs on a date that is not the last day of an Interest Period applicable thereto; (iii) if any prepayment of any of its SOFR Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any SOFR Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower in accordance herewith or (v) as a consequence of any other default by the Borrower to repay or prepay any SOFR Loans when required by the terms of this Agreement. The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.4 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such written request within fifteen (15) days after receipt thereof.
3.5.    Taxes.
(a)    All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without deduction or withholding for any Taxes, except as required by Law. If any Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.5) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    The Borrower and the Guarantors shall timely pay to the relevant Governmental Authority in accordance with Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    The Borrower and the Guarantors shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.5) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.
(d)    Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower or a Guarantor has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.2(i) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this subsection.
(e)    As soon as practicable after any payment of Taxes by the Borrower or any Guarantor to a Governmental Authority pursuant to this Section 3.5, the Borrower or such Guarantor shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(f)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W 8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)    an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8ECI;
(III)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(IV)    to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), an electronic copy (or an original if requested by the Borrower or the Administrative Agent) of any other form prescribed by Law as a basis for claiming exemption from or a reduction in U.S.

federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.5 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund has not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.
(h)    Each party's obligations under this Section 3.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(i)    the purposes of this Section 3.5, the term “Lender” includes Issuing Lender and the term “Law” includes FATCA.
3.6.    Lender Statements Survival of Indemnity; Delay in Requests. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its SOFR Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of SOFR Advances under Section 3.3, so long as such designation is not, in the reasonable judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement. Failure or delay on the part of any Lender or the Letter of Credit Issuer to demand compensation pursuant to Section 3.1 or 3.2 shall not constitute a waiver of the right of such Lender or Letter of Credit Issuer to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Letter of Credit Issuer pursuant to Section 3.1 or 3.2, as applicable, for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Letter of Credit Issuer, as the case may be, notifies Borrower of the Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Change giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
ARTICLE IV.
CONDITIONS PRECEDENT
4.1.    Initial Advance. The Existing Credit Agreement shall not be deemed to be amended and restated as contemplated by this Agreement and the Lenders shall not be required to make the initial Advances hereunder or issue the initial Facility Letters of Credit hereunder, unless (i) the Borrower shall, prior to or concurrently with such initial Advances or issuance, have paid all fees due and payable to the Lenders, the Arrangers and the Administrative Agent hereunder, and (ii) the Borrower shall have furnished to the Administrative Agent, the following:
(a)    The duly executed originals of the Loan Documents, including the Notes payable to each of the Lenders or its successors and permitted assigns under this Agreement, and this Agreement;
(b)    Certificates of good standing for the Borrower and the Guarantors, from the applicable State of formation, certified by the appropriate governmental officer and dated not more than sixty (60) days prior to the Agreement Effective Date;
(c)    Copies of the formation documents (including code of regulations, if appropriate) of the Borrower and the Guarantors, certified by an officer of the REIT on behalf of the REIT, together with all amendments thereto;
(d)    Incumbency certificates, executed by an officer of the Borrower and the Guarantors, which shall identify by name and title the Persons authorized to sign the Loan Documents and to make borrowings hereunder on behalf of the Borrower, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;
(e)    Copies of resolutions of the board of directors, sole member or other governing body, as applicable, of the Borrower and the Guarantors (and with respect to the resolutions of the board of directors of the REIT certified by a Secretary or an Assistant Secretary of the REIT), authorizing the Advances provided for herein, with respect to the Borrower and the Guarantors, and the execution, delivery and performance of the Loan Documents to be executed and delivered by the Borrower and the Guarantors;

(f)    A written opinion of the Borrower’s and Guarantors’ counsel and of the REIT’s special Maryland counsel, addressed to the Lenders in such form as the Administrative Agent may reasonably approve;
(g)    A certificate, signed by an officer of the Borrower, stating that on the initial Borrowing Date (i) no Default or Unmatured Default has occurred and is continuing, (ii) all representations and warranties of the Borrower and the Guarantors are true and correct, (iii) neither the Borrower and the Guarantors nor the Unencumbered Pool Properties have suffered any material adverse changes since June 30, 2022, and (iv) no action, suit, investigation or proceeding, pending or threatened, exists in any court or before any arbitrator or Governmental Authority that purports to materially and adversely affect the Borrower or the Guarantors or any transaction contemplated hereby, or that could have a Material Adverse Effect on the Borrower or the Guarantors or any transaction contemplated hereby or on the ability of the Borrower or the Guarantors to perform their respective obligations under the Loan Documents, provided that such certificate is in fact true and correct;
(h)    The most recent financial statements of the REIT;
(i)    Written money transfer instructions addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested;
(j)    Evidence that all upfront fees due to each of the Lenders under the Fee Letter have been paid, or will be paid out of the proceeds of the initial Advance hereunder;
(k)    A pro forma Compliance Certificate pursuant to Section 6.1(v);
(l)    Intentionally Omitted;
(m)    A certificate signed by an officer of the Borrower, setting forth in reasonable detail the calculation of the Unencumbered Pool Value;
(n)    All information requested by the Administrative Agent and each Lender in order to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, and a Beneficial Ownership Certification; and
(o)    Such other documents as any Lender or its counsel may have reasonably requested, the form and substance of which documents shall be reasonably and customarily acceptable to the parties and their respective counsel.
4.2.    Each Advance and Issuance. The Lenders shall not be required to make any Advance or issue any Facility Letter of Credit unless on the applicable Borrowing Date or date of issuance of such Facility Letter of Credit:
(i)    There exists no Default or Unmatured Default; and
(ii)    The representations and warranties contained in Article V are true and correct as of such Borrowing Date or date of issuance, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in the ordinary course which singly or in the aggregate are not materially adverse.

Each Borrowing Notice and each Letter of Credit Request with respect to each such Advance shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.
ARTICLE V.
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Administrative Agent and Lenders that:
5.1.    Existence. The REIT is a real estate investment trust duly organized and validly existing under the laws of the State of Maryland. The Borrower is a limited partnership duly organized and validly existing under the laws of the State of Delaware. The Borrower and REIT have their principal place of business in New York City, New York and each is duly qualified as a foreign entity, properly licensed (if required), in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to be so qualified, licensed and in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect. Each Subsidiary Guarantor, if any, is duly organized and validly existing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity, properly licensed (if required), and in good standing, and has all requisite authority to conduct its business, in each jurisdiction in which its business is conducted, except where the failure to be so organized, validly existing, qualified, licensed, in good standing and to have the requisite authority could not reasonably be expected to have a Material Adverse Effect.
5.2.    Authorization and Vailidity Each of the Borrower and the Guarantors, if any, has the corporate trust, limited liability or other power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its respective obligations thereunder, except, solely with respect to the Subsidiary Guarantors, where the failure to have such power, authority and legal right could not reasonably be expected to have a Material Adverse Effect. The execution and delivery by each of the Borrower and the Guarantors, if any, of the Loan Documents to which it is a party and the performance of its respective obligations thereunder have been duly authorized by proper corporate proceedings, except, solely with respect to the Subsidiary Guarantors, if any, where the failure to have been duly authorized could not reasonably be expected to have a Material Adverse Effect. The Loan Documents constitute legal, valid and binding obligations of the Borrower and the Guarantors party thereto enforceable against the Borrower and the Guarantors and as applicable in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally, and except, solely with respect to the Subsidiary Guarantors, if any, where the failure of the Loan Documents to be legal, valid, binding and enforceable obligations could not reasonably be expected to have a Material Adverse Effect.
5.3.    No Conflict; Government Consent. Neither the execution and delivery by the Borrower or any of the Guarantors, if any, of the Loan Documents to which any of them is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the REIT or any of its Subsidiaries or the REIT’s or any Subsidiary’s articles of incorporation, by-laws, articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which the REIT or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect, or would not result in the creation or imposition of any Lien (other than Permitted Liens set forth in Section 6.16) in, of or on the Property of the REIT or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required for the legality, validity, binding effect or enforceability of, any of the Loan Documents.
5.4.    Financial Statements; Material Adverse Effect. All consolidated financial statements of the Borrower and its Subsidiaries or the REIT and its Subsidiaries heretofore or hereafter delivered to the Lenders were prepared in accordance with GAAP in effect on the preparation date of such statements and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries or the REIT and its Subsidiaries, as applicable, at such date and the consolidated results of their operations for the period then ended, subject, in the case of interim financial statements, to normal and customary year-end adjustments. Since June 30, 2022, there has been no change in the business, properties, or condition (financial or otherwise) of the Borrower and its Subsidiaries or the REIT and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.
5.5.    Taxes. The REIT and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the REIT or any of its Subsidiaries except (a) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided and (b) with respect to the Subsidiaries, to the extent the failure to so file any such returns or to pay any such taxes could not reasonably be expected to have a Material Adverse Effect. As of the Agreement Effective Date, no tax liens have been filed and no claims are being asserted with respect to such taxes. The charges, accruals and reserves on the books of the REIT and its Subsidiaries, taken as a whole, in respect of any taxes or other governmental charges are adequate.
5.6.    Litigation and Guarantee Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the REIT or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1.
5.7.    Subsidiaries All of the issued and outstanding shares of capital stock of all Subsidiary Guarantors, if any, that are corporations have been duly authorized and issued and are fully paid and non-assessable, except to the extent that the failure or non-compliance of the same could not reasonably be expected to have a Material Adverse Effect.
5.8.    ERISA. The Unfunded Liabilities of all Single Employer Plans do not in the aggregate exceed $1,000,000. Neither the REIT, the Borrower, nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans in excess of $250,000 in the aggregate. Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the REIT nor any other members of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan. None of the assets of the REIT, the Borrower, any member of the Controlled Group, or any of their respective Subsidiaries, constitutes “plan assets” as determined pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.
5.9.    Accuracy of Information. To Borrower’s knowledge, no information, exhibit or report furnished by the Borrower, the REIT or any of their respective Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein, under the circumstances in which such statements were made, not misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions that Borrower believed to be reasonable at the time.
5.10.    Regulations U and X. The Borrower has not used the proceeds of any Advance to buy or carry any margin stock (as defined in Regulation U or Regulation X) in violation of the terms of this Agreement.
5.11.    [Intentionally Omitted].
5.12.    Compliance with Laws. The REIT and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except for any non-compliance which would not have a Material Adverse Effect. The foregoing does not apply to environmental laws which is addressed in Section 5.19.
5.13.    Ownership of Properties. On the date of this Agreement, the Borrower and its Subsidiaries will have good and marketable title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the financial statements of REIT and Borrower as owned by it and except, solely with respect to the Subsidiaries, to the extent that the failure to have such title or the existence of such Liens could not reasonably be expected to have a Material Adverse Effect.
5.14.    Investment Company Act. Neither the REIT nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
5.15.    [Intentionally Omitted].
5.16.    Solvency.
(i)    Immediately after the Agreement Effective Date and immediately following the making of each Loan, after giving effect to the application of the proceeds of such Loans and after the issuance of each Facility Letter of Credit, (a) the fair value of the assets of the REIT and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of the REIT and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the Property of the REIT and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the REIT and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the REIT and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the REIT and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.
(ii)    The Borrower does not intend to, or to permit any Guarantor to, and does not believe that it or any Guarantor will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Guarantor and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Guarantor, except, solely with respect to the Subsidiary Guarantors, to the extent the same could not reasonably be expected to have a Material Adverse Effect.
5.17.    Insurance. The Borrower and its Subsidiaries carry insurance on their Projects, including the Unencumbered Pool Properties, with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Projects in localities where the Borrower and its Subsidiaries operate, including, without limitation:
(i)    Property and casualty insurance (including coverage for flood and other water damage for any Project located within a 100-year flood plain) in the amount of the replacement cost of the improvements at the Projects (to the extent replacement cost insurance is maintained by companies engaged in similar business and owning similar properties);
(ii)    Builder’s risk insurance for any Project under construction in the amount of the construction cost of such Project;
(iii)    Loss of rental income insurance in the amount not less than one year’s gross revenues from the Projects; and
(iv)    Comprehensive general liability or umbrella insurance in the amount of $20,000,000 per occurrence.
5.18.    REIT Status. The REIT is qualified as a real estate investment trust under Section 856 of the Code and currently is in compliance in all material respects with all provisions of the Code applicable to the qualification of the REIT as a real estate investment trust.
5.19.    Environmental Matters. Each of the following representations and warranties is true and correct on and as of the Agreement Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    To the knowledge of the Borrower, the Projects of the Borrower and its Subsidiaries do not contain any Materials of Environmental Concern in amounts or concentrations which constitute a violation of, or could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws.
(b)    To the knowledge of the Borrower, (i) the Projects of the Borrower and its Subsidiaries and all operations at the Projects are in compliance with all applicable Environmental Laws, and (ii) with respect to all Projects owned by the Borrower and/or its Subsidiaries (x) for at least two (2) years, have in the last two years, or (y) for less than two (2) years, have for such period of ownership, been in compliance in all material respects with all applicable Environmental Laws.
(c)    Neither the Borrower nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Projects, nor does the Borrower have knowledge or reason to believe based on known facts that any such notice will be received or is being threatened.

(d)    To the knowledge of the Borrower, Materials of Environmental Concern have not been transported or disposed of from the Projects of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could reasonably give rise to liability of the Borrower or any Subsidiary under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Projects of the Borrower and its Subsidiaries in violation of, or in a manner that could give rise to liability of the Borrower or any Subsidiary under, any applicable Environmental Laws.
(e)    No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any of its Subsidiaries is or, to the Borrower’s knowledge, will be named as a party with respect to the Projects of the Borrower and its Subsidiaries, nor are there any consent decrees or other decrees, consent orders, administrative order or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Projects of the Borrower and its Subsidiaries.
(f)    To the knowledge of the Borrower, there has been no Release or threat of Release at or from the Projects of the Borrower and its Subsidiaries, or arising from or related to the operations of the Borrower and its Subsidiaries in connection with the Projects in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.
5.20.    [Intentionally Omitted].
5.21.    Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:
(i)    Borrower, the REIT and each of their respective Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted and as contemplated by the Loan Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;
(ii)    Borrower, the REIT and each of their respective Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;
(iii)    No claim has been asserted by any Person with respect to the use of any Intellectual Property by Borrower, the REIT or any of their respective Subsidiaries, or challenging or questioning the validity or effectiveness of any Intellectual Property; and
(iv)    The use of such Intellectual Property by Borrower, the REIT and each of their respective Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liabilities on the part of the Borrower, the REIT or any of their respective Subsidiaries.
5.22.    Broker's Fees. No broker’s or finder’s fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. Except as provided in the Fee Letter, no other similar fees or commissions will be payable to any Lender for any other services rendered to the Borrower, any of the Subsidiaries of the Borrower or any other Person ancillary to the transactions contemplated hereby.

5.23.    Unencumbered Pool Properties. As of the Agreement Effective Date, Schedule 1 is, in all material respects, a correct and complete list of all Unencumbered Pool Properties. Each of the assets included by the Borrower in calculations of the Unencumbered Pool Value satisfies all of the requirements contained in this Agreement for the same to be included therein.
5.24.    No Bankruptcy Filing. Neither Borrower nor any Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against Borrower or any Guarantor.
5.25.    No Fradulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by Borrower or any Guarantor with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which Borrower or any Guarantor is now or will hereafter become indebted.
5.26.    Transaction in Best Interest of Borrower; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of Borrower and the Guarantors. The direct and indirect benefits to inure to Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrower and the Guarantors pursuant to this Agreement and the other Loan Documents. REIT and its Subsidiaries constitute a single integrated financial enterprise and each receives a benefit from the availability of credit under this Agreement.
5.27.    Subordination. Borrower is not a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time of payment of any of the Obligations to any other indebtedness or obligation of any such Persons.
5.28.    [Intentionally Omitted].
5.29.    OFAC. None of the Borrower, the Guarantors, any of their Subsidiaries or any of their respective officers or, to the knowledge of any Borrower, their respective directors, employees, agents, advisors or Affiliates (a) is (or will be) a Person: (i) that is, or is owned or controlled by Persons that are: (x) the subject or target of any Sanctions Laws and Regulations or (y) located, organized or resident in a Country or territory that is, or whose government is, the subject of Sanctions Laws and Regulations, which includes, as of the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria or (ii) listed in any list related to or otherwise designated under any Sanctions Laws and Regulations maintained under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list), the U.S. Department of State or by the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom or under the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism (any such Person described in clause (i) or (ii), a “Designated Person”) and (b) is not shall not engage in any dealings or transactions or otherwise be associated with a Designated Person. In addition, the Borrower hereby agrees to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with Sanctions Laws and Regulations and all applicable Laws concerning money laundering and similar activities. Neither Borrower, any Guarantor, nor any Subsidiary, director or officer of Borrower or any Guarantor, or, to the knowledge of Borrower, any Affiliate, agent or employee of Borrower or any Guarantor, has engaged in any activity or conduct which would violate any applicable anti‑bribery, anti‑corruption or anti‑money laundering laws or regulations in any applicable jurisdiction, including without limitation, any Sanctions Laws and Regulations.
5.30.    Affected Financial Institutions. None of Borrower, any Guarantor, nor their respective Subsidiaries is an Affected Financial Institution.
5.31.    Beneficial Ownership. The information included in the most recent Beneficial Ownership Certification, if any, delivered by the Borrower is true and correct in all respects.
ARTICLE VI.
COVENANTS
During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:
6.1.    Financial Reporting. The Borrower will maintain for the Consolidated Group, and cause the REIT to maintain for its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent and the Lenders:
(i)    As soon as available, but in any event not later than 55 days after the close of each of the first three fiscal quarters, for the REIT and its Subsidiaries, respectively, financial statements prepared in accordance with GAAP, including an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated income statement and statement of cash flows of the REIT and its Subsidiaries, for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, if any, all certified by an Authorized Officer of the REIT;
(ii)    As soon as available, but in any event not later than 55 days after the close of each fiscal quarter, for the Borrower and its Subsidiaries, the following reports in form and substance reasonably satisfactory to the Administrative Agent, all certified by an Authorized Officer of the Borrower:
(1)    a schedule listing all Projects and summary information for each Project, including location, square footage, occupancy, Net Operating Income, debt, and such additional information on all Projects as may be reasonably requested by the Administrative Agent, and
(2)    a statement of the Adjusted Unencumbered Pool NOI and occupancy percentage of the Unencumbered Pool on an asset-by-asset basis as of the end of the prior fiscal quarter.
(iii)    As soon as available, but in any event not later than 100 days after the close of each fiscal year, for the REIT and its Subsidiaries, audited financial statements, including a consolidated balance sheet as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, prepared by independent certified public accountants of nationally recognized standing reasonably acceptable to Administrative Agent, and indicating no material weakness in the REIT’s internal controls, together with such additional information and consolidating schedules as may be reasonably requested by the Administrative Agent;
(iv)    As soon as available, but in any event not later than 100 days after the close of each fiscal year for the Borrower and its Subsidiaries, a statement detailing the contributions to Consolidated NOI from each individual Project for the prior fiscal year in form and substance reasonably satisfactory to the Administrative Agent, certified by an Authorized Officer of the Borrower;
(v)    Together with the quarterly and annual financial statements required hereunder, a Compliance Certificate showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to the knowledge of the Authorized Officer signing such Compliance Certificate, no Default or Unmatured Default exists, or if, to such Authorized Officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;
(vi)    As soon as possible and in any event within 10 days after an Authorized Officer of the Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by an Authorized Officer of the Borrower, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;
(vii)    As soon as practicable and in any event within 10 days after receipt by an Authorized Officer of the Borrower, a copy of (a) any notice or claim to the effect that the Borrower or any of its Subsidiaries, or any Specified Qualified JV Entity while any Specified Qualified JV Asset of such Specified Qualified JV Entity is included as an Unencumbered Pool Property, is or may be liable to any Person as a result of a Release by the Borrower, any of its Subsidiaries, or any other Person, and (b) any notice alleging any violation of any applicable Environmental Law by such Borrower or any of its Subsidiaries or any Specified Qualified JV Entity while any Specified Qualified JV Asset of such Specified Qualified JV Entity is included as an Unencumbered Pool Property, which, in either case, could have a Material Adverse Effect;
(viii)    Promptly upon the furnishing thereof to the shareholders of the Borrower or the REIT, copies of all financial statements, reports and proxy statements so furnished, including without limitation all form 10-K and 10-Q reports filed with the SEC;
(ix)    Without limiting any other provision of this Agreement, a completed and executed Beneficial Ownership Certification if requested by the Administrative Agent or any Lender at any time Administrative Agent or such Lender determines that it is required by law to obtain such certification; and
(x)    Such other information (including, without limitation, financial statements for the Borrower and non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.
6.2.    Use of Proceeds. The Borrower will use the proceeds of the Advances solely (i) to finance the cost of the Borrower’s or its Subsidiaries’ acquisition, development and redevelopment of Projects, and related tenant improvements, capital expenditures, leasing commissions, (ii) for bridge debt financing, (iii) for debt repayment, and (iv) for working capital, including without limitation, the repurchase of any Capital Stock of the Borrower (subject to clause (b) below), payment of “earn‑outs,” other payments Borrower or any Subsidiary is contractually obligated to make as a result of any prior acquisitions of Projects, contractually obligated payments for redemptions of membership interests under limited liability company operating agreements, and margin payments with respect to Marketable Securities.
(b)    The Borrower will not, nor will it permit any Guarantor or Subsidiary to, use any of the proceeds of the Advances or Facility Letters of Credit (i) to purchase or carry any “margin stock” (as defined in Regulation U or Regulation X) if such usage could constitute a violation of Regulation U or Regulation X by any Lender, or (ii) to fund any purchase of, or offer for, any Capital Stock of any Person, other than the REIT, unless such Person has consented to such offer prior to any public announcements relating thereto.
6.3.    Notice of Default. The Borrower will give, and will cause each of the Guarantors and their respective Subsidiaries to give, notice in writing to the Administrative Agent and the Lenders of the occurrence of any Default or Unmatured Default promptly after an Authorized Officer obtains knowledge of the same and of any other development, financial or otherwise (including the filing of material litigation), which could reasonably be expected to have a Material Adverse Effect.
6.4.    Conduct of Business. The Borrower will do, and will cause each of the Guarantors and their respective Subsidiaries to do, all things necessary to remain duly incorporated or duly qualified, validly existing and in good standing as a real estate investment trust, corporation, general partnership, limited partnership, or limited liability company, as the case may be, in its jurisdiction of incorporation/formation (except with respect to mergers permitted pursuant to Section 6.12) and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted and to carry on and conduct its businesses in substantially the same manner as they are presently conducted where the failure to do so could reasonably be expected to have a Material Adverse Effect and, specifically, neither the Borrower, the Guarantors nor their respective Subsidiaries may undertake any business other than the acquisition, development, redevelopment, ownership, management, operation and leasing of Projects, and any business activities and investments incidental thereto. In the event Borrower or any Guarantor is a limited liability company, neither Borrower nor any Guarantor shall, nor shall any of its members or managers, take any action in furtherance of, or consummate, an LLC Division.
6.5.    Taxes. The Borrower will pay, and will cause each Guarantor and their respective Subsidiaries to pay, when due all federal, state and all other material taxes, assessments and governmental charges and levies upon them or their income, profits or Projects, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.
6.6.    Insurance. The Borrower will, and will cause each Guarantor and their respective Subsidiaries to, maintain insurance which is consistent with the representation contained in Section 5.17 on all their Property and the Borrower will furnish to any Lender upon reasonable request full information as to the insurance carried.
6.7.    Complaince with Laws.
(a)    The Borrower will, and will cause each Guarantor and their respective Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they may be subject, the violation of which could reasonably be expected to have a Material Adverse Effect.

(b)    The Borrower shall not, directly or indirectly, use the proceeds of the Loans or any Facility Letter of Credit or lend, contribute or otherwise make available such proceeds to any Guarantor, Subsidiary, Investment Affiliate or other Person (i) to fund any activities or business of or with any Designated Person, or in any country or territory, that at the time of such funding is itself the subject of territorial sanctions under applicable Sanctions Laws and Regulations, (ii) in any manner that would result in a violation of applicable Sanctions Laws and Regulations by any party to this Agreement, or (iii) in any manner that would cause the Borrower, the Guarantors or any of their respective Subsidiaries to violate the United States Foreign Corrupt Practices Act. None of the funds or assets of the Borrower or Guarantors that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Designated Persons or countries which are themselves the subject of territorial sanctions under applicable Sanctions Laws and Regulations. Borrower shall maintain policies and procedures designed to promote and achieve compliance with Sanctions and Regulations.
6.8.    Maintenance of Properties. The Borrower will, and will cause each Guarantor and their respective Subsidiaries to, do all things necessary to maintain, preserve, protect and keep their respective Projects and Properties, reasonably necessary for the continuous operation of the Projects, in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
6.9.    Inspection. The Borrower will, and will cause each Guarantor and their respective Subsidiaries to, permit the Administrative Agent or any Lender (which shall be coordinated through the Administrative Agent) upon reasonable prior written notice to an Authorized Officer and at no cost or expense to Borrower (unless a Default shall then exist), by their respective representatives and agents, to inspect any of the Projects, corporate books and financial records of the Borrower and each Guarantor and their respective Subsidiaries, to examine and make copies of the books of accounts and other financial records of the Borrower and each Guarantor and their respective Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and each Guarantor and their respective Subsidiaries with officers thereof, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided, that so long as no Default or Unmatured Default shall have occurred and be continuing, the Borrower shall not be required to pay for such inspections or examinations more often than once in any twelve (12) month period. The Administrative Agent and the Lenders shall use good faith efforts to coordinate such inspections, examinations and other visits so as to minimize the interference with and disruption to the Borrower’s normal business operations.
6.10.    Maintenance of Status. The Borrower shall cause the REIT to at all times maintain its status as a real estate investment trust in compliance with all applicable provisions of the Code relating to such status.
6.11.    Dividends. Subject to the following sentence, Borrower and the REIT may (i) make any distributions in redemption of any Capital Stock of the Borrower or the REIT and (ii) make or declare any dividends or similar distributions with respect to the Capital Stock of the Borrower or the REIT; provided that during the continuation of any Default, neither the Borrower nor the REIT shall declare or make any such dividends or distributions except that the REIT may declare and make cash distributions to its shareholders in an aggregate amount not to exceed the minimum amount necessary for the REIT to remain in compliance with Section 6.10 (and the Borrower may make distributions to the REIT to permit such distributions by the REIT). If a Default specified in Section 7.1, Section 7.6 or Section 7.7 shall exist, or if as a result of the occurrence of any other Default any of the Obligations have been accelerated pursuant to Section 8.1, the Borrower shall not, and shall not permit the REIT or any Subsidiary to, make any dividends or distributions to any Person other than the Borrower or a Subsidiary; provided that, in the case of a Subsidiary of the Borrower that is not a Wholly-Owned Subsidiary, such Subsidiary may make distributions to holders of Capital Stock in such Subsidiary ratably according to the holders’ respective holdings of the type of Capital Stock in respect of which such distributions are being made and provided further that the REIT may, in all events, make cash distributions to its shareholders in an aggregate amount equal to the minimum amount necessary for the REIT to remain in compliance with Section 6.10. Notwithstanding the foregoing or anything to the contrary in this Agreement, if any Subsidiary that is a real estate investment trust under Section 856 of the Code makes any distribution of any amounts that are required in order for such Subsidiary to continue to qualify as a real estate investment trust under Section 856 of the Code, or to avoid the imposition of US federal income or excise tax under the Code, then any direct or indirect intervening owner of equity interests in such Subsidiary that receives any such amounts shall be permitted in turn to distribute such amounts to its owners, to the extent necessary for any direct or indirect owner of such Subsidiary that is itself a real estate investment trust under Section 856 of the Code to continue to qualify as such and to avoid the imposition of US federal income or excise tax under the Code.
6.12.    Merger. The Borrower will not, nor will it permit the REIT or any of their respective Subsidiaries to, enter into any merger (other than mergers in which the Borrower (in any merger involving the Borrower), the REIT (in any merger involving the REIT provided that in the case of the REIT, such merger is with an entity that has elected to obtain and qualifies for status as a real estate investment trust and which is the general partner or other owner of a Person simultaneously merging with Borrower (with Borrower being the survivor)) or one of its Subsidiaries is the survivor and mergers of Subsidiaries as part of transactions that are not otherwise prohibited by the Agreement or any other Loan Document), consolidation, reorganization or liquidation or transfer or otherwise dispose of all or substantially all of their assets, except for (a) such transactions that occur between Subsidiaries or between the Borrower and a Subsidiary, (b) mergers solely to change the jurisdiction of organization of a Subsidiary, (c) transfers to or from any co-owner of an interest in any Subsidiary pursuant to buy/sell or similar rights granted in such Subsidiary’s organizational documents, and (d) transfers by a Subsidiary of Borrower of all its assets or transfers of all of the Capital Stock of a Subsidiary of Borrower, in each case, in an arms-length transaction and subject to compliance with this Agreement.
6.13.    [Intentionally Omitted].
6.14.    Sale and Leaseback. The Borrower will not, nor will it permit any Guarantor or any of their respective Subsidiaries to, sell or transfer a Substantial Portion of its Property in order to concurrently or subsequently lease such Property as lessee.
6.15.    [Intentionally Omitted].
6.16.    Liens. The Borrower will not, nor will it permit any Guarantor or any of their respective Subsidiaries to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower, any Guarantor or any of their respective Subsidiaries, except:
(i)    Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books, or which are on a Project whose contribution to Total Asset Value is either less than the outstanding principal balance of Secured Indebtedness encumbering such Project or does not exceed such principal balance by more than five percent (5%);
(ii)    (x) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on their books; (y) Liens in favor of a banking or other financial institutions arising as a matter of law encumbering deposits or other funds maintained with such banking of other financial institution in the ordinary course of business (including the right of set-off) and which are within the general parameters customary in the banking industry and not incurred in connection with the borrowing of money; and (z) customary transfer restrictions, rights of first refusal and tag, drag and similar rights in joint venture agreements with respect to the equity interests of such joint venture, including, without limitation, the restrictions on the transfer of equity interests of R2G Venture and forced sale provisions set forth in the R2G Venture LLC Agreement (provided that Liens of the type described in this clause (z) shall not exist with respect to any Unencumbered Pool Property except for any such Unencumbered Pool Property that is a Specified Qualifying JV Asset);
(iii)    Liens arising out of pledges or deposits under workers’ compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;
(iv)    Easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which the Borrower, a Guarantor or a Subsidiary of such Person is a party, leases and other occupancy agreements and such other non-monetary liens, encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way adversely affect the marketability of the same or materially adversely interfere with the use thereof in the business of the Borrower or its Subsidiaries; and
(v)    Liens other than Liens described in subsections (i) through (iv) above arising in connection with any Indebtedness permitted hereunder to the extent such Liens will not result in a Default in any of Borrower’s covenants herein.
Liens permitted pursuant to this Section 6.16 shall be deemed to be “Permitted Liens”.
Notwithstanding the foregoing, the Borrower shall not, and shall not permit the REIT or any of their respective Subsidiaries to, secure any Indebtedness that was Unsecured Indebtedness pursuant to this Section 6.16 unless and until the Obligations (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Administrative Agent in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Borrower, the REIT and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Administrative Agent.
6.17.    Affiliates. The Borrower will not, nor will it permit any Guarantor or any of their respective Subsidiaries to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (i) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s, Guarantor’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower, such Guarantor or such Subsidiary than the Borrower, such Guarantor or such Subsidiary would obtain in a comparable arms-length transaction (ii) transactions between or among the Borrower and any Guarantor, (iii) transactions solely between or among the Borrower and Wholly-Owned Subsidiaries, (iv) the issuance of equity securities to Affiliates, (v) compensation, bonus and benefit arrangements with employees, officers, directors and trustees of the Borrower or its Subsidiaries that are customary in the industry or are in the ordinary course consistent with past practices, (vi) loans to and other investments by the Borrower or its

Subsidiaries in Non-Wholly Owned Subsidiaries or any Investment Affiliate that are otherwise permitted by this Agreement, (vii) dividends permitted by Section 6.11, and (viii) transactions otherwise permitted by this Agreement.
6.18.    Financial Undertakings. The Borrower will not enter into or remain liable upon, nor will it permit any Guarantor or Subsidiary to enter into or remain liable upon, any Financial Undertaking, except to the extent entered into for the purpose of protecting the Borrower and its Subsidiaries against increases in interest payable by them under variable interest Indebtedness.
6.19.    [Intentionally Omitted].
6.20.    [Intentionally Omitted].
6.21.    Indebtedness and Cash Flow Covenants. The Borrower on a consolidated basis with its Subsidiaries shall not permit:
(i)    the Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(i) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than four fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (c) the Borrower has not maintained compliance with this Section 6.21(i) in reliance on this proviso more than one time during the term of this Agreement and (d) such ratio is not greater than 65.0% at any time;
(ii)    the Fixed Charge Coverage Ratio to be less than 1.50 to 1.00;
(iii)    the Unencumbered Leverage Ratio to exceed 60.0%; provided, that if such ratio is greater than 60.0%, then the Borrower shall be deemed to be in compliance with this Section 6.21(iii) so long as (a) the Borrower completed a Material Acquisition during the quarter in which such ratio first exceeded 60.0%, (b) such ratio does not exceed 60.0% for a period of more than four fiscal quarters immediately following the fiscal quarter in which such Material Acquisition was completed, (c) the Borrower has not maintained compliance with this Section 6.21(iii) in reliance on this proviso more than one time during the term of this Agreement and (d) such ratio is not greater than 65.0% at any time; provided, further, that no breach of this Section 6.21(iii) shall occur (or be deemed to have occurred) unless and until Borrower has failed to make the principal payments required to restore compliance with this covenant as provided in Section 2.8(b) and Section 7.2 or provide additional Unencumbered Pool Property in accordance with Section 7.2 and provided further that during any period in which Borrower shall fail to be in compliance of any covenant in Section 6.21(iii) (without regard to any period provided in Section 2.8(b) or Section 7.2 for payment or to provide additional Unencumbered Pool Properties), then the Lenders shall have no obligation to make Loans or to issue Facility Letters of Credit;
(iv)    the Unencumbered Interest Coverage Ratio to be less than 1.75 to 1:00;
(v)    the sum of (a) Secured Indebtedness minus (b) Unrestricted Cash and Cash Equivalent of the Consolidated Group as of the end of the preceding fiscal quarter, to be more than forty percent (40%) of Total Asset Value; and

(vi)    the sum of (a) Secured Recourse Indebtedness minus (b) Unrestricted Cash and Cash Equivalent of the Consolidated Group as of the end of the preceding fiscal quarter, to be more than fifteen percent (15%) of Total Asset Value.
6.22.    Environmental Matters. The Borrower and its Subsidiaries shall:
(a)    Comply with, and use all reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use all reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect; provided that in no event shall the Borrower or its Subsidiaries be required to modify the terms of leases, or renewals thereof, with existing tenants (i) at Projects owned by the Borrower or its Subsidiaries as of the date hereof, or (ii) at Projects hereafter acquired by the Borrower or its Subsidiaries as of the date of such acquisition, to add provisions to such effect.
(b)    Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under applicable Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect, or (ii) the Borrower has determined in good faith that contesting the same is not in the best interests of the Borrower and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.
(c)    Defend, indemnify and hold harmless Administrative Agent and each Lender, and its respective officers, directors, agents and representatives from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower, its Subsidiaries or the Projects, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefore. This indemnity shall continue in full force and effect regardless of the termination of this Agreement.
(d)    Prior to the acquisition of a new Project after the Agreement Effective Date, perform or cause to be performed a commercially reasonable environmental investigation with respect to such Project. In connection with any such investigation, Borrower shall cause to be prepared a report of such investigation, to be made available to any Lenders upon reasonable request, for informational purposes and to assure compliance with the specifications and procedures.
6.23.    Plan Assets. The Borrower, each Controlled Group member, the REIT, and each of their respective Subsidiaries will do, or cause to be done, all things necessary to ensure that none of its assets will be deemed to be “plan assets”, as determined pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, at any time.
6.24.    [Intentionally Omitted].
6.25.    Negative Pledges. The Borrower agrees that neither the Borrower, the REIT nor any other members of the Consolidated Group shall enter into or be subject to any agreement governing any

Indebtedness which constitutes a Negative Pledge other than (i) restrictions on further subordinate Liens on Projects encumbered by a mortgage, deed to secure debt or deed of trust securing such Indebtedness, (ii) covenants in any Unsecured Indebtedness requiring that the Consolidated Group maintain a pool of unencumbered properties of a size determined by reference to the total amount of Unsecured Indebtedness of the Consolidated Group on substantially similar terms to those provisions contained herein regarding the Unencumbered Pool (including without limitation clauses (iii) and (iv) of Section 6.21 above), but that do not generally prohibit the encumbrance of the Borrower’s or the Consolidated Group’s assets, or the encumbrance of any specific assets or (iii) Negative Pledges with respect to any Project that is not an Unencumbered Pool Property (it being agreed that a Project that is included as an Unencumbered Pool Property that becomes subject to a Negative Pledge not otherwise permitted under clause (a)(iv) of the definition of the term “Qualifying Unencumbered Pool Property” shall be deemed removed as an Unencumbered Pool Property).
6.26.    Guaranty.
(a)    Subject to Section 6.29(d) below, in the event that any Wholly-Owned Subsidiary of Borrower or the REIT, whether presently existing or hereafter formed or acquired, which is not a Guarantor at such time, shall (i) own or be the lessee under a Financeable Ground Lease of an Unencumbered Pool Property (but specifically excluding any such Wholly-Owned Subsidiary of Borrower or the REIT that is a Specified Qualifying JV Entity), (ii) otherwise have a direct or indirect leasehold or other interest in an Unencumbered Pool Property (but specifically excluding any such Wholly-Owned Subsidiary of Borrower or the REIT that is a Specified Qualifying JV Entity) or (iii) own, directly or indirectly, interests in any Project or Projects that constitutes five percent (5%) or more of Total Asset Value (provided for purposes of this clause (iii) that (X) the determination of whether a Subsidiary meets this requirement shall be made annually in connection with the delivery of financial statements pursuant to Section 6.1(iii), and any Subsidiary meeting such requirement will only be required to become a Subsidiary Guarantor if it satisfies the criteria at the time of determination, and (Y) any Wholly-Owned Subsidiaries that are Specified Qualifying JV Entities shall be included in such determination), then Borrower shall cause such Subsidiary to execute and deliver to the Administrative Agent each of the following items, each in form and substance satisfactory to the Agent: (A) a joinder to the Guaranty in the form of Exhibit A attached to the Guaranty, (B) the organizational documents, certificates of good standing, resolutions and a legal opinion regarding such Subsidiary Guarantor, all in form and substance reasonably satisfactory to the Administrative Agent and consistent with the corresponding items delivered by the Borrower under Section 4.1 if such Subsidiary had been a Guarantor as of the date hereof, and (C) such information relating to “know your customer” and anti-money laundering requirements as the Administrative Agent or any Lender may request; provided, however, no Subsidiary shall be required to become a Subsidiary Guarantor under clause (iii) above if such Subsidiary is an Excluded Subsidiary. Each such Subsidiary shall be specifically authorized to guarantee the Obligations. At the time any Subsidiary becomes a Subsidiary Guarantor, the Borrower shall be deemed to make to the Administrative Agent and the Lenders all of the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in the Agreement and the other Loan Documents to the extent they apply to such Subsidiary Guarantor.
(b)    Notwithstanding Section 6.26(a) of this Agreement, as of, or subsequent to the time that is the earlier to occur of (i) the Administrative Agent first receiving written notice from the REIT or Borrower of the Investment Grade Rating Date or (ii) the REIT or Borrower first issuing or incurring other Unsecured Indebtedness that is pari passu to the Obligations and the terms of such Unsecured Indebtedness do not require any Subsidiary of the Borrower or REIT to guarantee such Unsecured Indebtedness (the date on which such time occurs being referred to as the “Subsidiary Guarantor Release Date”), no Subsidiary of the Borrower or the REIT shall be required to become a Subsidiary Guarantor unless such Subsidiary creates, incurs, acquires, assumes, suffers to exist or otherwise is or becomes liable

(whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness. Upon the occurrence of the Subsidiary Guarantor Release Date and provided that no Default or Unmatured Default exists, Administrative Agent shall release any Subsidiary of the Borrower from the Guaranty upon receipt by Administrative Agent of a certificate from an officer of the Borrower certifying that such Subsidiary has not created, incurred, acquired, assumed, suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Recourse Indebtedness (or simultaneously with the release hereunder will be released from liability with respect to such Indebtedness). In the event that at any time after the Subsidiary Guarantor Release Date, (X) the REIT ceases to have an Investment Grade Rating from any of S&P, Moody’s or Fitch and (Y) the REIT or Borrower cease to be liable with respect to other Unsecured Indebtedness that is pari passu to the Obligations and the terms of such Unsecured Indebtedness do not require any Subsidiary of the Borrower or REIT to guarantee such Unsecured Indebtedness, then Borrower and the REIT shall within thirty (30) days (or such later date as agreed by Administrative Agent) after such occurrence cause all Subsidiaries required to become Subsidiary Guarantors under Section 6.26(a) of this Agreement to execute and deliver the documents required in said Section 6.26(a). Notwithstanding the foregoing, the foregoing provisions shall not apply to the REIT, which may only be released upon the written approval of Administrative Agent and all of the Lenders.
(c)    From time to time, the Borrower may request, upon not less than two (2) Business Days prior written notice to the Administrative Agent, that a Subsidiary Guarantor be released from the Guaranty, and upon receipt of such request the Administrative Agent shall release, such Subsidiary Guarantor from the Guaranty so long as: (i) such Subsidiary Guarantor is not, or immediately upon its release will not be, required to be a party to the Guaranty under the immediately preceding subsections (a) or (b), (ii) no Unmatured Default or Default will exist immediately following such release; and (iii) the representations and warranties (subject in all cases to all materiality qualifiers and other exceptions in such representations and warranties) contained in Article V shall be true and correct as of the date of such release and immediately after giving effect to such release, except to the extent any such representation or warranty is stated to relate solely to an earlier date (in which case such representation or warranty shall have been true and correct on and as of such earlier date) and except for changes in factual circumstances not prohibited under the Loan Documents. Delivery by the Borrower to the Administrative Agent of any such request shall constitute a representation by the Borrower that the matters set forth in the preceding sentence (both as of the date of the giving of such request and as of the date of the effectiveness of such request) are true and correct with respect to such request. The Administrative Agent shall execute such documents and instruments as the Borrower may reasonably request, and at the Borrower’s sole cost and expense, to evidence such release.
6.27.    Amendments to Organizational Documents. As and to the extent the same would have a Material Adverse Effect, the Borrower shall not permit any amendment to be made to its organizational documents without the prior written consent of the Required Lenders.
6.28.    Trading of Stock. The Borrower shall cause the common stock of the REIT to all times be listed for trading and be traded on the New York Stock Exchange or Nasdaq.
6.29.    Unencumbered Pool Properties.
(a)    The Unencumbered Pool Properties shall at all times satisfy the condition that such Real Estate has been designated as an “Unencumbered Pool Property” on Schedule 1 or Schedule 5 hereto or in a Compliance Certificate in accordance with Section 6.1(v) or delivered pursuant to this Section, and in any event has not been removed as an Unencumbered Pool Property pursuant to Section 6.29(c) or (d).

(b)    In the event that (x) any Subsidiary of the Borrower owns or leases under a Financeable Ground Lease a Project which would otherwise qualify as an Unencumbered Pool Property and the Borrower desires for the same to become an Unencumbered Pool Property, then such property may become an Unencumbered Pool Property but only in the event that all of the terms and conditions of this Section 6.29(b)(i) through (v) and Section 6.26 are satisfied and (y) the Borrower desires for another Project owned by R2G Venture or another joint venture to become an Unencumbered Pool Property then such property may become an Unencumbered Pool Property but only in the event that all of the terms and conditions of this Section 6.29(b)(vi) or (vii), as applicable, are satisfied:
(i)    Such Subsidiary shall be a Subsidiary Guarantor (if required by this Agreement);
(ii)    The organizational agreements of such Subsidiary or such other resolutions or consents satisfactory to Agent shall, if such Subsidiary is required to be a Subsidiary Guarantor by this Agreement, specifically authorize such Subsidiary to guaranty the Obligations and to pledge the assets of such Subsidiary as security for the Obligations and the Borrower shall certify to the Agent that applicable law does not preclude such Subsidiary from executing such guaranty or pledging its assets to secure the Obligations;
(iii)    All covenants, agreements, and representations in the Loan Documents herein of the Borrower and the Guarantors and their Subsidiaries shall be true and correct with respect to such Subsidiary;
(iv)    No Default or Unmatured Default shall exist or would reasonably be expected to exist in the event that such Subsidiary becomes a Subsidiary Guarantor or acquires such asset or such asset becomes an Unencumbered Pool Property;
(v)    The Project acquired or owned by such Subsidiary shall qualify as a Qualifying Unencumbered Pool Property hereunder;
(vi)    With respect to a Project directly or indirectly owned by R2G Venture, (A) the organizational documents of the Subsidiaries of R2G Venture that are the direct or indirect owners of such Project shall be either subject to organizational documents that have been reviewed and approved by the Administrative Agent on or prior to the Agreement Effective Date or are subject to organizational documents that are reviewed and approved by the Administrative Agent acting reasonably (and thereafter such organizational documents shall constitute “Approved Qualifying JV Entity Organizational Documents” and each such direct or indirect owner of such Project shall constitute a “Specified Qualified JV Entity”), (B) such Project otherwise satisfies the requirements of the definition of “Specified Qualifying JV Asset”, (C) the Borrower delivers an updated Schedule 5 listing all required information for such Project, and (D) no Default or Unmatured Default shall exist or would reasonably be expected to exist in the event that such asset becomes an Unencumbered Pool Property; and
(vii)    With respect to a Project directly or indirectly owned by a joint venture other than R2G Venture, (A) the organizational documents of such joint venture and the Subsidiaries of such joint venture that are the direct or indirect owners of such Project shall be reviewed and approved by the Administrative Agent acting reasonably (and thereafter such organizational documents shall constitute “Approved Qualifying JV Entity Organizational Documents” and each such direct or indirect owner of such Project, including such joint venture, shall constitute a “Specified Qualified JV Entity”), (B) the equity interests owned by the Borrower or its Wholly Owned Subsidiaries in such joint venture are not subject to any Lien other than Permitted Liens set forth in clauses (i) through (iv) of Section 6.16 or to any Negative Pledge (other than Negative Pledges permitted under clause (ii) of Section 6.25), (C) such Project otherwise satisfies the applicable requirements of the definition of “Specified Qualifying JV Asset”, (D) the Borrower delivers an updated Schedule 5 listing all required information for such Project, and (E) no Default or Unmatured Default shall exist or would reasonably be expected to exist in the event that such asset becomes an Unencumbered Pool Property.
(c)    Upon any Unencumbered Pool Property ceasing to qualify as an Unencumbered Pool Property, such Unencumbered Pool Property shall no longer be included in the calculation of the Unencumbered Pool Value nor shall its Net Operating Income be included for purposes of determining compliance with Section 6.21(iv). Within five (5) Business days after any such disqualification, the Borrower shall deliver to the Administrative Agent a certificate reflecting such disqualification, together with the identity of the disqualified Unencumbered Pool Property, a statement as to whether any Default or Unmatured Default arises as a result of such disqualification, and a calculation of the Unencumbered Pool Value and Net Operating Income attributable to such Unencumbered Pool Property. Simultaneously with the delivery of the items required pursuant above, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate demonstrating, after giving effect to such disqualification and any addition pursuant to Section 7.2, compliance with the covenants contained in Section 6.21(iii) and (iv).
(d)    In addition, the Borrower may voluntarily remove any Project from the Unencumbered Pool Properties by delivering to the Administrative Agent, no later than five (5) Business Days prior to date on which such removal is to be effected, notice of such removal, together with a statement that no Default or Unmatured Default then exists or would, upon the occurrence of such event or with passage of time, result from such removal, and the identity of the Unencumbered Pool Property being removed, and a calculation of the Unencumbered Pool Value and Net Operating Income attributable to such Unencumbered Pool Property. Simultaneously with the delivery of the items required above, the Borrower shall deliver to the Administrative Agent a pro forma Compliance Certificate demonstrating, after giving effect to such removal, compliance with the covenants contained in Section 6.21(iii) and (iv).
6.30.    [Intentionally Omitted].
6.31.    REIT Restrictions. The Borrower covenants and agrees to cause the REIT to comply with the following: the REIT will at all times (a) be the sole general partner of the Borrower, (b) own not less than fifty-one percent (51%) of the partnership interests in the Borrower, and in any event the largest percentage interest of any partner in the Borrower and (c) be responsible for making all major and day-to-day operational and management decisions to be made by the Borrower in the conduct of its business. Without the prior written consent of Administrative Agent, the REIT shall not own any assets other than its interest in the Borrower as a general partner and a limited partner, cash, Short-term Investments and the property described on Schedule 6.31 hereto.
ARTICLE VII.
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:

7.1 (a) Nonpayment of any principal payment or Reimbursement Obligation due hereunder or under any Note when due, or (b) nonpayment of interest hereunder or upon any Note or of any Facility Fee or other payment Obligations under any of the Loan Documents within five (5) Business Days after the same becomes due (for the avoidance of doubt, the five (5) Business Day grace period shall only apply to Section 7.1(b).)
7.2 The breach of any of the terms or provisions of Sections 6.19 or 6.21 and such failure shall continue for thirty (30) days after written notice thereof shall have been given to the Borrower by the Administrative Agent; provided, however, that in the event that Borrower or the REIT shall fail to comply with Section 6.21(iii), then the same shall not constitute a Default or Unmatured Default hereunder in the event that Borrower prepays the Loans or provides additional Unencumbered Pool Properties in accordance with the terms of this Agreement in an amount sufficient such that Borrower and the REIT would be fully in compliance with the covenant set forth in Section 6.21(iii) within ten (10) Business Days of the earlier to occur of (i) Borrower obtaining actual knowledge of such noncompliance, (ii) Borrower reporting any such noncompliance, or (iii) receipt by Borrower of written notice of such noncompliance from the Administrative Agent; and provided further, that during any period in which Borrower or the REIT shall fail to be in compliance of any covenant in Section 6.21(iii) (without regard to any period provided in Section 2.8(b) or Section 7.2 for payment or to provide additional Unencumbered Pool Properties), then the Lenders shall have no obligation to make Loans or to issue Facility Letters of Credit.
7.3 Any representation or warranty made or deemed made by or on behalf of the Borrower, the REIT or any other members of the Consolidated Group to the Lenders or the Administrative Agent under or in connection with the Agreement, any Loan, or any material certificate or information delivered in connection with the Agreement or any other Loan Document shall be materially false on the date as of which made.
7.4 The breach by the Borrower (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of the Agreement which is not remedied within thirty (30) days after written notice from the Administrative Agent provided that no cure period shall be available with respect to a failure to comply with the terms of Section 6.3, Section 6.7(b) or Section 6.12.
7.5 Failure of the Borrower, the REIT or any other member of the Consolidated Group to pay when due any Recourse Indebtedness with respect to which the aggregate liability exceeds $50,000,000 or any Non-Recourse Indebtedness with respect to which the aggregate liability exceeds $100,000,000 (any such Recourse Indebtedness or Non-Recourse Indebtedness in excess of such applicable limit being referred to herein as “Material Indebtedness”); or the default by the Borrower, the REIT or any other member of the Consolidated Group in the performance of any term, provision or condition contained in any agreement, or any other event shall occur or condition exist, which causes, or permits, any such Material Indebtedness to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.
7.6 The Borrower, the REIT or any other member of the Consolidated Group (other than any such other member (other than the REIT) of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower and the REIT) then subject to any proceeding or condition described in this Section or the immediately following Section 7.7, does not account for more than 5.0% of Total Asset Value at such time) shall (i) have an order for relief entered with respect to it under the bankruptcy or insolvency laws of any jurisdiction as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the bankruptcy or insolvency laws of any jurisdiction as now or hereafter in effect or seeking to adjudicate it as a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (vii) admit in writing its inability to pay its debts generally as they become due.
7.7 A receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower, the REIT or any other member of the Consolidated Group (other than any such other member (other than the REIT) of the Consolidated Group that, together with all other members of the Consolidated Group (other than Borrower and the REIT) then subject to any proceeding or condition described in this Section or the immediately preceding Section 7.6, does not account for more than 5.0% of Total Asset Value at such time) or for any Substantial Portion of the Property of the Borrower, the REIT or such other member of the Consolidated Group, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower, the REIT or any such other member of the Consolidated Group and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
7.8 The Borrower, the REIT or any other member of the Consolidated Group shall fail within sixty (60) days to pay, bond or otherwise discharge any judgments or orders issued in proceedings with respect to which Borrower, the REIT or such member has been properly served or has been given due and proper written notice for the payment of money (excluding, however, any such judgments or orders related to any then outstanding Indebtedness which is not Recourse Indebtedness and which was not paid when due or is otherwise in default as described in Section 7.5 above, not to exceed, in the aggregate the $100,000,000 limit set forth in such Section 7.5), in an amount which, when added to all other judgments or orders outstanding against the Borrower, the REIT or any other member of the Consolidated Group would exceed $50,000,000 in the aggregate, which have not been stayed on appeal or otherwise appropriately contested in good faith.
7.9 The Borrower, the REIT or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, the REIT or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds $1,000,000 or requires payments exceeding $500,000 per annum.
7.10 The Borrower, the REIT or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower, the REIT and the other members of the Controlled Group (taken as a whole) to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $50,000,000.
7.11 The occurrence of any “Default” as defined in any Loan Document or the breach of any of the terms or provisions of any Loan Document, which default or breach continues beyond any period of grace therein provided.
7.12 The attempted revocation, challenge, disavowment, or termination by the Borrower or any Guarantor of any of the Loan Documents.

7.13 Any Change in Control shall occur.
ARTICLE VIII.
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.    Acceleration.. If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower or the REIT, the obligations of the Lenders to make Loans and to issue Facility Letters of Credit hereunder shall automatically terminate and the Facility Obligations (including an amount equal to the stated amount of all Facility Letters of Credit outstanding as of the date of the occurrence of such Default for deposit into the Letter of Credit Collateral Account) shall immediately become due and payable without any election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, so long as a Default exists Lenders shall have no obligation to make any Loans and the Required Lenders, at any time prior to the date that such Default has been fully cured, may permanently terminate the obligations of the Lenders to make Loans hereunder and declare the Facility Obligations to be due and payable, or both, whereupon (i) if the Required Lenders have elected to accelerate, the Facility Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives and (ii) if any automatic or optional acceleration has occurred, the Administrative Agent, as directed by the Required Lenders (or if no such direction is given within 30 days after a request for direction, as the Administrative Agent deems in the best interests of the Lenders, in its sole discretion, until receipt of a subsequent direction from the Required Lenders), shall use its good faith efforts to collect, including without limitation, by filing and diligently pursuing judicial action, all amounts owed by the Borrower under the Loan Documents and to exercise all other rights and remedies available under applicable law.
In addition to the foregoing, following the occurrence of a Default and so long as any Facility Letter of Credit has not been fully drawn and has not been cancelled or expired by its terms, upon demand by the Required Lenders the Borrower shall deposit in the Letter of Credit Collateral Account cash in an amount equal to the aggregate undrawn face amount of all outstanding Facility Letters of Credit and all fees and other amounts due or which may become due with respect thereto. The Borrower shall have no control over funds in the Letter of Credit Collateral Account and shall not be entitled to receive any interest thereon. Such funds shall be promptly applied by the Administrative Agent to reimburse the Issuing Bank for drafts drawn from time to time under the Facility Letters of Credit and associated issuance costs and fees. Such funds, if any, remaining in the Letter of Credit Collateral Account following the payment of all Facility Obligations in full shall, unless the Administrative Agent is otherwise directed by a court of competent jurisdiction, be promptly paid over to the Borrower.
If, within 10 days after acceleration of the maturity of the Facility Obligations or termination of the obligations of the Lenders to make Loans hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower or the REIT) and before any judgment or decree for the payment of the Facility Obligations due shall have been obtained or entered, all of the Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

6.13.    Amendments.
(a)    Subject to the provisions of this Article VIII and except as otherwise permitted in Section 2.22(c), the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or waiving any Default hereunder. Subject to the immediately following subsection (b), any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Lenders of a particular Class, and not Lenders of any other Class, may be amended, and the performance or observance by the Borrower or any Subsidiary of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Class Lenders for such Class of Lenders (and, in the case of an amendment to any Loan Document, the written consent of the Borrower and the REIT and any Subsidiary which is a party thereto). Notwithstanding anything to the contrary contained in this Section, the Fee Letter may only be amended, and the performance or observance by the REIT thereunder may only be waived, in a writing executed by the parties thereto.
(b)    Additional Lender Consents. In addition to the foregoing requirements, no amendment, waiver or consent shall:
(i)    Extend the Facility Termination Date for a Class of Loans (except as provided in Section 2.1(c) in the case of the Revolving Facility Termination Date) without the written consent of each Lender of the applicable Class;
(ii)    Except as contemplated by Section 8.2(c) with respect to a reduction of the interest rate payable hereunder upon the satisfaction of the ESG Pricing Provisions, forgive all or any portion of the principal amount of any Loan or accrued interest thereon or of the Facility Letter of Credit Obligations or of the Facility Fee, Facility Letter of Credit Fee, reduce any of the Applicable Margins (or modify any definition herein which would have the effect of reducing any of the Applicable Margins) or the underlying interest rate options or extend the time of payment of any such principal, interest or Facility Fees or Facility Letter of Credit Fees without the written consent of each Lender affected thereby;
(iii)    Release any Subsidiary Guarantor, except as permitted in Section 6.26, or the REIT from any liability it may undertake with respect to the Obligations without the written consent of all of the Lenders;
(iv)    Modify the definition of the term “Required Lenders” or “Percentage” or (except as otherwise provided in the immediately following clause (v)), modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, without the written consent of all of the Lenders;
(v)    Modify the definition of the term “Required Class Lenders” as it relates to a Class of Lenders or modify in any other manner the number or percentage of a Class of Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof, in each case, solely with respect to such Class of Lenders, without the written consent of all of the Lenders in such Class;

(vi)    Increase the Aggregate Commitment beyond $1,250,000,000 without the written consent of all of the Lenders, provided that no Commitment of a Lender can be increased without the consent of such Lender;
(vii)    Amend the definitions of “Revolving Commitment” or “Revolving Percentage” without the written consent of all of the Revolving Lenders;
(viii)    Amend the definitions of Term Loan A-1 Commitment without the written consent of all of the Term A-1 Lenders;
(ix)    Amend the definition of Term Loan A-2 Commitment without the written consent of all of the Term A-2 Lenders;
(x)    Amend the definition of Term Loan A-4 Commitment without the written consent of all of the Term A-4 Lenders;
(xi)    [Intentionally Omitted];
(xii)    Amend the definition of “Term Percentage” as it applies to a Class of Term Lenders without the written consent of all of the Term Lenders of such Class;
(xiii)    While any Term Loans remain outstanding (A) amend, modify or waive any provision of this Agreement if the effect of such amendment, modification or waiver is to require the Revolving Lenders to make Revolving Loans when such Lenders would not otherwise be required to do so, (B) [Intentionally Omitted] or (C) change the amount of the Facility Letter of Credit Sublimit, in each case, without the prior written consent of the Revolving Lenders constituting the Required Class Lenders of the Revolving Lenders;
(xiv)    Permit the Borrower to assign its rights under the Agreement or otherwise release the Borrower from any portion of the Obligations without the written consent of all of the Lenders;
(xv)    Cause any collateral security held by the Administrative Agent on behalf of any of the Lenders to be held other than on a pro rata basis (except for the Letter of Credit Collateral Account pursuant to Section 2A.9) without the written consent of all of the Lenders;
(xvi)    Cause any Guarantor to guarantee the Obligations on any basis other than a pro rata basis without the written consent of all of the Lenders; or
(xvii)    Amend Sections 2.8, 2.13, 2.23, 8.1, 8.2, 8.5, 10.14 or 11.2, without the written consent of all of the Lenders.
No amendment of any provision of the Agreement relating to the Administrative Agent or Issuing Bank shall be effective without the written consent of the Administrative Agent or Issuing Bank, respectively. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased, reinstated or extended, and the scheduled date for payment of any amount owing to such Defaulting Lender may not be extended, without the written consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the written consent of such Defaulting Lender.
Further notwithstanding anything to the contrary in this Section 8.2, if the Administrative Agent and the Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or the other Loan Documents or an inconsistency between provision of this Agreement and/or the other Loan Documents, the Administrative Agent and the Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not adversely affect the interest of the Lenders. Any such amendment shall become effective without any further or consent of any of other party to this Agreement; provided that the Administrative Agent shall post any such amendment implementing such changes to the Lenders reasonably promptly after such amendment becomes effective.
(c)    ESG Amendment. After the Agreement Effective Date, the Borrower, in consultation with the Sustainability Structuring Agent, shall be entitled to either (a) establish specified Key Performance Indicators (“KPIs”) with respect to certain Environmental, Social and Governance (“ESG”) targets of the REIT and its Subsidiaries or (b) establish external ESG ratings (“ESG Ratings”) targets to be mutually agreed between the Borrower and the Sustainability Structuring Agent. The Sustainability Structuring Agent, the Borrower and the Required Lenders may amend this Agreement (such amendment, the “ESG Amendment”) solely for the purpose of incorporating either the KPIs or ESG Ratings and other related provisions (the “ESG Pricing Provisions”) into this Agreement for the Loans. Upon effectiveness of any such ESG Amendment, based on either the Borrower’s performance against the KPIs or its obtainment of the target ESG Ratings, certain adjustments to the Applicable Margin for Revolving Loans and Term Loans payable pursuant to Section 2.11 and the Facility Letter of Credit Fees payable pursuant to Section 2A.8 may be made; provided that the amount of any such adjustments made pursuant to an ESG Amendment shall not result in an increase (if specified KPIs or ESG ratings targets are not achieved) or decrease (if specified KPIs or ESG ratings targets are achieved) of more than 2.00 basis points in the Applicable Margin for Revolving Loans or Term Loans payable pursuant to Section 2.11 or the Letter of Credit Fees payable pursuant to Section 2A.8 from those set forth herein on the Agreement Effective Date. If KPIs are utilized, the pricing adjustments will require, among other things, reporting and validation by a Sustainability Metric Auditor of the measurement of the KPIs in a manner that is aligned with the Sustainability Linked Loan Principles (as published in May 2021 by the Loan Market Association, Asia Pacific Loan Market Association and Loan Syndications & Trading Association) and is to be agreed between the Borrower and the Sustainability Structuring Agent (each acting reasonably). Following the effectiveness of the ESG Amendment, any modification to the ESG Pricing Provisions which does not have the effect of reducing the Applicable Margin for Revolving Loans or Term Loans payable pursuant to Section 2.11 or the Letter of Credit Fees payable pursuant to Section 2A.8 to a level not otherwise permitted by this paragraph shall be subject only to the consent of the Borrower and the Required Lenders.
8.3.    Preservation of Rights. No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Loan shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

8.4.    [Intentionally Omitted].
8.5.    Application of Funds. If a Default exists, any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
(a)    to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented attorney costs payable under Section 9.7 and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
(b)    to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and the Issuing Bank and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause (b) payable to them;
(c)    to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Facility Letter of Credit Obligations, Related Swap Obligations and other Obligations, ratably among the Lenders, the Issuing Bank and the Lender Hedge Providers in proportion to the respective amounts described in this clause (c) payable to them;
(d)    to payment of that portion of the Obligations constituting unpaid principal of the Loans, Facility Letter of Credit Obligations and Related Swap Obligations and to deposit in the Letter of Credit Collateral Account the undrawn amounts of Letters of Credit, ratably among the Lenders, the Issuing Bank and the Lender Hedge Providers in proportion to the respective amounts described in this clause (d) held by them; and
(e)    the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
8.6.    Reliance on Hedge Provider. For purposes of applying payments received in accordance with Section 8.5 or any other provision of the Loan Documents, the Administrative Agent shall be entitled to rely upon the trustee, paying agent or other similar representative (each, a “Representative”) or, in the absence of such a Representative, upon the holder of the Related Swap Obligations for a determination (which each holder of the Related Swap Obligations agrees (or shall agree) to provide upon request of the Administrative Agent) of the outstanding Related Swap Obligations owed to the holder thereof. Unless it has actual knowledge (including by way of written notice from such holder) to the contrary, the Administrative Agent, in acting hereunder, shall be entitled to assume that no Related Swap Obligations are outstanding.
ARTICLE IX
GENERAL PROVISIONS
9.1.    Survival of Representations. All representations and warranties of the Borrower contained in the Agreement shall survive delivery of the Notes and the making of the Loans herein contemplated.
9.2.    Governmental Regulation. Anything contained in the Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3.    Reserved.

9.4.    Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.5.    Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower, the Administrative Agent and the Lenders and supersede all prior commitments, agreements and understandings among the Borrower, the Administrative Agent and the Lenders relating to the subject matter thereof.
9.6.    Several Obligations; Benefits of the Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. The Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to the Agreement and their respective successors and assigns.
9.7.    Expenses; Indemnification. The Borrower shall reimburse the Administrative Agent for any reasonable and documented costs, internal charges and out-of-pocket expenses (including, without limitation, all reasonable and documented fees for consultants and documented fees and reasonable expenses for attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent), paid or incurred by the Administrative Agent in connection with the administration, amendment, modification, and enforcement of the Loan Documents, provided that reimbursement for such fees and expenses for attorneys will be limited to one counsel for the Administrative Agent and, if applicable, one local counsel in each material jurisdiction for the Administrative Agent; and provided further that for all purposes of the Loan Documents the documentation of attorneys’ fees and expenses will be limited to the extent that any disclosure of attorneys working on the matter or other description of work would involve any disclosure of confidential or other privileged or protected information, including any information subject to the attorney-client privilege or the work product doctrine. The Borrower shall reimburse the Arrangers for all reasonable and documented expenses in connection with the documentation of this Agreement. The Borrower shall reimburse the Sustainability Structuring Agent for all reasonable and documented expenses in connection with the documentation and implementation of any ESG Amendment. The Borrower also agrees to reimburse the Administrative Agent and the Lenders for any reasonable and documented costs, internal charges and out-of-pocket expenses (including, without limitation, all fees and reasonable and documented expenses for attorneys for the Administrative Agent and the Lenders, which attorneys may be employees of the Administrative Agent or the Lenders), paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents (including, without limitation, any workout), provided that reimbursement for such fees and expenses for attorneys will be limited to one additional counsel for all of the Lenders, if applicable, one additional counsel per specialty area and one local counsel per applicable jurisdiction, and additional counsel as necessary in the event of an actual or perceived conflict of interest among the Lenders and the Administrative Agent. The Borrower further agrees to indemnify the Administrative Agent, the Sustainability Structuring Agent, each Lender, the Arrangers and their Affiliates, and their directors, employees, officers, partners, members, agents and advisors (the “Indemnitees”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable and documented fees and expenses for attorneys of the indemnified parties, all expenses of litigation or preparation therefore whether or not the Administrative Agent, the Sustainability Structuring Agent or any Lender or an Arranger is a party thereto) which any of them may pay or incur arising out of or relating to (i) the Agreement, (ii) the entering into the Agreement, (iii) the establishment of the Facility, (iv) the other Loan Documents, (v) the Projects, (vi) the Administrative Agent or any Lender as creditors in possession of Borrower’s information, (vii) the Administrative Agent or any Lender as material creditors being alleged to have direct or indirect influence, (viii) the transactions contemplated hereby, or (ix) the direct or indirect application or proposed application of the proceeds of any Loan hereunder, except to the extent that any of the foregoing (a) arise out of the gross negligence, bad faith or willful misconduct of the party seeking indemnification therefor as determined in a final non-appealable judgment of a court of competent jurisdiction, (B) suffered to the extent they arise from violation by any Indemnitee of any such Indemnitee’s internal policies or from a violation of law applicable to such Indemnitee’s operations, (C) attributable to actions or events occurring after the Administrative Agent and the Lenders acquire an ownership interests in any real estate of the Consolidated Group or (D) are attributable to the breach by such Indemnitee of its obligations under the Loan Documents. The Borrower agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates’ officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to any facility hereunder, the actual or proposed use of the Loans or any Letter of Credit, the Loan Documents or the transactions contemplated thereby. The Borrower agrees that during the term of the Agreement, it shall under no circumstances claim, and hereby waives, any right of offset, counterclaim or defense against the Administrative Agent or any Lender with respect to the Obligations arising from, due to, related to or caused by any obligations, liability or other matter or circumstance which is not the Obligations and is otherwise unrelated to the Agreement. Any assignee of a Lender’s interest in and to the Agreement, its Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which the Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by the Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Borrower. The obligations of the Borrower under this Section shall survive the termination of the Agreement. No Indemnitee referred to above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. This Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
9.8.    Nature of Documents. If requested by the Administrative Agent, any statement, notice, closing document, or request hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.
9.9.    Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP; provided that, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the appropriate Lenders pursuant to Section 8.2); provided further that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP; provided, further, that (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower, the REIT or any other member of the Consolidated Group at “fair value”, as defined therein shall be disregarded for the purposes of computing any financial ratios and requirements herein and (ii) the effect of ASC 842 or any other changes to GAAP that would require leases which would have been classified as operating leases under GAAP immediately prior to the effectiveness of ASC 842 to be classified and accounted for as capital leases after the effectiveness of ASC 842 (including by reason of adoption of FASB Accounting Standards Update 2016-02) shall be disregarded for the purposes of computing any financial ratios and requirements herein, including, without limitation for purposes of the definitions of Capitalized Lease and Capitalized Lease Obligations.
9.10.    Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.11.    Nonviability of Lenders. The relationship between the Borrower, on the one hand, and the Lenders and the Administrative Agent, on the other, shall be solely that of borrowers and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.
9.12.    CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.
9.13.    CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK COUNTY, NEW YORK.
9.14.    WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
9.15.    USA Patriot Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record, and the Borrower shall promptly provide upon each request from the Administrative Agent or a Lender, information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.
9.16.    No Novation.
(a)    Existing Agreement. Upon satisfaction of the conditions precedent set forth in Sections 4.1 and 4.2. of this Agreement, this Agreement and the other Loan Documents shall exclusively control and govern the mutual rights and obligations of the parties hereto with respect to the Existing Credit Agreement, and the Existing Credit Agreement shall be superseded in all respects, in each case, on a prospective basis only.
(b)    NO NOVATION. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER, THE EXISTING CREDIT AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE BORROWER UNDER OR IN CONNECTION WITH THE EXISTING CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING CREDIT AGREEMENT).
9.17.    Benchmark Notification. The interest rate on Loans denominated in Dollars may be determined by reference to a benchmark rate that is, or may in the future become, the subject of regulatory reform or cessation. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service. The Administrative Agent will, in keeping with industry practice, continue using its current rounding practices in connection with the Alternate Base Rate, Daily Simple SOFR, Adjusted Daily Simple SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR. In connection with the use or administration of Daily Simple SOFR and Term SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time (provided that the Administrative Agent is making such Conforming Changes on other similarly situated loans where it has a right to do so under the applicable loan documentation) and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Simple SOFR and Term SOFR.
ARTICLE X.
THE ADMINISTRATIVE AGENT
10.1.    Appointment. KeyBank National Association, is hereby appointed Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the agent of such Lender. The Administrative Agent agrees to act as such upon the express conditions contained in this Article X. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of the Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in the Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) shall perform its duties with respect to the administration of the Facility in the same manner as it does when it is the sole lender under this type of facility but does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in the Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives, provided that the Administrative Agent shall, in any case, not be released from liability to the Lenders for damages or losses incurred by them as a result of the Administrative Agent’s gross negligence or willful misconduct.
10.2.    Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.
10.3.    General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower, the Lenders or any Lender for (i) any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except for its or their own gross negligence or willful misconduct or, in the case of the Administrative Agent, its breach of an express obligation under the Agreement; or (ii) any determination by the Administrative Agent that compliance with any law or any governmental or quasi-governmental rule, regulation, order, policy, guideline or directive (whether or not having the force of law) requires the Advances and Commitments hereunder to be classified as being part of a “highly leveraged transaction”.
10.4.    No Responsibility foe Loans, Recitals, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith;

(v) the value, sufficiency, creation, perfection, or priority of any interest in any collateral security; or (vi) the financial condition of the Borrower or any Guarantor. Except as otherwise specifically provided herein, the Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower or the REIT to the Administrative Agent at such time, but is voluntarily furnished by the Borrower or the REIT to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).
10.5    Actions on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the required percentage of the Lenders needed to take such action or refrain from taking such action, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of the Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or the Required Class Lenders, as applicable. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its reasonable satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.
10.6.    Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning all matters pertaining to the agency hereby created and its duties hereunder and under any other Loan Document.
10.7.    Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.
10.8.    Administrative Agent's Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Percentage (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, if not paid by Borrower and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct or a breach of the Administrative Agent’s express obligations and undertakings to the Lenders as finally determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. The obligations of the

Lenders and the Administrative Agent under this Section 10.8 shall survive payment of the Obligations and termination of the Agreement.
10.9.    Rights as a Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by the Agreement or any other Loan Document, with the Borrower, the REIT or any of their respective Subsidiaries in which the Borrower, the REIT or such Subsidiaries are not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.
10.10.    Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement and the other Loan Documents.
10.11.    Successor Administrative Agent. Except as otherwise provided below, KeyBank National Association shall at all times serve as the Administrative Agent during the term of this Agreement. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, forty-five days after the retiring Administrative Agent gives notice of its intention to resign (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). Any such resignation of Administrative Agent may at Administrative Agent’s option also constitute, as applicable, Administrative Agent’s resignation as the Issuing Bank. The Administrative Agent may be removed at any time if the Administrative Agent (i) is found by a court of competent jurisdiction in a final, non-appealable judgment to have committed gross negligence, bad faith or willful misconduct in the course of performing its duties hereunder or (ii) has become a Defaulting Lender by written notice received by the Administrative Agent from the Required Lenders (but excluding, for purposes of calculating the percentage needed to constitute Required Lenders in such instance, the Commitment of the Administrative Agent from the Aggregate Commitment and the Advances held by the Administrative Agent from the total outstanding Advances), such removal to be effective on the date specified by such Lenders. Upon any such resignation or removal, the Required Lenders shall have the right, with approval of the Borrower (so long as no Default shall then be in existence), which such approval shall not be unreasonably withheld or delayed, to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent and as applicable Issuing Bank. If no successor Administrative Agent shall have been so appointed by the Required Lenders and, if applicable, so approved by the Borrower, within forty‑five days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of any Lender (but, so long as no Default shall then be in existence, with the consent of the Borrower), appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent and as applicable Issuing Bank has resigned or been removed and no successor Administrative Agent and as applicable Issuing Bank has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent and as applicable Issuing Bank shall be deemed to be appointed hereunder until such successor Administrative Agent and as applicable Issuing Bank has accepted the appointment. Any such successor Administrative Agent and as applicable Issuing Bank shall in all events be a commercial bank having capital and retained earnings of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent and as applicable Issuing Bank hereunder by a successor Administrative Agent and as applicable Issuing Bank, such successor Administrative Agent and as applicable Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent and as applicable Issuing Bank. Upon the effectiveness of the resignation or removal of the Administrative Agent and as applicable Issuing Bank, the resigning or removed Administrative Agent and as applicable Issuing Bank shall be discharged from its duties and obligations hereunder and under the Loan Documents arising from and after such date (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders, the Issuing Bank under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed). After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent or Issuing Bank hereunder and under the other Loan Documents. If the resigning Administrative Agent shall also resign as the Issuing Bank, such successor Administrative Agent shall issue letters of credit in substitution for the Facility Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Bank, in either case, to assume effectively the obligations of the current Administrative Agent with respect to such Facility Letters of Credit.
10.12.    Notice of Defaults. If a Lender becomes aware of a Default or Unmatured Default, such Lender shall notify the Administrative Agent of such fact provided that the failure to give such notice shall not create liability on the part of a Lender. Upon receipt of such notice that a Default or Unmatured Default has occurred or upon it otherwise having actual knowledge of any Default or Unmatured Default, the Administrative Agent shall notify each of the Lenders of such fact.
10.13.    Requests for Approvald either approve or disapprove definitively in writing to the Administrative Agent within ten Business Days (or sooner if such notice specifies a shorter period for responses based on Administrative Agent’s good faith determination that circumstances exist warranting its request for an earlier response) after such written request from the Administrative Agent. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Administrative Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for approval from Administrative Agent within five (5) Business Days of receipt of such request. Administrative Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Administrative Agent and such other Lenders have otherwise been notified in writing. If the Lender does not so respond, that Lender shall be deemed to have approved the request, unless the consent or approval of affected Lenders or such Lender is required for the requested action as provided under any of clauses (i) through (xiv) of Section 8.2(b), in which event failure to so respond shall not be deemed to be an approval of such request.

10.14.    Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(a)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and in Section 8.2.
(b)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.1 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Defaulting Lender that is a Revolving Lender, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank hereunder; third, in the case of a Defaulting Lender that is a Revolving Lender, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with subsection (e) below; fourth, as the Borrower may request (so long as no Default or Unmatured Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, in the case of a Defaulting Lender that is a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Facility Letters of Credit issued under this Agreement, in accordance with subsection (e) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Unmatured Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or amounts owing by such Defaulting Lender under Section 2A.6 in respect of Facility Letters of Credit (such amounts “L/C Disbursements”), in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Facility Letters of Credit were issued at a time when the conditions set forth in Article IV were satisfied or waived, such payment shall be applied solely to pay, as applicable, the Loans of, and L/C Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Facility Letter of Credit Obligations are held by the Lenders pro rata in accordance with their respective Revolving Percentages (determined without giving effect to the immediately following subsection (d)), as applicable. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(c)    Certain Fees.
(i)    No Defaulting Lender that is a Revolving Lender shall be entitled to receive any fee payable under Section 2.4 or 2.5, as applicable, for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(ii)    Each Defaulting Lender that is a Revolving Lender shall be entitled to receive the fee payable under Section 2A.8(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Percentage of the stated amount of Facility Letters of Credit for which it has provided Cash Collateral pursuant to the immediately following subsection (e).
(iii)    With respect to any fee not required to be paid to any Defaulting Lender pursuant to the immediately preceding clauses (i) or (ii), the Borrower shall (x) pay to each Non‑Defaulting Lender that is a Revolving Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Facility Letter of Credit Obligations that has been reallocated to such Non‑Defaulting Lender pursuant to the immediately following subsection (d), (y) pay to the Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(d)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Facility Letter of Credit Obligations shall be reallocated among the Non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Revolving Percentages (determined without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender that is a Revolving Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Article XV, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(e)    Cash Collateral.
(i)    If the reallocation described in the immediately preceding subsection (d) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in this subsection.
(ii)    At any time that there shall exist a Defaulting Lender that is a Revolving Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to the immediately preceding subsection (d) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the aggregate Fronting Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time.
(ii)    The Borrower, and to the extent provided by any Defaulting Lender that is a Revolving Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of the Issuing Bank, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations, to be applied pursuant to the immediately following clause (iv). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the aggregate Fronting Exposure of the Issuing Bank with respect to Facility Letters of Credit issued and outstanding at such time, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(iv)    Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section in respect of Facility Letters of Credit shall be applied to the satisfaction of the obligation of the Defaulting Lenders that are Revolving Lenders to fund participations in respect of Facility Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(v)    Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this subsection following (x) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (y) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided that, subject to the immediately preceding subsection (b), the Person providing Cash Collateral and the Issuing Bank may (but shall not be obligated to) agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.
(f)    Defaulting Lender Cure. If the Borrower and the Administrative Agent, and in the case of a Defaulting Lender that is a Revolving Lender and the Issuing Bank, agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Facility Letters of Credit to be held pro rata by the Lenders in accordance with their respective Revolving Percentages (determined without giving effect to the immediately preceding subsection (d)), as applicable, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender having been a Defaulting Lender.
(g)    New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue any new Facility Letter of Credit or, extend, renew or increase any outstanding Facility Letter of Credit unless the Defaulting Lender’s participation in such new Facility Letter of Credit and all outstanding Facility Letters of Credit, as applicable, has been (i) reallocated in accordance with Section 10.14(d) or (ii) Cash Collateralized in accordance with Section 10.14(e).
10.15.    Additional Agents. None of the Syndication Agents, Documentation Agents, Sustainability Structuring Agent or Arrangers as designated on the cover of the Agreement have any rights or obligations under the Loan Documents as a result of such designation or of any actions undertaken in such capacity, such parties having only those rights or obligations arising hereunder in their capacities as a Lender.
6.13.    Erroneous Payments.
(a)    If the Administrative Agent (x) notifies a Lender, Issuing Bank, or any Person who has received funds on behalf of a Lender or Issuing Bank (any such Lender, Issuing Bank or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.16 and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)    Without limiting immediately preceding clause (a), each Lender, Issuing Bank or any Person who has received funds on behalf of a Lender or Issuing Bank, agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)    it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(iii)    such Lender or Issuing Bank shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.16(b).
(c)    Each Lender or Issuing Bank hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Issuing Bank under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Bank under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)    The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender or Issuing Bank, to the rights and interests of such Lender or Issuing Bank, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 10.16(b) shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.
(e)    To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 10.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the applicable Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
10.17.    Sustainability Structuring Agent. The Sustainability Structuring Agent will (i) assist the Borrower in determining the ESG Pricing Provisions in connection with the ESG Amendment and (ii) assist the Borrower in preparing informational materials focused on ESG targets to be used in connection with the ESG Amendment, in each case, based upon the information provided by the Borrower with respect to the applicable KPIs or ESG Ratings targets selected in accordance with Section 8.2(c); provided, that, the Sustainability Structuring Agent (X) shall have no duty to ascertain, inquire into or otherwise independently verify any such information and (Y) shall have no responsibility for (and shall not be liable for) the completeness or accuracy of any such information.
ARTICLE XI.
SETOFF; RATABLE PAYMENTS
11.1    Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any of its Affiliates to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender at any time prior to the date that such Default has been fully cured, whether or not the Obligations, or any part hereof, shall then be due, and any such Lender exercising such right shall give prompt written notice to the Administrative Agent of the exercise of such right and the Obligations owing to such Lender as to which it exercised such right. Notwithstanding anything to the contrary in this Section, if any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 10.14 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank and the Lenders and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.
11.2.    Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans (other than payments received pursuant to Sections 3.1, 3.2, 3.4 or 3.5) and such payment should be distributed to the Lenders in accordance with Section 2.23 or 8.5, as applicable, such Lender agrees, promptly upon demand, to purchase a portion of the Loans held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of Loans. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Loans in accordance with Section 2.23 or 8.5, as applicable. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.
ARTICLE XII.
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.    Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents (including without limitation by way of an LLC Division) and (ii) any assignment by any Lender must be made in compliance with Section 12.3. The parties to the Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under the Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a fund, any pledge or assignment of all or any portion of its rights under the Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan. A reference to any Person includes its permitted successors and permitted assigns and in the event Borrower or a Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Agreement), shall be deemed to include each limited liability company resulting from any such LLC Division. For all purposes under the Loan Documents, in connection with any LLC Division: (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
12.2.    Participations.
(i)    Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, pension funds, or any other funds or entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under the Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103‑1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)    Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which would require consent of affected Lenders or such Lender pursuant to the terms of any of clauses (i) through (xv) of Section 8.2(b).
(iii)    Benefit of Setoff. The Borrower agrees that each Participant which has previously advised the Borrower in writing of its purchase of a participation in a Lender’s interest in its Loans shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents. Each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant, provided that such Lender and Participant may not each setoff amounts against the same portion of the Obligations, so as to collect the same amount from the Borrower twice. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.
12.3.    Assignments.
(i)    Permitted Assignments. Any Lender may, in accordance with applicable law, at any time assign to any Eligible Assignee, without any approval from the Borrower except as provided in the definition thereof and set forth in this Section 12.3 (any such assignees being referred to herein as “Purchasers”), all or any portion (greater than or equal to $5,000,000 for each assignee, so long as the hold position of the assigning Lender is not less than $5,000,000) of its rights and obligations under the Loan Documents. Notwithstanding the foregoing, no approval of the Borrower shall be required for any such assignment if a Default has occurred and is then continuing. Such assignment shall be substantially in the form of Exhibit I hereto or in such other form as may be agreed to by the parties thereto (an “Assignment Agreement”). The consent of the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser (x) in the case of an assignment by a Revolving Lender, which is not a Revolving Lender or an Affiliate thereof or a fund related thereto and (y) in the case of an assignment by a Term Lender, which is not a Lender or an Affiliate thereof or fund related thereto. Such consent shall not be unreasonably withheld or delayed.
(ii)    Effect; Effective Date. Upon (i) delivery to the Administrative Agent of a notice of assignment, substantially in the form attached as Exhibit “I” to Exhibit I hereto (a “Notice of Assignment”), together with any consents required by Section 12.3(i), and (ii) payment of a $3,500 fee by the assignor or assignee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment. The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to the Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender, and the transferor Lender shall automatically be released on the effective date of such assignment, with respect to the percentage of the Aggregate Commitment and Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3(ii), the transferor Lender, the Administrative Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting its Commitment, as adjusted pursuant to such assignment.
(iii)    In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all applicable Loans and, in the case of a Defaulting Lender that is a Revolving Lender, participations in Facility Letters of Credit, in accordance with its Revolving Percentage and Term Percentage, as applicable. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(iv)    Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (such agency being solely for tax purposes), shall maintain at the Administrative Agent’s office a copy of each Notice of Assignment (and attached Assignment Agreement) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
12.4.    Dissemination of Information. The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries.
12.15.    Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5.

ARTICLE XIII.
NOTICES
13.1.    Giving Notice. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices and other communications provided to any party hereto under the Agreement or any other Loan Document shall be in writing and addressed or delivered to such party at its address set forth below its signature hereto or at such other address (or to counsel for such party) as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted.
13.2.    Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
13.3.    Electronic Delivery of Informationon.
(a)    Documents required to be delivered pursuant to the Loan Documents may be delivered by electronic communication and delivery, including, the Internet, e-mail or intranet websites to which the Administrative Agent and each Lender have access (including a commercial, third-party website or a website sponsored or hosted by the Administrative Agent or the Borrower) provided that the foregoing shall not apply to (i) notices to any Lender (or the Issuing Bank) pursuant to Article II and (ii) any Lender that has notified the Administrative Agent and the Borrower that it cannot or does not want to receive electronic communications. The Administrative Agent and the Borrower hereby agree to accept notices and other communications to the other party hereunder by electronic delivery pursuant to procedures approved by both the Administrative Agent and the Borrower for all or particular notices or communications. Documents or notices delivered electronically shall be deemed to have been delivered on the date and at the time on which the Administrative Agent or the Borrower posts such documents or the documents become available on a commercial website and the Administrative Agent or Borrower notifies each Lender of said posting and provides a link thereto provided if such notice or other communication is not sent or posted during the normal business hours of the recipient, said posting date and time shall be deemed to have commenced as of 9:00 a.m. local time on the opening of business on the next business day for the recipient. Notwithstanding anything contained herein, the Borrower shall deliver paper copies of any documents to the Administrative Agent or to any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. Except for Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents delivered electronically, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
(b)    Documents required to be delivered pursuant to Article II may be delivered electronically to a website provided for such purpose by the Administrative Agent pursuant to the procedures provided to the Borrower and the Lenders by the Administrative Agent.
(c)    Loan Documents may, with Administrative Agent’s approval, be signed by signatures delivered in “PDF” format by electronic mail. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as an original copy with manual signatures and shall be binding on Borrower, the Guarantors, Administrative Agent, and the Lenders. Administrative Agent may also require that any such documents and signature delivered by facsimile or “PDF” format by electronic mail be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver any such manually-signed original shall not affect the effectiveness of any facsimile or “PDF” document or signature.
ARTICLE XIV.
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent and the Lenders and each party has notified the Administrative Agent, either by electronic transmission by email with a pdf copy or other electronic reproduction of an executed page attached or by telephone, that it has taken such action.
ARTICLE XV.
ACKNOWLEDGEMENT AND CONSENT TO BAIL-IN OF AFFECTED FINANCIAL
NSTITUTIONS
Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)    he variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
ARTICLE XVI.
REIT EXCULPATION
Subject to the terms of this paragraph, all persons having a claim against the REIT (as a Guarantor or general partner of Borrower), the general partner of the Borrower whose signature is affixed hereto as said general partner, hereunder or in connection with any matter that is the subject hereof, shall look solely to (i) the REIT’s interest and rights in the Borrower (as a general partner or limited partner), (ii) the amount of any Net Offering Proceeds not contributed to the Borrower, (iii) all accounts receivable, including the amount of any distributions received by the REIT from the Borrower and not distributed to shareholders of the REIT as permitted by this Agreement, (iv) [reserved], (v) all cash and Short-term Investments in an amount in excess of $500,000.00, (vi) any other assets which the REIT may now own or hereafter acquire with the consent of Administrative Agent pursuant to Section 6.31, (vii) all documents and agreements in favor of the REIT in connection with any of the foregoing, (viii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (ix) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Attachable Assets”), and in no event shall the obligation of the REIT be enforceable against any shareholder, trustee, officer, employee or agent of the REIT personally. In no event shall any person have any claim against: (i) the cash, Short-term Investments of the REIT and the property described in Schedule 6.31 hereto, all under the heading of “Other Permitted Assets”, (ii) all documents and agreements in favor of the REIT in connection with any of the foregoing, (iii) all claims and causes of action arising from or otherwise related to any of the foregoing, and all rights and judgments related to any legal actions in connection with such claims or causes of action, and (iv) all extensions, additions, renewals and replacements, substitutions, products or proceeds of any of the foregoing (the “Other Permitted Assets”). The Administrative Agent and the Lenders have agreed to the terms of this Article XVI solely based upon the representation and covenant of Borrower that the REIT does not and will not own any assets other than the Attachable Assets and the Other Permitted Assets. Notwithstanding anything in this Article XVI to the contrary, the foregoing limitation on liability and recourse to the REIT (as a Guarantor or general partner of Borrower) shall be null and void and of no force and effect, and Administrative Agent and the Lenders shall have full recourse against the REIT, individually as a Guarantor and in its capacity as general partner of Borrower, and to all of its assets (including, without limitation, the Other Permitted Assets) in the event that the REIT shall now or at any time hereafter own any asset other than or in addition to the Other Permitted Assets and the Attachable Assets. Nothing herein shall limit the rights of the Administrative Agent and the Lenders against the Borrower.
ARTICLE XVII.
WAIVER OF CLAIMS
Borrower, for itself and on behalf of the Guarantors, acknowledges, represents and agrees that Borrower and Guarantors as of the date hereof have no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the “Loan Documents” (as defined in the Existing Credit Agreement), the administration or funding of the “Loans” (as defined in the Existing Credit Agreement) or with respect to any acts or omissions of Administrative Agent or any of the Lenders under the Existing Credit Agreement, or any past or present officers, agents or employees of Administrative Agents or any of such Lenders, and Borrower, for itself and on behalf of the Guarantors, does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.
ARTICLE XVIII.
ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCs
To the extent that the Loan Documents provide support, through a guarantee or otherwise, for a Financial Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(Remainder of page intentionally left blank.)

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have executed this Sixth Amended and Restated Credit Agreement as of the date first above written.
RPT REALTY, L.P.,
a Delaware limited partnership
By:    RPT Realty, a Maryland real estate investment trust, its General Partner
By: /s/ Michael P. Fitzmaurice
Name:    Michael P. Fitzmaurice
Title:    Executive Vice President and Chief     Financial Officer
RPT Realty, L.P.
19 W. 44th Street
Suite 1002
New York, New York 10036
Attn: Chief Financial Officer

With a copy to:

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attn: Ross D. Gillman
Email: rgillman@goodwinlaw.com

KEYBANK NATIONAL ASSOCIATION, as Administrative Agent, as an Issuing Bank and as a Lender
By: /s/ Tayven Hike
Name: Tayven Hike
Title: Senior Vice President
KeyBank National Association
1200 Abernathy Road NE, Suite 1550
Atlanta, GA 30328
Phone: 770-510-2100
Facsimile: 770-510-2195
Attention: Tayven Hike

BMO HARRIS BANK N.A., as a Lender and as a Syndication Agent
By: /s/ Jonas Robinson
Name: Jonas Robinson
Title:     Director
BMO Harris Bank N.A.
115 S. LaSalle Street, 36W
Chicago, Illinois 60603
Attention: Jonas Robinson

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender and as Syndication Agent
By: /s/ Jessica W. Phillips
Name:     Jessica W. Phillips
Title:    Authorized Signatory
Capital One, National Association
1680 Capital One Drive, 9th Floor
McLean, Virginia 22102
Attention: Jessica W. Phillips

JPMORGAN CHASE BANK, N.A., as a Lender and as a Syndication Agent
By: /s/ David Glenn
Name: David Glenn
Title:     Executive Director
JPMorgan Chase Bank, N.A.
10 South Dearborn, 19th Floor
Chicago, Illinois, 60603
Attention: David Glenn

TRUSIT BANK, f/k/a Branch Banking and Trust Company, as a Lender and Documentation Agent
By: /s/ Ryan Almond
Name:     Ryan Almond
Title:    Director
Truist Bank
110 S Stratford Rd FL 3
Winston Salem, NC 27104
Attention: Brad Bowen

REGIONS BANK, as a Lender and Documentation Agent
By: /s/ William Chalmers
Name:     Williams Chalmers
Title:    Senior Vice President
Regions Bamk
1717 McKinney Avenue, Suite 1200
Dallas, TX 75202
Attention: Williams Chalmers

BANK OF AMERICA, N.A., as a Lender
By: /s/ Cheryl Sneor
Name:     Cheryl Sneor
Title:    Vice President
Bank of America, N.A.
135 S. LaSalle Street, Sixth Floor
Chicago, Illinois 60603-4157
Attention: Cheryl Sneor

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender
By: /s/ Ming K. Chu
Name:     Ming K. Chu
Title:    Director
By: /s/ Annie Chung
Name:     Annie Chung
Title:    Director
Deutsche Bank AG New York Branch
DBC
1 Columbus Circle
New York, NY 10019-8735

GOLDMAN SACHS BANK USA, as a Lender
By: /s/ Jonathan Dworkin
Name:    Jonathan Dworkin
Title:    Authorized Signatory
Goldman Sachs Bank USA
2001 Ross Ave., 29th Floor
Dallas, Texas 75201
Attention: Jamie Minieri

MIZUHO BANK, LTD., as a Lender
By: /s/ Donna DeMagistris
Name:    Donna DeMagistris
Title:    Executive Director
Mizuho Bank, Ltd.
1251 Avenue of the Americas
New York, NY 10020
Attention: James Cubbon

EXITING LENDER

The lender executing below (“Exiting Lender”) is a “Lender” under the Existing Revolving Credit Agreement that is not continuing as a lender under the Sixth Amended and Restated Credit Agreement to which this signature page is attached (the “Amended Credit Agreement”). Simultaneously with the effective date and time of the Amended Credit Agreement (the “Effective Date”), the Exiting Lender shall cease to be a “Lender” under the Existing Revolving Credit Agreement, and shall have no further liabilities or obligations thereunder; provided that, notwithstanding anything else provided herein or otherwise, any rights of Exiting Lender under the “Loan Documents” (as defined in the Existing Revolving Credit Agreement) that are intended by their express terms to survive termination of the Commitments (as defined in the Existing Revolving Credit Agreement) and/or the repayment, satisfaction or discharge of obligations under any such “Loan Document” shall survive for Exiting Lender. Furthermore, Exiting Lender shall not be a “Lender” under the Amended Credit Agreement and shall not have any liabilities or obligations under the Amended Credit Agreement. To the extent required under the Existing Revolving Credit Agreement, Exiting Lender consents to the amendment of the Existing Revolving Credit Agreement and the “Loan Documents” (as defined in the Existing Revolving Credit Agreement). Upon the Effective Date, Borrower shall pay all outstanding amounts due or accrued and unpaid to Exiting Lender under the Existing Revolving Credit Agreement and the other “Loan Documents” (as defined in the Existing Revolving Credit Agreement), including all principal, accrued and unpaid interest and fees, and any amounts under Section 3.4 of the Existing Revolving Credit Agreement.

The undersigned Exiting Lender has duly executed this Agreement for the limited purpose of acknowledging and agreeing to the terms set forth above under “Exiting Lender”:

EXITING LENDER:

THE HUNTINGTON NATIONAL BANK, as an Exiting Lender
By: /s/ Rebecca Stirnkerb
Name: Rebecca Stirnkerb
Title: Assistant Vice President

EXITING LENDER

The lender executing below (“Exiting Lender”) is a “Lender” under the Existing Revolving Credit Agreement that is not continuing as a lender under the Sixth Amended and Restated Credit Agreement to which this signature page is attached (the “Amended Credit Agreement”). Simultaneously with the effective date and time of the Amended Credit Agreement (the “Effective Date”), the Exiting Lender shall cease to be a “Lender” under the Existing Revolving Credit Agreement, and shall have no further liabilities or obligations thereunder; provided that, notwithstanding anything else provided herein or otherwise, any rights of Exiting Lender under the “Loan Documents” (as defined in the Existing Revolving Credit Agreement) that are intended by their express terms to survive termination of the Commitments (as defined in the Existing Revolving Credit Agreement) and/or the repayment, satisfaction or discharge of obligations under any such “Loan Document” shall survive for Exiting Lender. Furthermore, Exiting Lender shall not be a “Lender” under the Amended Credit Agreement and shall not have any liabilities or obligations under the Amended Credit Agreement. To the extent required under the Existing Revolving Credit Agreement, Exiting Lender consents to the amendment of the Existing Revolving Credit Agreement and the “Loan Documents” (as defined in the Existing Revolving Credit Agreement). Upon the Effective Date, Borrower shall pay all outstanding amounts due or accrued and unpaid to Exiting Lender under the Existing Revolving Credit Agreement and the other “Loan Documents” (as defined in the Existing Revolving Credit Agreement), including all principal, accrued and unpaid interest and fees, and any amounts under Section 3.4 of the Existing Revolving Credit Agreement.

The undersigned Exiting Lender has duly executed this Agreement for the limited purpose of acknowledging and agreeing to the terms set forth above under “Exiting Lender”:

EXITING LENDER:

FIRST HORIZON BANK, as an Exiting Lender
By: /s/ Jean M. Brennan
Name: Jean M Brennan
Title: Senior Vice President

SCHEDULE 2
SUBSIDIARY GUARANTORS AS OF AGREEMENT EFFECTIVE DATE
Ramco Gateway LLC, a Delaware limited liability company

Ramco Parkway LLC, a Delaware limited liability company

Ramco Centennial Shops LLC, a Delaware limited liability company

Crofton 450 LLC, a Delaware limited liability company

Ramco Jacksonville LLC, a Delaware limited liability company

RPT Lakehills LLC, a Delaware limited liability company

RPT Spring Meadows LLC, a Delaware limited liability company

RPT West Oaks II LLC, a Delaware limited liability company

RPT Northborough LLC, a Delaware limited liability company

RGMZ Northborough OP 3 DI LLC, a Delaware limited liability company

RPT Newnan LLC, a Delaware limited liability company

RPT Woodstock LLC, a Delaware limited liability company

RPT Crossings LLC, a Delaware limited liability company

RGMZ Crossings OP 1 MC LLC, a Delaware limited liability company

RGMZ Crossings OP 2 LO LLC, a Delaware limited liability company

RGMZ Crossings OP 3 AL LLC, a Delaware limited liability company

RGMZ Crossings OP 4 IH LLC, a Delaware limited liability company

Bridgewater Falls Station LLC, a Delaware limited liability company

RPT Brookline Village LLC, a Delaware limited liability company

SCHEDULE 2 - PAGE 1

EXHIBIT A
APPLICABLE MARGINS AND FACILITY FEE PERCENTAGES
Prior to the Investment Grade Rating Date, the interest due hereunder with respect to the Advances shall vary from time to time and shall be determined by reference to the Class and Type of Advance and the then-current Leverage Ratio. Any such change in the Applicable Margins shall be made on the fifth (5th) day subsequent to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.1(v) with respect to the preceding fiscal quarter of Borrower, provided that the Administrative Agent does not in good faith object to the information provided in such certificate. In the event any such Compliance Certificate is not delivered by Borrower when due under Section 6.1(v) the Administrative Agent shall have the right, if so directed by the Required Class Lenders for such Class of Advance, to increase the Applicable Margins to the next higher level until such Compliance Certificate is delivered, by delivering written notice thereof to Borrower. Such changes shall be given prospective effect only, and no recalculation shall be done with respect to interest or Facility Letter of Credit Fees accrued prior to the date of such change in the Applicable Margins. If any such Compliance Certificate shall later be determined to be incorrect and as a result higher Applicable Margins should have been in effect for any period, Borrower shall pay to the Administrative Agent for the benefit of the Lenders all additional interest and fees which would have accrued if the original Compliance Certificate had been correct, as shown on an invoice to be prepared by the Administrative Agent and delivered to Borrower, on the next Payment Date following delivery of such invoice or on demand of the Administrative Agent if the Aggregate Commitments have terminated. The per annum Applicable Margins for (i) Floating Rate Advances that will be added to the Alternate Base Rate to determine the Floating Rate, and (ii) SOFR Advances that will be added to Adjusted Daily Simple SOFR or Adjusted Term SOFR for any Interest Period, as applicable, to determine the interest rate applicable to Daily Simple SOFR Advances or Term SOFR Advances for such Interest Period, as the case may, and the Facility Fee Percentage shall be determined as follows:

Leverage Ratio	Applicable Margin for Revolving Advances that are SOFR Advances	Applicable Margin for Revolving Advances that are Floating Rate Advances	Facility Fee Percentage (Revolver-Leverage)	Applicable Margin for Term Loan A-1 Advances, Term Loan A-2 Advances Term Loan A-3 Advances Term and Loan A-4 Advances that are SOFR Advances	Applicable Margin for Term Loan A-1 Advances, Term Loan A-2 Advances Term Loan A-3 Advances Term and Loan A-4 Advances that are Floating Rate Advances
<35%	1.05%	0.05%	0.15%	1.20%	0.20%
>35%, <40%	1.10%	0.10%	0.15%	1.20%	0.20%
>40%, <45%	1.15%	0.15%	0.20%	1.25%	0.25%
>45%, <50%	1.25%	0.25%	0.20%	1.35%	0.35%
>50%, <55%	1.30%	0.30%	0.30%	1.50%	0.50%
>55%	1.50%	0.50%	0.30%	1.70%	0.70%

On, and at all times after, the Investment Grade Rating Date, the Applicable Margins thereafter shall vary from time to time and shall be determined by reference to the Class of Advance and the then-
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current Credit Ratings of the REIT, and the Facility Fee Percentage shall be similarly determined. Any subsequent change in or loss of any of the REIT’s Credit Ratings which would cause a different level to be applicable shall be effective as of the first day of the first calendar month immediately following the month in which the Administrative Agent receives written notice delivered by the Borrower that such change in or loss of a Credit Rating has occurred; provided, however, if the Borrower has not delivered the notice required but the Administrative Agent becomes aware that any of the REIT’s Credit Ratings have changed or that the REIT ceases to have a Credit Rating, then the Administrative Agent shall adjust the level effective as of the first day of the first calendar month following the date the Administrative Agent becomes aware of such change in the REIT’s Credit Ratings. The per annum Applicable Margins for (i) Floating Rate Advances that will be added to the Alternate Base Rate to determine the Floating Rate, and (ii) SOFR Advances that will be added to Adjusted Daily Simple SOFR or Adjusted Term SOFR for any Interest Period, as applicable, to determine the interest rate applicable to Daily Simple SOFR Advances or Term SOFR Advances for such Interest Period, as the case may, and the Facility Fee Percentage shall be determined as follows:

Credit Rating	Applicable Margin for Revolving Advances that are SOFR Advances	Applicable Margin for Revolving Advances that are Floating Rate Advances	Facility Fee Percentage (Revolver-Investment Grade)
At least A- or A3	0.725%	0.00%	0.125%
At least BBB+ or Baa1	0.775%	0.00%	0.15%
At least BBB or Baa2	0.85%	0.00%	0.20%
At least BBB- or Baa3	1.05%	0.05%	0.25%
Below BBB- and Baa3	1.40%	0.40%	0.30%

Credit Rating	Applicable Margin for Term Loan A-1 Advances, Term Loan A-2 Advances Term Loan A-3 Advances Term and Loan A-4 Advances that are SOFR Advances	Applicable Margin for Term Loan A-1 Advances, Term Loan A-2 Advances Term Loan A-3 Advances Term and Loan A-4 Advances that are Floating Rate Advances
At least A- or A3	0.80%	0.00%
At least BBB+ or Baa1	0.85%	0.00%
At least BBB or Baa2	0.95%	0.00%
At least BBB- or Baa3	1.20%	0.20%
Below BBB- and Baa3	1.60%	0.60%

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EXHIBIT E
FORM OF GUARANTY
GUARANTY
This Guaranty (this “Guaranty”) is made as of August 18, 2022, by the parties identified in the signature pages thereto, and any Joinder to Guaranty hereafter delivered (collectively, the “Guarantors”), to and for the benefit of KeyBank National Association, individually (“KeyBank”) and as administrative agent (“Administrative Agent”) for itself and the lenders under the Credit Agreement (as defined below) and their respective successors and assigns (collectively, the “Lenders”).
RECITALS
A.RPT Realty, L.P., a limited partnership organized under the laws of the State of Delaware (“Borrower”), the REIT and Subsidiary Guarantors have requested that the Lenders make a combined revolving credit and term loan facility available to Borrower in an aggregate principal amount of $810,000,000, subject to possible future increase to an aggregate of $1,250,000,000 (the “Facility”).
B.The Lenders have agreed to make available the Facility to Borrower pursuant to the terms and conditions set forth in a Sixth Amended and Restated Credit Agreement dated as of August 18, 2022 among Borrower, KeyBank, individually, and as Administrative Agent, and the Lenders named therein (as amended, modified, supplemented, restated, or renewed, from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Credit Agreement.
C.Borrower has executed and delivered or will execute and deliver to the Lenders upon request, promissory notes in the principal amount of each Lender’s Revolving Commitment and Term Loans, as applicable, as evidence, in addition to the Credit Agreement, of Borrower’s indebtedness to each such Lender with respect to the Facility (the promissory notes described above, together with any amendments or allonges thereto, or restatements, replacements or renewals thereof, and/or new promissory notes to new Lenders under the Credit Agreement, are collectively referred to herein as the “Notes”).
D.The REIT is the sole general partner of the Borrower. Subsidiary Guarantors are Wholly-Owned Subsidiaries of Borrower. Subsidiary Guarantors acknowledge that the extension of credit by the Administrative Agent and the Lenders to Borrower pursuant to the Credit Agreement will benefit Subsidiary Guarantors by making funds available to Subsidiary Guarantors through Borrower and by enhancing the financial strength of the consolidated group of which Subsidiary Guarantors, Borrower and the REIT are members. The execution and delivery of this Guaranty by Guarantors are conditions precedent to the performance by the Lenders of their obligations under the Credit Agreement.
AGREEMENTS
NOW, THEREFORE, Guarantors, in consideration of the matters described in the foregoing Recitals, which Recitals are incorporated herein and made a part hereof, and for other good and valuable consideration, hereby agree as follows:
1.Guarantors absolutely, unconditionally, and irrevocably guaranty to each of the Lenders:
(a)    the full and prompt payment of the principal of and interest on the Facility Obligations when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter,
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and the prompt payment of all sums which may now be or may hereafter become due and owing under the Notes, the Credit Agreement, and the other Loan Documents;
(b)    the full and prompt payment of the Related Swap Obligations;
(c)    the payment of all Enforcement Costs (as hereinafter defined in Paragraph 7 hereof); and
(d)    the full, complete, and punctual observance, performance, and satisfaction of all of the obligations, duties, covenants, and agreements of Borrower under the Credit Agreement and the Loan Documents.
All amounts due, debts, liabilities, and payment obligations described in subparagraphs (a) and (b) of this Paragraph 1 are referred to herein as the “Facility Indebtedness.” All obligations described in subparagraph (d) of this Paragraph 1 are referred to herein as the “Obligations.” Subsidiary Guarantors and Lenders agree that Subsidiary Guarantors’ obligations hereunder shall not exceed the greater of: (i) the aggregate amount of all monies received, directly or indirectly, by Subsidiary Guarantors from Borrower after the date hereof (whether by loan, capital infusion or other means), or (ii) the maximum amount of the Facility Indebtedness not subject to avoidance under Title 11 of the United States Code, as same may be amended from time to time, or any applicable state law (the “Bankruptcy Code”). To that end, to the extent such obligations would otherwise be subject to avoidance under the Bankruptcy Code if Subsidiary Guarantors are not deemed to have received valuable consideration, fair value or reasonably equivalent value for its obligations hereunder, each Subsidiary Guarantor’s obligations hereunder shall be reduced to that amount which, after giving effect thereto, would not render such Subsidiary Guarantor insolvent, or leave such Subsidiary Guarantor with an unreasonably small capital to conduct its business, or cause such Subsidiary Guarantor to have incurred debts (or intended to have incurred debts) beyond its ability to pay such debts as they mature, as such terms are determined, and at the time such obligations are deemed to have been incurred, under the Bankruptcy Code. In the event a Guarantor shall make any payment or payments under this Guaranty, each other Guarantor of the Facility Indebtedness shall contribute to such Guarantor an amount equal to such nonpaying Guarantor’s pro rata share (based on their respective maximum liabilities hereunder) of such payment or payments made by such Guarantor, provided that such contribution right shall be subordinate and junior in right of payment in full of all the Facility Indebtedness to Lenders. Guarantors and Lenders further agree that Guarantors’ obligations hereunder with regard to the Facility Obligations and the Related Swap Obligations shall be determined in accordance with the terms hereof and Guarantors’ obligations hereunder are not intended to be determined by or subject to the definition of “Guarantee Obligations” in the Credit Agreement.
2.In the event of any default by Borrower in making payment of the Facility Indebtedness, or in performance of the Obligations, as aforesaid, in each case beyond the expiration of any applicable grace period, Guarantors agree, on demand by the Administrative Agent or the holder of a Note, to pay all the Facility Indebtedness and to perform all the Obligations as are then or thereafter become due and owing or are to be performed under the terms of the Notes, the Credit Agreement, and the other Loan Documents.
3.Guarantors do hereby waive (i) notice of acceptance of this Guaranty by the Administrative Agent and the Lenders and any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (ii) any defense, right of set-off or other claim which Guarantors may have against Borrower or which Guarantors or Borrower may have against the Administrative Agent or the Lenders or the holder of a Note, (iii) presentment for payment, demand for payment (other than as provided for in Paragraph 2 above), notice of nonpayment (other than as provided for in Paragraph 2 above) or dishonor, protest and notice of protest, diligence in collection and any and all formalities which otherwise might be legally required to charge Guarantors with liability, (iv) any failure by the Administrative Agent
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and the Lenders to inform Guarantors of any facts the Administrative Agent and the Lenders may now or hereafter know about Borrower, the Facility, or the transactions contemplated by the Credit Agreement, it being understood and agreed that the Administrative Agent and the Lenders have no duty so to inform and that Guarantors are fully responsible for being and remaining informed by Borrower of all circumstances bearing on the existence or creation, or the risk of nonpayment of the Facility Indebtedness or the risk of nonperformance of the Obligations, (v) any and all right to cause a marshaling of assets of Borrower or any other action by any court or governmental body with respect thereto, or to cause the Administrative Agent and the Lenders to proceed against any other security given to a Lender in connection with the Facility Indebtedness or the Obligations, (vi) any invalidity or unenforceability of the Facility Indebtedness, and (vii) any amendment or waiver of the Facility Indebtedness, including without limitation any of the actions described in Paragraph 4 below. Credit may be granted or continued from time to time by the Lenders to Borrower without notice to or authorization from Guarantors, regardless of the financial or other condition of Borrower at the time of any such grant or continuation. The Administrative Agent and the Lenders shall have no obligation to disclose or discuss with Guarantors the Lenders’ assessment of the financial condition of Borrower. Guarantors acknowledge that no representations of any kind whatsoever have been made by the Administrative Agent and the Lenders to Guarantors. No modification or waiver of any of the provisions of this Guaranty shall be binding upon the Administrative Agent and the Lenders except as expressly set forth in a writing duly signed and delivered on behalf of the Administrative Agent and the Lenders. The Subsidiary Guarantors further agree that any exculpatory language contained in the Credit Agreement, the Notes, and the other Loan Documents shall in no event apply to this Guaranty with respect to the Subsidiary Guarantors, and will not prevent the Administrative Agent and the Lenders from proceeding against the Subsidiary Guarantors to enforce this Guaranty: provided, for the avoidance of doubt, that this sentence does not apply to the REIT.
4.Guarantors further agree that Guarantors’ liability as guarantors shall in no way be impaired by any renewals or extensions which may be made from time to time, with or without the knowledge or consent of Guarantors of the time for payment of interest or principal under a Note or by any forbearance or delay in collecting interest or principal under a Note, or by any waiver by the Administrative Agent and the Lenders under the Credit Agreement, or any other Loan Documents, or by the Administrative Agent or the Lenders’ failure or election not to pursue any other remedies they may have against Borrower, or by any change or modification in a Note, the Credit Agreement, or any other Loan Documents, or by the acceptance by the Administrative Agent or the Lenders of any security or any increase, substitution or change therein, or by the release by the Administrative Agent and the Lenders of any security or any withdrawal thereof or decrease therein, or by the application of payments received from any source to the payment of any obligation other than the Facility Indebtedness, even though a Lender might lawfully have elected to apply such payments to any part or all of the Facility Indebtedness, it being the intent hereof that Guarantors shall remain liable as principal for payment of the Facility Indebtedness and performance of the Obligations until all indebtedness has been paid in full and the other terms, covenants and conditions of the Credit Agreement, and other Loan Documents and this Guaranty have been performed, notwithstanding any act or thing which might otherwise operate as a legal or equitable discharge of a surety. Guarantors further understand and agree that the Administrative Agent and the Lenders may at any time enter into agreements with Borrower to amend and modify a Note, the Credit Agreement or any of the other Loan Documents, or any other documents related thereto, and may waive or release any provision or provisions of a Note, the Credit Agreement, or any other Loan Document and, with reference to such instruments, may make and enter into any such agreement or agreements as the Administrative Agent, the Lenders and Borrower may deem proper and desirable, without in any manner impairing this Guaranty or any of the Administrative Agent and the Lenders’ rights hereunder or any of Guarantors’ obligations hereunder. Each of the Guarantors agrees not to assert any claim against the Administrative Agent or any Lender, any of their respective Affiliates, or any of their or their respective Affiliates, officers, directors, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages
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arising out of or otherwise relating to the Facility, the actual or proposed use of the Loans or any Letter of Credit, the Loan Documents or the transactions contemplated thereby.
5.This is an absolute, unconditional, complete, present and continuing guaranty of payment and performance and not of collection. Guarantors agree that its obligations hereunder shall be joint and several with any and all other guaranties given in connection with the Facility from time to time. Guarantors agree that this Guaranty may be enforced by the Administrative Agent and the Lenders without the necessity at any time of resorting to or exhausting any security or collateral, if any, given in connection herewith or with a Note, the Credit Agreement, or any of the other Loan Documents or by or resorting to any other guaranties, and Guarantors hereby waive the right to require the Administrative Agent and the Lenders to join Borrower in any action brought hereunder or to commence any action against or obtain any judgment against Borrower or to pursue any other remedy or enforce any other right. Guarantors further agree that nothing contained herein or otherwise shall prevent the Administrative Agent and the Lenders from pursuing concurrently or successively all rights and remedies available to them at law and/or in equity or under a Note, the Credit Agreement or any other Loan Documents, and the exercise of any of their rights or the completion of any of their remedies shall not constitute a discharge of any of Guarantors’ obligations hereunder, it being the purpose and intent of Guarantors that the obligations of such Guarantors hereunder shall be primary, absolute, independent and unconditional under any and all circumstances whatsoever. Neither Guarantors’ obligations under this Guaranty nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by any impairment, modification, change, release or limitation of the liability of Borrower under a Note, the Credit Agreement or any other Loan Document or by reason of Borrower’s bankruptcy or by reason of any creditor or bankruptcy proceeding instituted by or against Borrower. This Guaranty shall continue to be effective and be deemed to have continued in existence or be reinstated (as the case may be) if at any time payment of all or any part of any sum payable pursuant to a Note, the Credit Agreement or any other Loan Document is rescinded or otherwise required to be returned by the payee upon the insolvency, bankruptcy, or reorganization of the payor, all as though such payment to such Lender had not been made, regardless of whether such Lender contested the order requiring the return of such payment. The obligations of Guarantors pursuant to the preceding sentence shall survive any termination, cancellation, or release of this Guaranty.
6.This Guaranty shall be assignable by a Lender to any permitted assignee of all or a portion of such Lender’s rights under the Loan Documents.
7.If: (i) this Guaranty, a Note, or any of the Loan Documents are placed in the hands of an attorney for collection or is collected through any legal proceeding; (ii) an attorney is retained to represent the Administrative Agent or any Lender in any bankruptcy, reorganization, receivership, or other proceedings affecting creditors’ rights and involving a claim under this Guaranty, a Note, the Credit Agreement, or any Loan Document; (iii) an attorney is retained to enforce any of the other Loan Documents or to provide advice or other representation with respect to the Loan Documents in connection with an enforcement action or potential enforcement action; or (iv) an attorney is retained to represent the Administrative Agent or any Lender in any other legal proceedings whatsoever in connection with this Guaranty, a Note, the Credit Agreement, any of the Loan Documents, or any property subject thereto (other than any action or proceeding brought by any Lender or participant against the Administrative Agent alleging a breach by the Administrative Agent of its duties under the Loan Documents), then Guarantors shall pay to the Administrative Agent or such Lender upon demand all reasonable and documented attorney’s fees, costs and expenses, including, without limitation, court costs, filing fees and all other costs and expenses incurred in connection therewith (all of which are referred to herein as “Enforcement Costs”), in addition to all other amounts due hereunder.
8.The parties hereto intend that each provision in this Guaranty comports with all applicable local, state and federal laws and judicial decisions. However, if any provision or provisions, or if any
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portion of any provision or provisions, in this Guaranty is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Guaranty to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Guaranty shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of the Administrative Agent and the Lender or the holder of a Note under the remainder of this Guaranty shall continue in full force and effect.
9.Any indebtedness of Borrower to Guarantors now or hereafter existing is hereby subordinated to the Facility Indebtedness. Guarantors will not seek, accept, or retain for Guarantors’ own account, any payment from Borrower on account of such subordinated debt at any time when a Default exists under the Credit Agreement or the Loan Documents, and any such payments to Guarantors made while any Default then exists under the Credit Agreement or the Loan Documents on account of such subordinated debt shall be collected and received by Guarantors in trust for the Lenders and shall be paid over to the Administrative Agent on behalf of the Lenders on account of the Facility Indebtedness without impairing or releasing the obligations of Guarantors hereunder.
10.Guarantors hereby subordinate to the Facility Indebtedness any and all claims and rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, which Guarantors may have against Borrower arising from a payment made by Guarantors under this Guaranty and agree that, until the entire Facility Indebtedness is paid in full, not to assert or take advantage of any subrogation rights of Guarantors or the Lenders or any right of Guarantors or the Lenders to proceed against (i) Borrower for reimbursement, or (ii) any other guarantor or any collateral security or guaranty or right of offset held by the Lenders for the payment of the Facility Indebtedness and performance of the Obligations, nor shall Guarantors seek or be entitled to seek any contribution or reimbursement from Borrower or any other guarantor in respect of payments made by Guarantors hereunder. It is expressly understood that the agreements of Guarantors set forth above constitute additional and cumulative benefits given to the Lenders for their security and as an inducement for their extension of credit to Borrower.
11.The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this paragraph shall be subordinate and subject in right of payment to the Obligations until the entire Facility Indebtedness is paid in full, and none of the Guarantors shall exercise any right or remedy under this paragraph against any other Guarantor until the entire Facility Indebtedness is paid in full. Subject to the immediately preceding paragraph 10, this paragraph shall not be deemed to affect any claims or rights, including, without limitation, subrogation rights, contribution rights, reimbursement rights and set-off rights, that any Guarantor may have under applicable law against the Borrower in respect of any payment of the Facility Indebtedness or the Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall cease to be a Guarantor in accordance with Section 6.26 of the Credit Agreement. For purposes of this paragraph, the following terms have the indicated meanings:
(a)    “Contribution Share” means, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount
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by which the aggregate present fair salable value of all assets and other properties of the Borrower and the Guarantors other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors) of the Borrower and the Guarantors other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment.
(b)    “Excess Payment” means the amount paid by any Guarantor in excess of its Ratable Share (as defined below) of the Facility Indebtedness.
(c)    “Ratable Share” means, for any Guarantor in respect of any payment of the Facility Indebtedness, the ratio (expressed as a percentage) as of the date of such payment of the Facility Indebtedness of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Borrower and the Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors hereunder) of the Borrower and the Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of the Facility Indebtedness, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment.
12.Any amounts received by a Lender from any source on account of any indebtedness may be applied by such Lender toward the payment of such indebtedness, and in such order of application, as a Lender may from time to time elect.
13.Guarantors hereby submit to personal jurisdiction in the State of New York for the enforcement of this Guaranty and waive any and all personal rights to object to such jurisdiction for the purposes of litigation to enforce this Guaranty. Guarantors hereby consent to the non-exclusive jurisdiction of any United States Federal or Court of the State of New York sitting in New York County, New York in any action, suit, or proceeding which the Administrative Agent or a Lender may at any time wish to file in connection with this Guaranty or any related matter. Guarantors hereby agree that an action, suit, or proceeding to enforce this Guaranty may be brought in any state or federal court in the State of New York or in the courts of any other jurisdiction and hereby waives any objection which Guarantors may have to the laying of the venue of any such action, suit, or proceeding in any such court; provided, however, that the provisions of this Paragraph shall not be deemed to preclude the Administrative Agent or a Lender from filing any such action, suit, or proceeding in any other appropriate forum.
14.All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed or delivered to such party at its address set forth below or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when transmitted. Notice may be given as follows:

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To Guarantors:
c/o RPT Realty, L.P.
19 W. 44th Street
Suite 1002
New York, New York 10036
Attn: Chief Financial Officer

With a copy to:

Goodwin Procter LLP
620 Eighth Avenue
New York, New York 10018
Attn: Ross D. Gillman
Email: rgillman@godwinlaw.com

If to the Administrative Agent or any Lender, to its address set forth in the Credit Agreement.
15.This Guaranty shall be binding upon the heirs, executors, legal and personal representatives, successors and assigns of Guarantors (and, in the event Guarantor is a limited liability company and shall undertake an LLC Division (any such LLC Division being a violation of this Guaranty and the other Loan Documents) shall be deemed to include each limited liability company resulting from any such LLC Division) and shall inure to the benefit of the Administrative Agent and the Lenders’ successors and assigns. Notwithstanding the foregoing, no Guarantor shall assign or transfer any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Lenders.
16.THIS GUARANTY SHALL PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401 BE CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF NEW YORK.
17.GUARANTORS, THE ADMINISTRATIVE AGENT AND THE LENDERS, BY THEIR ACCEPTANCE HEREOF, EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS GUARANTY AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
18.Neither the execution and delivery by the Guarantors of this Guaranty, nor the consummation of the transactions contemplated by the Credit Agreement, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on any of the Guarantors or their respective articles of organization, articles of formation, certificates of trust, limited partnership certificates, operating agreements, trust agreements, or limited partnership agreements, or the provisions of any indenture, instrument or agreement to which any of the Guarantors is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien (other the Liens created pursuant to the Credit Agreement) in, of or on the Property of such Guarantor pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing,
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recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty.
19.From time to time, additional parties may execute a joinder substantially in the form of Exhibit A hereto, and thereby become a party to this Guaranty. From and after delivery of such joinder, the Subsidiary delivering such joinder shall be a Guarantor, and be bound by all of the terms and provisions of this Guaranty. From time to time, certain Guarantors shall be released from their obligations under this Guaranty upon satisfaction of the conditions to such release established pursuant to Section 6.26 of the Credit Agreement.
20.Each Qualified ECP Contributing Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Contributing Party to honor all of its obligations under this Guaranty or the other Loan Documents in respect of the Related Swap Obligations (provided, however, that each Qualified ECP Contributing Party shall only be liable under this Paragraph 20 for the maximum amount of such liability that can be incurred without rendering its obligations under this Paragraph 20, or otherwise under this Guaranty or the other Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Contributing Party under this Paragraph 20 shall remain in full force and effect until a discharge of the obligations of Guarantors under this Guaranty if such Qualified ECP Contributing Party is a Guarantor, or of Borrower under the Credit Agreement and the other Loan Documents and the documents for the Related Swap Obligations if such Qualified ECP Contributing Party is the Borrower. Each Qualified ECP Contributing Party intends that this Paragraph 20 constitute, and this Paragraph 20 shall be deemed to constitute, a keepwell, support, or other agreement for the benefit of each other Contributing Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of Paragraph 20 of this Guaranty, the term “Qualified ECP Contributing Party” means in respect of any Related Swap Obligation, each Contributing Party that has total assets exceeding $10,000,000 at the time such party becomes a party to this Guaranty or grant of the relevant security interest becomes effective with respect to such Related Swap Obligations or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the purposes of this Paragraph 20, “Contributing Party” shall mean Borrower and each Guarantor, collectively.
21.Each Guarantor covenants and agrees that it shall not at any time undertake an LLC Division.
22.This Guaranty amends and restates the “Guaranty” (as defined in the Existing Credit Agreement).
(Remainder of page intentionally left blank.)
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IN WITNESS WHEREOF, Guarantors have delivered this Guaranty as of the date first written above.
[GUARANTORS]
By:
Name:
Title:
The undersigned Borrower joins on the execution of this Guaranty to evidence its agreement to be bound by the terms of Paragraph 20 of the Guaranty
BORROWER:
RPT REALTY, L.P.,
a Delaware limited partnership
By:    RPT Realty, a Maryland real estate investment trust, its General Partner
By:_________________________________
Name:    Michael P. Fitzmaurice
Title:     Executive Vice President and Chief     Financial Officer

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Accepted:
KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent
By:
Print Name:
Title:
[Signature Page to Guaranty]

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EXHIBIT A TO GUARANTY
FORM OF JOINDER TO GUARANTY
THIS JOINDER is executed as of _____________, 20__ by the undersigned, each of which hereby agrees as follows:
1.All capitalized terms used herein and not defined in this Joinder shall have the meanings provided in that certain Guaranty (as amended, modified, supplemented, restated, or renewed, from time to time, the “Guaranty”) dated as of August 18, 2022, executed for the benefit of KeyBank National Association, as Administrative Agent for itself and certain other Lenders, and the Lenders, with respect to Loans from the Lenders to RPT Realty, L.P. (“Borrower”).
2.As required by the Credit Agreement, each of the undersigned is executing this Joinder to become a party to the Guaranty.
3.Each and every term, condition, representation, warranty, and other provision of the Guaranty, by this reference, is incorporated herein as if set forth herein in full and the undersigned agrees to fully and timely perform each and every obligation of a Guarantor under such Guaranty.
[INSERT SUBSIDIARY GUARANTOR SIGNATURE BLOCKS AND FEIN NUMBER]
__________________________________________
FEIN NO._________________________
By:
By:
Its:
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